UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GILEAD SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our stockholders:

We are pleased to invite you to attend the 2017 annual meeting of stockholders of Gilead Sciences, Inc., to be held on Wednesday, May 10, 2017 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California.

Details regarding admission to the meeting and the business to be conducted are more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot – by telephone, by Internet or by mailing the proxy card (if you request one). Please review the instructions included in the Proxy Statement.

Thank you for your ongoing support and continued interest in Gilead Sciences, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

John F. Milligan

President and Chief Executive Officer

March 27, 2017

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2017

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

NOTICE IS HEREBY GIVEN that the 2017 annual meeting of stockholders (the “Annual Meeting”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), will be held on Wednesday, May 10, 2017 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030 for the following purposes:

1. To elect nine directors to serve for the next year and until their successors are elected and qualified.

2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2017.

3. To approve a restatement of the Gilead Sciences, Inc. 2004 Equity Incentive Plan.

4. To approve, on an advisory basis, the compensation of our Named Executive Officers as presented in the Proxy Statement.

5. To vote, on an advisory basis, as to the frequency with which executive compensation will be subject to future advisory stockholder votes.

6. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent.

7. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board of Directors be an independent director.

8. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 16, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Brett A. Pletcher
Corporate Secretary

Foster City, California

March 27, 2017

Only holders of our common stock at the close of business on March 16, 2017 and holders of a valid legal proxy for the Annual Meeting are entitled to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please grant a proxy to vote by telephone or Internet or complete, date, sign and return the proxy card mailed to you (if you request one) as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. To be admitted to the Annual Meeting, you must present valid government-issued photo identification. If you are not a stockholder of record but hold shares in the name of a broker, bank or other holder of record, you must provide proof of beneficial ownership as of March 16, 2017, such as a brokerage or bank account statement, a copy of the voting instruction form provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.

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INTRODUCTION

The Annual Meeting and this Proxy Statement provide an important opportunity for us to communicate with you about the achievements of the past year and our stewardship of Gilead. Your vote is important to us. As you consider your vote, we ask that you carefully review the information in this Proxy Statement. We provide an overview of our business and summarize below key aspects of our performance, executive compensation and corporate governance to assist your review of the more detailed information herein.

2016 Performance Highlights

Company Overview

•

Focused on Five Therapeutic Areas: We have 21 products and our primary areas of focus include HIV, liver diseases, such as chronic hepatitis C virus (“HCV”) infection and chronic hepatitis B virus (“HBV”) infection, hematology/oncology, cardiovascular and inflammation/respiratory diseases.

•

Delivering a Cure Created a New Revenue Dynamic: Our HCV products created a new revenue dynamic for us as they offer cure rates as high as 95-99 percent for all genotypes (1-6) of HCV infection in less time (as little as eight weeks) and with fewer side effects than prior treatments. These products are characterized by a rapid uptake after launch as a “warehoused” group of patients seek treatment followed by a deceleration of demand as that group of patients complete their treatment. This effect caused our HCV and total revenues to increase dramatically from 2013 to 2015 and then to decline in 2016. Our share price movement in recent years reflects the impact of delivering a cure to a life-threatening illness.

•

Focused on Investing for Long-Term Growth: While our HCV cures have created revenue volatility in the short-term, the significant revenue growth generated by these products provides us with the resources to invest in our internal pipeline and external opportunities in order to create long-term stockholder value.

Financial Performance

•

Outperforming Indices over the Last Five Years: Our total revenue grew 262% over the last five years and our stock price performance during the same period far exceeded the Nasdaq Biotech Index and S&P 500 Index. We achieved this growth while enhancing our operating margins and maintaining an operationally efficient organization.

(1)

Stock performance reflects the cumulative return on investment assuming an investment of $100 in our common stock, the NBI Index and the S&P 500 Index on December 30, 2011, and that all dividends were reinvested.

Total Revenue Stock Price Performance(1)

*	Data per S&P Research Insight as of December 31, 2016.

•

Decline in Revenues in the Most Recent Year: In 2016, our revenues declined 7% compared to 2015. This was our first year of declining revenues since 2003 and was attributable to the dynamics of the HCV market following introduction of our HCV products as described above.

•

HIV and Other Antiviral Product Revenues Growth: Revenues for our HIV and other antiviral products were up 17% over 2015 and 24% over the past three years. Our HIV and other antiviral product revenues represented 43% of our total product sales, up from 34% in 2015. Sales in each of our other therapeutic areas also increased.

Operational Performance

Our continued success will be driven by advancing our drug development pipeline and achieving other operational goals. Key achievements in 2016 included the following:

•

Successful launch of four new products in 2016 – (1) Odefsey® for the treatment of HIV, (2) Descovy® for the treatment of HIV, (3) Epclusa® for the treatment of HCV and (4) Vemlidy® for the treatment of HBV.

•

Significant pipeline progress across all therapeutic areas, including pending regulatory approval of the fixed-dose combination of sofosbuvir/velpatisivir/voxilaprevir for the treatment of HCV. Highlights include:

•	Positive results from a Phase 2 trial evaluating selonsertib in patients with nonalcoholic steatohepatitis and moderate to severe liver fibrosis. Advanced selonsertib to Phase 3 clinical trials;

•	Advanced filgotinib, a JAK1 inhibitor, to Phase 3 trials for three inflammatory disease indications – rheumatoid arthritis, Crohn’s disease and ulcerative colitis;

•	Positive data from a Phase 2 study demonstrating that bictegravir and emtricitabine/tenofovir alafenamide for the treatment of HIV demonstrated high virologic response rates; and

•	Positive data from Phase 3 studies evaluating the safety and efficacy of switching virologically suppressed HIV-1-infected patients from regimens containing Truvada® to regimens containing Descovy.

By the end of 2016, we had treated approximately 1.3 million HCV-infected individuals around the world with our breakthrough HCV drugs in just three years while eliminating the debilitating side effects of earlier

Total Shareholder Return

drugs. In addition, more than 10 million HIV patients in resource-limited countries are receiving a Gilead-based HIV regimen, representing two-thirds of the countries in the world and the regions hardest hit by HIV/AIDS.

2016 Executive Compensation Highlights

•	Compensation Policies and Practices at a Glance.

What we do

✓	Robust Executive Stock Ownership Guidelines

✓	Clawback policy allows for recoupment of any unearned compensation if financial results subsequently restated

✓	Independent Compensation Committee

✓	Pre-established grant date practice for approving executive officers’ equity awards

✓	Minimal perquisites to executive officers

What we do not do

✗	Executives are prohibited from hedging or pledging our stock

✗	Compensation Committee’s independent consultant performs no other work for Gilead

✗	No repricing of stock options without stockholder approval

✗	No single trigger severance benefits

✗	No excise tax gross-ups

✗	No employment agreements

•

Pay and performance alignment. Our executive compensation programs are designed to directly link pay with performance, creating appropriate incentives for our Named Executive Officers (“NEOs”) to take actions that ultimately increase the value of Gilead and stockholder returns. A substantial portion of compensation for each Named Executive Officer is tied directly to Gilead’s performance, with 90% of our Chief Executive Officer’s direct compensation and 83% of direct compensation for our other NEOs based on corporate performance and paid in the form of long-term equity awards and annual cash bonuses. Long-term equity incentive awards have historically been the largest component of our total direct compensation opportunities for our executive officers and comprise 73% of our Chief Executive Officer’s direct compensation and 64% of direct compensation of our other NEOs. We believe this mix is appropriate because the NEOs should focus their efforts on achieving short- and long-term corporate results, which will ultimately drive stockholder value.

•

Equity compensation is 100% performance-based. The equity award component of our executive officer compensation packages comprises both stock options and performance share awards. Both of these vehicles are performance-oriented, as our executive officers realize no pay delivery from their awards unless Gilead performs. Stock options are granted at the market price of our common stock on the date of grant and, therefore, require our common stock to appreciate in value before our executive officers realize any economic benefit from their awards. Performance share awards require not only stock price appreciation, as measured in terms of our total shareholder return (“TSR”) relative to an industry comparator group, but also revenue growth measured in absolute terms. By aligning the

Chief Executive Officer Other Named Executive Officers

majority of the NEOs’ compensation with our absolute and relative TSR performance, our NEOs only realize value from this pay component when our TSR performs well, which aligns with the interests of our stockholders.

•

2016 realized pay reflects impact of declining revenues from our HCV products. Our performance-based approach to compensation is functioning as intended. Our fiscal 2016 financial and relative TSR performance resulted in performance-based equity pay that was significantly below the target amounts. Earnings under our 2014 performance share awards, for which the multi-year performance period was completed at the end of fiscal 2016, are based on our three-year TSR performance and the cumulative revenue performance over the past three years. Our NEOs did not earn any shares under the 2014 TSR performance share awards, and the 2016 sub-tranche of the Revenue performance share awards was achieved at 79% of target. The stock options granted in 2016 had no value as of December 31, 2016 since stock options only provide value if our stock price appreciates. Additionally, as of December 31, 2016, all stock options granted over the past three years had no value.

• 2016 bonus payout was 23% below 2015 bonus payout • 2014 TSR PSUs were earned at 0% • 2016 Revenue PSUs were earned at 79% of target(2) • 2016 stock options currently have no value

(1)	Target performance share value is based on the 2014 performance share grant, valued as of the award date.
(2)	Actual performance share value is based on 0% payout for TSR tranche and 160% payout of the target shares for the absolute revenue tranche valued at $70.31 as of the release date of February 16, 2017.
(3)

Target stock option value is based on the 2016 stock option grant, valued as of the actual grant date fair value; actual stock option value is based on the value of the 2016 stock option grant as of December 31, 2016.

(4)	Target bonus value is based on target amount of 150% of base salary; actual annual bonus earned was at 116% of target.

Responsiveness to Stockholders and Strong Support of Executive Compensation Programs by Stockholders.

We have a history of being responsive to stockholder feedback. For example, based on stockholder feedback in 2015, we adopted proxy access in that year. During 2016, we contacted a number of our stockholders and the two largest proxy advisors to gain valuable insights into the issues about which they care most. In addition to continuing the dialogue on key corporate governance topics such as board refreshment and environmental, social and governance reporting, we asked our stockholders whether they had any concerns about our executive compensation programs. The stockholders we contacted did not express concerns about our executive compensation programs.

2016 bonus payout was 23% below 2015 bonus payout 2014 TSR PSUs were earned at 0% 2016 Revenue PSUs were earned at 79% of target(2) 2016 stock options currently have no value

At the 2016 annual meeting of stockholders, approximately 96% of the votes cast were in favor of our executive compensation program. Our Compensation Committee carefully reviews feedback from our engagement activities and the voting results when making decisions regarding our executive compensation program. The Compensation Committee did not change our executive compensation program based on the 2016 stockholder advisory vote.

Corporate Governance Highlights

•	Corporate Governance at a Glance.

What we do

✓	Annually Elected Directors

✓	Majority Vote to Elect Directors

✓	Substantial Majority of Independent Directors

✓	Robust Independent Director Role

✓	Majority Independent Directors

✓	Regular Executive Sessions

✓	Proactive Shareholder Engagement

✓	Stockholder Right to Call Special Meetings

✓	Proxy Access with 3% / 3 Year Threshold

✓	Majority Vote to Elect Directors

✓	One Class of Stock with Equal Voting Rights

✓	Annual Election of Directors

✓	Annual Say on Pay Vote

What we do not do

✗	No Poison Pill

✗	No Supermajority Voting Provisions

•

New leadership structure. Effective March 10, 2016, John C. Martin, Ph.D., formerly our Chairman and Chief Executive Officer, assumed the role of Executive Chairman, and John F. Milligan, Ph.D., formerly our President and Chief Operating Officer, was promoted to President and Chief Executive Officer. In connection with the promotion, Dr. Milligan was appointed to serve on Gilead’s Board of Directors.

•

Lead independent director. Our Board has chosen to separate the roles of Chief Executive Officer and Chairman of the Board. Our Board Guidelines provide that the independent directors will designate a lead independent director when the Chairman is an employee of the company. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman, ensuring a strong, independent and active Board of Directors. As set forth in the Lead Independent Director Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board and its committees;

•	approving agendas for the Board;

•	approving meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	advising the Board and the Board committees on the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

Summary of Proposals for Vote

VOTING MATTER						BOARD VOTE RECOMMENDATION	SEE PAGE # (for more detail)

Proposal 1 – Election of Directors						FOR each nominee	13

	Independent	Audit Committee	Compensation Committee*	Nominating and Corporate Governance Committee	Scientific Committee
John F. Cogan, Ph.D.	X	Member			Member
Kelly A. Kramer	X	Member
Kevin E. Lofton	X	Member	Member
John C. Martin, Ph.D.
John F. Milligan, Ph.D.
Nicholas G. Moore	X	Chair	Member
Richard J. Whitley, M.D.	X			Member	Chair
Gayle E. Wilson	X			Chair	Member
Per Wold-Olsen	X		Member	Member	Member

* The Compensation Committee Chair is John W. Madigan, who is retiring effective at the Annual Meeting.

Proposal 2 – Ratification of the Selection of Independent Registered Public Accounting Firm						FOR	27

Proposal 3 – Restatement of the Gilead Sciences, Inc. 2004 Equity Incentive Plan						FOR	30

Proposal 4 – Advisory Vote to Approve the Compensation of our Named Executive Officers						FOR	45

Proposal 5 – Advisory Vote as to the Frequency of Future Advisory Shareholder Votes on Executive Compensation						1 YEAR	47

Proposal 6 – Stockholder Proposal Requesting that the Board Take Steps to Permit Stockholder Action by Written Consent						AGAINST	48

Proposal 7 – Stockholder Proposal Requesting that the Board Adopt a Policy that the Chairman of the Board of Directors be an Independent Director						AGAINST	51

Thank you for your ongoing support of Gilead Sciences, Inc. We appreciate your time and consideration and ask that with respect to your vote you support the Board’s recommendations.

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2017

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead,” “we,” “our” or “us”), of proxies to be voted at our 2017 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, May 10, 2017 at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030.

We first mailed or made available this Proxy Statement and the accompanying proxy card on or about March 27, 2017 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS

1.	Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. This approach conserves natural resources and reduces our costs of printing and distributing our proxy materials, while providing stockholders with a convenient way to access our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

2.	How may I obtain a copy of Gilead’s Annual Report on Form 10-K and other financial information?

A copy of our 2016 Annual Report, which includes our Form 10-K for the year ended December 31, 2016, is available at http://www.gilead.com/proxy or may be requested from our Investor Relations department as described elsewhere in this Proxy Statement. Our 2016 Annual Report is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.

3.	Who is entitled to vote at the Annual Meeting?

Only holders of our common stock at the close of business on March 16, 2017 are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 1,307,236,587 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

4.	What do I need to do to attend the Annual Meeting?

Only holders of our common stock at the close of business on March 16, 2017 and holders of a valid legal proxy for the Annual Meeting are entitled to attend the Annual Meeting. Each individual must present valid government-issued photo identification, such as a driver’s license or passport, for admission. If you are not a stockholder of record but hold shares in the name of a broker, bank or other holder of record, you must provide proof of beneficial ownership as of March 16, 2017, such as a brokerage or bank account statement, a copy of the voting instruction form provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.

5.	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	to elect nine directors to serve for the next year and until their successors are elected and qualified;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	to approve a restatement of the Gilead Sciences, Inc. 2004 Equity Incentive Plan;

•	to approve, on an advisory basis, the compensation of our Named Executive Officers as presented in this Proxy Statement;

•	to vote, on an advisory basis, as to the frequency with which executive compensation will be subject to future advisory stockholder votes;

•	to vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent; and

•	to vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board of Directors be an independent director.

We will also consider any other business that properly comes before the Annual Meeting. See question 11, “Could other matters be decided at the Annual Meeting?” below.

6.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the named nominees to the Board;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	“FOR” the approval of a restatement of the Gilead Sciences, Inc. 2004 Equity Incentive Plan;

•	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement;

•	For the choice of every “1 YEAR” as the frequency with which executive compensation will be subject to future advisory stockholder votes;

•	“AGAINST” the stockholder proposal requesting that the Board take steps to permit stockholder action by written consent; and

•	“AGAINST” the stockholder proposal requesting that the Board adopt a policy that the Chairman of the Board of Directors be an independent director.

7.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. Shares represented by proxies marked “abstain” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Proposal	Vote Required
Proposal 1 – Election of nine directors to serve for the next year and until their successors are elected and qualified.	Majority of votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director)

Proposal 2 – Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 3 – Approval of a restatement of the Gilead Sciences, Inc. 2004 Equity Incentive Plan.	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 4 – Approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement.	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 5 – Approval, on an advisory basis, as to the frequency of future advisory shareholder votes on executive compensation.	The frequency that receives the most votes cast will be considered the recommendation of stockholders

Proposal 6 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent.	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 7 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board of Directors be an independent director.	Majority of the shares entitled to vote and present in person or represented by proxy

If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal 2 is a “routine” matter. As a result, your broker is permitted to exercise discretionary voting authority to vote your shares for this proposal. Your broker may not exercise discretionary voting authority and may not vote your shares with respect to the other proposals unless you provide your broker with voting instructions.

With respect to Proposal 1, abstentions will not have an effect on the outcome of the vote. With respect to Proposals 2, 3, 4, 5, 6 and 7, abstentions will have the same effect as an “against” vote. “Broker non-votes” will have no effect on Proposals 1, 2, 3, 4, 5, 6 and 7.

8.	How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. If your shares are registered directly in your name with Gilead’s transfer agent, Computershare, you are considered a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for how to vote their shares from their banks, brokers or other nominees, rather than our proxy card. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution.

By mail

To vote your proxy by mail, be sure to complete, sign and date the proxy card (if you request one) or voting instruction card that may be delivered to you and return it in the envelope provided. We will vote your shares as directed. However, if you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board.

By Internet or telephone

Stockholders may also vote their shares using the Internet or telephone. The law of the State of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies so long as each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The Internet and telephone voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting shares via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of record may go to http://www.proxyvote.com to vote their shares. You will be required to provide the control number printed on your Notice. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Stockholders of record using a touch-tone telephone may vote their shares by calling (800) 690-6903 and following the recorded instructions.

A number of brokers and banks are participating in a program that offers the ability to vote shares over the telephone and Internet. Street name holders may vote on the Internet by accessing http://www.proxyvote.com. You will be required to provide the control number printed on your Notice. Street name holders using a touch-tone telephone may vote their shares by calling (800) 454-8683 and following the recorded instructions.

Internet and telephone voting for stockholders of record and street name holders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Daylight Time on May 9, 2017. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

In person at the Annual Meeting

Stockholders of record may vote in person at the Annual Meeting. Whether or not a stockholder plans to attend the meeting, the stockholder should vote by mail, Internet or telephone to ensure his or her vote is counted. A stockholder may still attend the meeting and vote in person if he or she has already voted by one of these methods. To vote in person, a stockholder may come to the Annual Meeting and we will provide the stockholder with a ballot when he or she arrives. The ballot submitted at the meeting would supersede any prior vote.

If you are a beneficial owner of shares, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing of proxy materials by voting promptly.

9.	What can I do if I change my mind after I vote my shares?

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before the shares are voted.

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	submitting a written notice to our Corporate Secretary at our principal executive offices, 333 Lakeside Drive, Foster City, California 94404;

•	submitting a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may revoke your proxy or submit new voting instructions by contacting your bank, broker or other holder of record.

You may also vote in person at the Annual Meeting as described in the answer to the preceding question. Attendance at the meeting will not, by itself, revoke a proxy. All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

10.	What is the deadline for voting my shares by proxy, via the Internet or by telephone?

Votes by proxy must be received before the polls close at the Annual Meeting. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time on May 9, 2017.

11.	Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you execute and deliver a proxy, then John C. Martin and John F. Milligan, the persons named on your proxy card, will have the discretion to vote on those matters for you.

12.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify stockholders by name are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Veaco Group, the independent proxy tabulator that we have engaged, will count the votes and act as the inspector of election for the meeting.

13.	Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four business days after the Annual Meeting.

14.	Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Notice and this Proxy Statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their out-of-pocket expenses for forwarding solicitation materials to such beneficial owners. We have hired Innisfree M&A Incorporated to act as our proxy solicitor in conjunction with the Annual Meeting. We will pay Innisfree M&A Incorporated a fee of $15,000, plus reasonable out-of-pocket expenses, for these services. Our solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them.

15.	When are the stockholder proposals or nominations for Gilead’s 2018 annual meeting of stockholders due?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2018 annual meeting of stockholders pursuant to SEC Rule 14a-8, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 27, 2017. Such proposals also must comply with SEC regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company proxy materials. Proposals should be addressed to:

Corporate Secretary

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

A stockholder (or a group of up to 20 stockholders) who has owned at least three percent of our shares continuously for at least three years and has complied with the other requirements in our bylaws may nominate and include in our proxy materials director nominees constituting up to 20% of our Board or two persons, whichever is greater. Written notice of a proxy access nomination for inclusion in our Proxy Statement for the 2018 annual meeting of stockholders must be received by the Corporate Secretary at the address above:

•	not earlier than the open of business on October 28, 2017; and

•	not later than the close of business on November 27, 2017.

Stockholders wishing to submit proposals that are not to be included in our Proxy Statement pursuant to Rule 14a-8 or to nominate director candidates who are not included in our Proxy Statement pursuant to the “proxy access” provisions in our bylaws must give timely written notice of such proposals or nominations to the Corporate Secretary at the address above in accordance with our bylaws. To be “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, written notice must be received by the Corporate Secretary:

•	not earlier than the open of business on January 10, 2018; and

•	not later than the close of business on February 9, 2018.

The chairperson of our annual meeting has the sole authority to determine whether any nomination or other business has been properly brought before the meeting in accordance with our bylaws and to declare that any such nomination or other business not properly brought before our annual meeting shall not be transacted, and we may exercise discretionary voting authority to vote any shares for which we receive proxies as we determine appropriate.

16.	Where can I get information related to future stockholder meetings of Gilead?

To request a copy of the Proxy Statement, annual report and form of proxy related to all of our future stockholder meetings where you are a stockholder on the relevant record date, you may log on to http://www.proxyvote.com or contact Investor Relations at:

Gilead Sciences, Inc.

Attention: Investor Relations

333 Lakeside Drive

Foster City, CA 94404

(800) 445-3235

Email: investor_relations@gilead.com

17.	I want to attend the Annual Meeting and vote in person. From whom can I obtain directions to the Annual Meeting?

You may contact Investor Relations at (800) 445-3235 or investor_relations@gilead.com to obtain directions to the Annual Meeting.

18.	If I have additional questions, whom can I contact?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 750-9501

Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1

ELECTION OF DIRECTORS

There are nine nominees for the Board positions presently authorized. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Directors are elected by a majority of the votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director) with respect to the election of each director at the Annual Meeting. Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead and, other than Kelly A. Kramer, was previously elected by the stockholders at the 2016 annual meeting of stockholders. Ms. Kramer was recommended for consideration by our Nominating and Corporate Governance Committee by a third-party search firm. John W. Madigan is retiring effective at the Annual Meeting, and our Board size will be reduced from ten to nine positions effective at the Annual Meeting.

Shares represented by executed proxies will be voted for or against the election of the nine nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose. Each person nominated for election has agreed to serve if elected and our Board and management have no reason to believe that any nominee will be unable to serve.

Our Nominating and Corporate Governance Committee recommended each of the nominees listed below to our Board for nomination. Each member of our Nominating and Corporate Governance Committee meets the criteria of “independent director” as specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines, as determined affirmatively by our Board.

Majority Vote Standard for Election of Directors

Our bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of shares voted “against” that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares voting in the election of directors at any such meeting at which a quorum is present. Under our Board Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Corporate Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board to accept or reject the resignation or to take other action. Our Board will act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale for such decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting, that nominee will not become a director.

Our Board has adopted certain corporate governance principles, which we refer to as our Board Guidelines, to promote the functioning of the Board and its committees and the interests of stockholders and to set forth a common set of expectations as to how the Board, its various committees and individual directors should perform their functions. Our Board Guidelines are available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Nominees

Our Nominating and Corporate Governance Committee has evaluated and recommended, and the full Board has considered and nominated for election at the Annual Meeting, each of the nine directors described below. The names of the nominees in alphabetical order and certain information about them as of March 27, 2017, as well as the specific experience, qualifications, attributes or skills of the director nominees that led our Nominating and Corporate Governance Committee to conclude that the nominee should serve as a director of Gilead, are set forth below:

Lead Independent Director Audit Committee Scientific Committee

John F. Cogan, Ph.D., age 69, joined our Board in 2005 and was appointed Lead Independent Director in May 2013. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, healthcare and social security policy. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a trustee of the Charles Schwab Family of Funds and a former director of Venture Lending and Leasing Funds.

Relevant Experience, Qualifications and Skills: Significant experience in economic healthcare policy, including U.S. budget and fiscal policy, healthcare and social security policy. Significant policy-making and government experience.

Audit Committee

Kelly A. Kramer, age 49, joined our Board in 2016. She is currently Executive Vice President and Chief Financial Officer of Cisco, the world’s largest computer networking company. Prior to that, she was Senior Vice President of Corporate Finance at Cisco. She previously served as Vice President and Chief Financial Officer of GE Healthcare Systems and Chief Financial Officer of GE Healthcare Biosciences. Ms. Kramer has also worked in GE’s Corporate Headquarters, Transportation Systems and Aerospace divisions. She is a member of the board of the Silicon Valley Chapter of City Year, a non-profit organization that provides educational support for at-risk students in poor communities.

Relevant Experience, Qualifications and Skills: Significant financial expertise.

Audit Committee Compensation Committee

Kevin E. Lofton, age 62, joined our Board in 2009. He is currently, and has been since 2003, the Chief Executive Officer of Catholic Health Initiatives. Headquartered in Denver, the healthcare system has revenues of over $16 billion and operates the full continuum of services from hospitals to home health agencies throughout the nation. He previously served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital. In 2007, Mr. Lofton served as Chairman of the Board of the American Hospital Association, the nation’s largest hospital trade association. In May 2016, he received an honorary Doctor of Humanities in Medicine degree from the Baylor College of Medicine. In June 2014, The Healthcare Financial Management Association awarded the Richard L. Clarke Board of Directors Award to Mr. Lofton in recognition of his extensive and far reaching work in the area of health care disparities and creating healthier communities. Mr. Lofton also serves on the Board of Directors of Rite Aid Corporation.

Relevant Experience, Qualifications and Skills: Significant leadership experience, including serving as a chief executive officer. Expertise and knowledge in hospital administration and patient care. Demonstrated commitment to ensuring that patients have access to medical services.

Executive Chairman

John C. Martin, Ph.D., age 65, joined our Board in 1996 and was appointed Chairman of the Board in 2008. Dr. Martin has served as Gilead’s Executive Chairman since March 2016 and previously served as Chief Executive Officer since 1996. Prior to joining Gilead in 1990, Dr. Martin held several leadership positions at Bristol-Myers Squibb and Syntex Corporation. Dr. Martin previously served as President of the International Society for Antiviral Research and Chairman of the Board of Directors of the California Healthcare Institute (“CHI”). He served on the National Institute of Allergy & Infectious Diseases Council, the Board of Directors of the Biotechnology Industry Organization and the Board of Directors for CHI. Additionally, Dr. Martin served on the Centers for Disease Control/Health Resources and Services Administration’s Advisory Committee on HIV and STD Prevention and Treatment and was a member of the Presidential Advisory Council on HIV/AIDS. Dr. Martin holds a Ph.D. in organic chemistry from the University of Chicago, an MBA from Golden Gate University and a bachelor’s of science degree in chemical engineering from Purdue University. He has received the Isbell Award from the American Chemical Society and the Gertrude B. Elion Award for Scientific Excellence from the International Society for Antiviral Research. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience. Significant scientific experience, as he holds a Ph.D. in organic chemistry and previously served as a member of the Presidential Advisory Council on HIV/AIDS from 2006 to 2009. Breadth of knowledge about Gilead’s business as a result of employment at Gilead since 1990 in numerous leadership positions.

John F. Milligan, Ph.D., age 56, Dr. Milligan joined our Board in January 2016 and was appointed Chief Executive Officer in March 2016. He was appointed President in 2008, and served as our Chief Operating Officer from 2007 to 2016. He previously held multiple leadership roles within Gilead, including the position of Chief Financial Officer from 2002 to 2007. He is a member of the board of Pacific Biosciences of California, Inc. He is also a Trustee of Ohio Wesleyan University. Dr. Milligan received his BA from Ohio Wesleyan University, his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience. Significant scientific experience. Breadth of knowledge about Gilead’s business as a result of employment at Gilead since 1990 in numerous leadership positions.

Audit Committee Chair Compensation Committee

Nicholas G. Moore, age 75, joined our Board in 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is a director of Bechtel Group, Inc. and previously served as lead independent director of NetApp and director and chairman of the audit committee at Wells Fargo. He has also served as Chairman of the Board of Trustees of St. Mary’s College of California. Mr. Moore is an inactive member of the American Institute of Certified Public Accountants, the California Bar Association and the California and New York Society of Certified Public Accountants.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience across a range of industries and public company boards of directors. Significant financial expertise.

Nominating and Corporate Governance Committee Scientific Committee Chair

Richard J. Whitley, M.D., age 71, joined our Board in 2008. He is a Distinguished Professor, Loeb Scholar Chair in Pediatrics, and Professor of Microbiology, Medicine and Neurosurgery at the University of Alabama at Birmingham. He is the Co-Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Director for Drug Discovery and Development and Senior Leader, Comprehensive Cancer Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Founder and Co-Director, Alabama Drug Discovery Alliance. Dr. Whitley is responsible for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, and directs a Center for drug discovery in the arena of emerging infections. He is a past President of the International Society of Antiviral Research and the Infectious Diseases Society of America, and currently chairs both the NIAID Recombinant DNA Advisory Council and the NIAID HIV Vaccine Data Safety and Management Board. He is an elected member of the American Society of Clinical Investigation and the Association of American Physicians.

Relevant Experience, Qualifications and Skills: Significant medical and health policy experience. Extensive experience in the field of antiviral medicine. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Scientific Advisory Board from 2003 to 2008.

Nominating and Corporate Governance Committee Chair Scientific Committee

Gayle E. Wilson, age 74, joined our Board in 2001. Mrs. Wilson served as California’s First Lady from 1991 to 1999. Mrs. Wilson is a member of the board of directors of the Ralph M. Parsons Foundation, a non-profit organization that provides grants for higher education, social impact, civic, cultural issues and health issues. She is also the Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science, and a member of the board of trustees of the California Institute of Technology.

Relevant Experience, Qualifications and Skills: Significant experience in education, public policy and science and technology. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 2001.

Compensation Committee Nominating and Corporate Governance Committee Scientific Committee

Per Wold-Olsen, age 69, joined our Board in 2010, after serving as the Chair of Gilead’s Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of GN Store Nord A/S. He also serves as a director of Novo A/S. Mr. Wold-Olsen is Chair of the Board of the Medicines for Malaria Venture (MMV), a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria.

Relevant Experience, Qualifications and Skills: Significant leadership and international business experience. Breadth of knowledge about Gilead’s business as a result of service as Chair of Gilead’s Health Policy Advisory Board from 2007 to 2009.

Skills and Qualifications of our Director Nominees

The table below includes some of the skills, qualifications, backgrounds and experience of each director nominee that led our Board of Directors to conclude that he or she is qualified to serve on our Board. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board.

Qualification and Skills	Cogan	Kramer	Lofton	Martin	Milligan	Moore	Whitley	Wilson	Wold-Olsen
Active/ Retired CEO or COO			X	X	X	X
Financial Expertise/Financial Community Experience	X	X		X	X	X			X
Government	X			X			X	X	X
Medical Services			X						X
Health Care Policy	X		X	X			X		X
Ph.D. or M.D.	X			X	X		X
Education	X						X	X

Director Tenure of Nominees

Director Emeritus

In January 2006, our Board appointed Dr. George P. Shultz, one of our former directors, to serve as Director Emeritus. As an advisor to our Board, Dr. Shultz may attend Board meetings, including meetings of the Audit Committee and the Nominating and Corporate Governance Committee, the committees on which he served prior to his retirement, in a non-voting capacity.

Board Composition, Leadership and Meetings

Independence of the Board of Directors

The NASDAQ listing rules require that a majority of the members of a listed company’s board of directors qualify as “independent” as affirmatively determined by our Board. In addition, our Board Guidelines require that a substantial majority of our Board consist of “independent” directors as defined by the Board Guidelines. Our Board Guidelines are available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

After review of all relevant transactions and relationships between each director, and his or her family members, and us, our senior management and independent registered public accounting firm, our Board has determined that seven of our nine nominees for director, as well as our retiring director, Mr. Madigan, are “independent” directors as specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines. Dr. Martin, our Executive Chairman, and Dr. Milligan, our President and Chief Executive Officer, are not independent directors.

Board Leadership Structure

Our Board has chosen to separate the roles of Chief Executive Officer and Chairman of the Board. Dr. Milligan is our President and Chief Executive Officer and Dr. Martin is our Chairman of the Board and Executive Chairman.

As President and Chief Executive Officer, Dr. Milligan is responsible for day-to-day management of the company and the overall execution of our strategy. As Executive Chairman, Dr. Martin’s primary responsibilities include coordinating the activities of our Board with our lead independent director and working with external stakeholders, including academic thought leaders and government agencies, and individuals across the organization on opportunities for continued innovation. The Board believes that, given the proven leadership capabilities, breadth of industry experience and business success of both Drs. Milligan and Martin, Gilead is best served by this leadership structure.

Dr. Martin has served as Chairman of the Board since May 2008. Our Board Guidelines provide that the independent directors will designate a lead independent director when the Chairman is an employee of the company. Dr. Cogan has served as the lead independent director since May 2013.

We believe our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman. As set forth in the Lead Independent Director Charter, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board and its committees;

•	approving agendas for the Board;

•	approving meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	advising the Board and the Board committees on the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

In addition, as required by our Board Guidelines, Gilead’s independent directors meet without executive management on a routine basis to review, among other things, Gilead’s strategy, performance, management effectiveness and succession planning. In addition to his role as lead independent director, Dr. Cogan is a member of the Audit Committee and the Scientific Committee and frequently attends meetings of other Board committees. In addition, Dr. Cogan conducts an annual assessment of the Board and committees of the Board to evaluate their effectiveness.

The Lead Independent Director Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Oversight of Risk

The Board has delegated oversight of certain risks to relevant committees:

•	Our Audit Committee reviews risks associated with our financial and accounting systems, accounting policies and investment strategies, in addition to regulatory compliance and other matters that have significant elements of risk associated with them, including Gilead’s information technology security programs. Our Audit Committee regularly meets in executive session and in private sessions with Gilead’s independent registered public accounting firm, our Vice President of Internal Audit and the Chief Financial Officer to discuss, among other things, risks to Gilead’s business.

•

Our Compensation Committee evaluates Gilead’s compensation policies and practices to help ensure that these policies and practices do not incentivize employees to take risks that are reasonably likely to have a material adverse effect on Gilead.

•

Our Nominating and Corporate Governance Committee reviews our management of risks in areas such as regulatory, clinical trials, manufacturing, product promotion and human resources and meets periodically with senior employees of Gilead responsible for managing risk in these areas.

Each of the committees periodically reports to the Board of Directors on its risk oversight activities. In addition to receiving reports from our Board committees, our Board of Directors periodically reviews Gilead’s management of specific material risks or legal developments. We believe our Board’s leadership structure effectively supports the Board’s independent evaluation and management of risk.

Executive Sessions

As required under applicable NASDAQ listing rules, our independent directors meet in regularly scheduled executive sessions at which only they are present. Dr. Cogan, our lead independent director, presides over these executive sessions. Additionally, executive sessions may be convened by the lead independent director at his discretion and will be convened if requested by any other independent director.

Meetings of our Board of Directors and Board Committees; Attendance at Annual Meetings

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Committee. All directors attended at least 75% of the aggregate of all meetings of our Board and of the committees on which they served during the year ended December 31, 2016 (or the period for which they served). Current committee membership and the number of meetings of our full Board and committees held in 2016 are shown in the table below:

	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Committee
John F. Cogan	Lead Independent Director	Member			Member
Kelly A. Kramer	Member	Member
Kevin E. Lofton	Member	Member	Member
John W. Madigan	Member	Member	Chair
John C. Martin	Chair
Nicholas G. Moore	Member	Chair	Member
Richard J. Whitley	Member			Member	Chair
Gayle E. Wilson	Member			Chair	Member
Per Wold-Olsen	Member		Member	Member	Member
Number of 2016 Meetings	8	12	6	6	2

Our Board expects our directors to attend our annual meetings of stockholders. Of all our then-serving Board members, nine attended our 2016 annual meeting of stockholders.

Committees of our Board of Directors

Audit Committee

Our Audit Committee is composed of five directors and operates under a written charter adopted by the Board of Directors. Our Board has determined that all members of our Audit Committee are “independent directors” under the criteria specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines, including the heightened independence standards under Exchange Act Rule 10A-3. Our Board has determined that Mr. Moore, Ms. Kramer and Mr. Madigan each qualify as an “audit committee financial expert,” as defined in applicable SEC rules.

Our Audit Committee oversees, on behalf of our Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. Our Audit Committee:

•

is directly responsible for the selection, appointment, retention, compensation, oversight and, where appropriate, the replacement of the independent registered public accounting firm (the “auditors”);

•	approves the engagement of proposed audit, review and attest services, as well as permissible non-attest services by our auditors;

•	evaluates the performance, independence and qualifications of the auditors;

•

reviews periodic reports prepared by the auditors regarding the auditors’ internal quality control procedures and any material issues raised by internal quality-control reviews or by inquiries or investigations by governmental or professional authorities;

•	monitors the rotation of audit partners on our engagement team and is involved in the selection of the lead audit partner;

•

meets with the auditors and our financial management to review the scope and cost of proposed audits and the audit procedures to be utilized, and, following the conclusion thereof, reviews the results of such audits, including any findings, comments or recommendations of the auditors;

•

discusses with the auditors and our financial and accounting management the scope, adequacy and effectiveness of our internal control over financial reporting, including the adequacy of the systems of reporting to our Audit Committee;

•	reviews the potential effect of regulatory and accounting developments on our consolidated financial statements;

•	reviews significant reporting issues or judgments made in connection with the preparation of our consolidated financial statements;

•	reviews and approves, in advance, or ratifies all related party transactions in accordance with applicable laws, SEC rules and NASDAQ requirements;

•	oversees the establishment and maintenance of disclosure controls and procedures;

•

reviews draft earnings releases and the financial statements to be included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, including the results of the annual audit and the results of the auditors’ review of our quarterly condensed consolidated financial statements;

•	meets with internal audit management to review and approve the annual internal audit plan and budget and to review the results of internal audit activities; and

•

oversees our management of risks associated with financial and accounting systems, accounting policies, public reporting, investment strategies and cybersecurity, including the periodic review with management of our efforts to identify and mitigate such risks.

Our Audit Committee has established procedures for the confidential submission of employee concerns regarding accounting, internal accounting controls or auditing matters under the Complaint Procedure and Non-Retaliation Policy. Our Audit Committee receives quarterly reports from management on all complaints made under our Complaint Procedure and Non-Retaliation Policy.

Our Audit Committee also holds separate private sessions, during its regularly scheduled meetings, with each of Gilead’s Chief Financial Officer and representatives of Ernst & Young LLP, and from time to time,

Gilead’s General Counsel, Corporate Controller and Vice President of Internal Audit, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues take place.

The Audit Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Compensation Committee

Our Board has determined that all members of our Compensation Committee are independent directors under the criteria specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines. The members of our Compensation Committee are “outside directors” as determined under Section 162(m) of the Internal Revenue Code and “non-employee directors” as determined under Rule 16b-3 under the Exchange Act.

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. These duties include:

•

taking any and all actions which may be taken by the Board with respect to the compensation level of our executive officers, including but not limited to the development of compensation policies and the review of compensation arrangements;

•

overseeing the administration and review of our compensation plans, including our 2004 Equity Incentive Plan, Employee Stock Purchase Plan, corporate bonus plan, deferred compensation program and our Internal Revenue Code Section 162(m) Bonus Plan;

•

evaluating the performance of Dr. Milligan, our President and Chief Executive Officer, and Dr. Martin, our Executive Chairman, and reviewing and approving their compensation, subject to ratification by the independent directors of the Board;

•	reviewing and approving the compensation arrangements for our other executive officers;

•	establishing the stock ownership guidelines applicable to executive officers and recommending stock ownership guidelines applicable to the non-employee Board members;

•	reviewing and discussing the “Compensation Discussion and Analysis” included in our Proxy Statement for each annual meeting;

•	reviewing the results of the most recent stockholder advisory vote on executive compensation and overseeing our submissions to stockholders on executive compensation matters; and

•	appointing, determining the compensation of and overseeing the independent compensation advisers retained by the Compensation Committee.

Our Compensation Committee operates pursuant to a charter that outlines its specific authority, duties and responsibilities. Our Compensation Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Our Compensation Committee has the authority to engage the services of its own outside advisors to assist it in determining the compensation of our executive officers. Our Compensation Committee has retained Frederic W. Cook & Co. (“FW Cook”), a national compensation consulting firm, as its independent compensation consultant. FW Cook reports directly to our Compensation Committee and provides various executive compensation services to our Compensation Committee, including advising the Committee on the following matters:

•	the principal aspects of our Chief Executive Officer’s compensation;

•	evolving industry practices; and

•	providing market information and analyses regarding the competitiveness of our program design for both our executive officers and the non-employee Board members.

FW Cook provides consulting services solely to our Compensation Committee and does not provide any other services to Gilead.

Nominating and Corporate Governance Committee

Our Board has determined that all members of our Nominating and Corporate Governance Committee are independent directors under the criteria specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines.

Our Nominating and Corporate Governance Committee performs several functions. Among other things, our Nominating and Corporate Governance Committee:

•	develops and periodically reviews the desired qualifications of members of the Board and its committees;

•	determines the need for new directors and, as appropriate, leads the search for new individuals qualified to become members of the Board;

•	recommends director nominees to the Board to be presented for stockholder approval at the annual meeting of stockholders;

•	reviews the Board’s committee structure and recommends directors to serve as members and chairpersons of each committee for the Board’s approval;

•	determines on an annual basis the members of the Board who meet the independence requirements and members of the Audit Committee who meet the financial expert requirements;

•	reviews our corporate governance policies and practices and recommends new policies and changes to existing policies for the Board’s approval;

•	develops an annual self-evaluation process for the Board and its committees and, as appropriate, makes recommendations to the Board regarding its findings;

•	oversees our management of non-financial or non-compensation policies-related risks; and

•	reviews our political expenditure policies and expenditures, including payments to trade associations.

In identifying potential director nominees, the Nominating and Corporate Governance Committee considers Board candidates recommended through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. Our Nominating and Corporate Governance Committee reviews all candidates in the same manner regardless of the source of the recommendation.

In evaluating candidates for membership on the Board, our Nominating and Corporate Governance Committee considers the candidate’s relevant experience, the number and nature of other board memberships held and possible conflicts of interest. In addition, our Nominating and Corporate Governance Committee will consider whether the candidate assists in achieving a mix of members that represents a diversity of backgrounds and experience, including with respect to age, gender, international background, race and specialized experience. Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria.

Our Nominating and Corporate Governance Committee will also consider all factors it determines appropriate to meeting the needs of the Board at that particular time. According to the Board membership criteria established by our Nominating and Corporate Governance Committee, candidates nominated for election or reelection to the Board should possess the following qualifications:

•	the highest standards of personal and professional integrity;

•	the ability and judgment to serve the long-term interest of our stockholders;

•	experience and expertise relevant to our business and which will contribute to the overall effectiveness and diversity of the Board;

•	broad business and social perspective;

•	the ability to communicate openly with other directors and to meaningfully and civilly participate in the Board’s decision making process;

•

commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about our business and willingness to devote appropriate time and effort to fulfilling the duties and responsibilities of a Board member;

•	independence from any particular constituency; and

•	the ability and willingness to objectively appraise the performance of management.

It is the policy of our Nominating and Corporate Governance Committee to consider properly submitted stockholder recommendations of new director candidates. The Nominating and Corporate Governance Committee’s evaluation process for director nominees does not vary based on whether a candidate is recommended by a stockholder or the Board. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and all other information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of shares beneficially owned. The recommendation should be sent to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The recommendation must be delivered to the Corporate Secretary prior to the same deadline for director nominations not for inclusion in the proxy materials, as described under question 15 in “Questions and Answers” above.

The Nominating and Corporate Governance Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Scientific Committee

Our Scientific Committee advises our Board regarding our research strategies, including providing strategic advice on our current and planned research programs and emerging science and technology issues and trends. The charter of our Scientific Committee is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Stockholder Communications with our Board of Directors

Stockholders may communicate with our Board by sending a letter to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. Our Corporate Secretary reviews all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not:

•	related to our business;

•	within the scope of our responsibility;

•	credible; or

•	material or potentially material.

If deemed an appropriate communication, the Corporate Secretary will submit the stockholder communication to the member of the Board addressed in the communication and to our lead independent director. We maintain a “Stockholders Communications with the Board” policy that outlines the applicable procedures and is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Code of Ethics

Our written Code of Ethics applies to all of our directors and employees, including our executive officers. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Changes to or waivers of the Code of Ethics will be disclosed on the same website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Ethics by disclosing such information on the same website.

Executive Officers

The names of our executive officers who are not also directors of Gilead and certain information about each of them as of March 27, 2017 are set forth below.

See the biographies of Drs. Martin and Milligan above under “Nominees” on page 14.

Gregg H. Alton, age 51, is our Executive Vice President, Corporate and Medical Affairs. Mr. Alton joined us in 1999, and served as General Counsel from 2000 to 2009, when he was appointed to his current position. In his current role, Mr. Alton is responsible for legal affairs, government affairs, medical affairs, public affairs and emerging market activities. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the boards of the AIDS Institute, the Boys and Girls Clubs of Oakland and Celladon Corporation. He is also a member of the U.S. Government’s Industry Trade Advisory Committee on Intellectual Property Rights, the advisory boards of UCSF Global Health Sciences, USC Schaeffer Center for Health Policy and Economics, Pharmozyme, Inc. and the Dean’s Advisory Council at Stanford Law School. In addition, he serves on Partners In Health’s Board of Trustees. Mr. Alton received a bachelor’s degree in legal studies from the University of California at Berkeley, and holds a JD from Stanford University.

Norbert W. Bischofberger, Ph.D., age 61, is our Executive Vice President, Research and Development and Chief Scientific Officer. Dr. Bischofberger joined Gilead in 1990 and has served as Executive Vice President, Research and Development since 2000 and Chief Scientific Officer since 2007. Prior to joining Gilead, Dr. Bischofberger was a Senior Scientist in Genentech, Inc.’s DNA Synthesis group from 1986 to 1990. He received his Ph.D. in Organic Chemistry at the Eidgenossische Technische Hochschule (ETH) in Zurich, Switzerland and performed postdoctoral research in steroid chemistry at Syntex. He also performed additional research in organic chemistry and applied enzymology in Professor George Whiteside’s lab at Harvard University in Cambridge, Massachusetts.

James R. Meyers, age 52, joined Gilead in 1996 and was appointed to his current role of Executive Vice President, Worldwide Commercial Operations, in November 2016. In this role, he is responsible for commercial activities in North America, Europe, Middle East, Australia and Japan. Mr. Meyers began his career at Gilead as a regional sales director, and subsequently held leadership positions within the U.S. and North American Commercial Operations organization before being appointed Senior Vice President of North American Commercial Operations in 2007. Prior to Gilead, he held positions of increasing responsibility in sales, training, marketing and management with Zeneca Pharmaceuticals and Astra USA. Mr. Meyers is a member of the boards of the Biotechnology Innovation Organization (BIO) and the California Life Sciences Association. He received his Bachelor’s degree in economics from Boston College.

Robin L. Washington, age 54, is our Executive Vice President and Chief Financial Officer. Ms. Washington joined us in 2008 and oversees our global finance and information technology organizations. Prior to joining Gilead, Ms. Washington was Chief Financial Officer at Hyperion Solutions, which was acquired by Oracle Corporation in 2007. She previously served in a number of executive positions with PeopleSoft, most recently in the role of Senior Vice President and Corporate Controller. Ms. Washington is a member of the Board of Directors of Honeywell International, the board of directors of Salesforce.com and the board of visitors, Graziadio School of Business and Management, Pepperdine University. She previously served on the board of directors of Tektronix, Inc. (acquired by Danaher) and the board of directors of MIPS Technologies Inc. (acquired by Imagination). She is a certified public accountant and holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University.

Kevin Young, age 59, joined Gilead Sciences in 2004 and was appointed Chief Operating Officer in May 2016. He served as Executive Vice President of Commercial Operations from 2004 through 2014, and from 2014 to 2016 served as senior advisor to the company. Prior to Gilead, Mr. Young spent more than 20 years in the biopharmaceutical industry, first with ICI Pharmaceuticals and subsequently with Amgen. During his 12 years at Amgen, he held a number of positions in Europe and the United States, including Head of the U.S. Inflammation Business Unit, leading the re-launch of Enbrel® following the acquisition of Immunex Corporation. Mr. Young has undergraduate and graduate degrees in Sports Science and Exercise from Liverpool and Nottingham, England. In 2011 he was appointed a Commander of The British Empire, one of Great Britain’s highest civilian honors, in recognition of his services to the healthcare and pharmaceutical industries.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our inception in 1987.

Annual Evaluation and Selection of Independent Auditor

To help ensure continuing auditor independence, our Audit Committee annually reviews Ernst & Young LLP’s independence and performance in connection with the Committee’s determination of whether to retain Ernst & Young LLP or engage another firm as our independent auditor. In the course of these reviews, our Audit Committee considers, among other things:

•	Ernst & Young LLP’s historical and recent performance on the Gilead audit

•	Ernst & Young LLP’s institutional knowledge and expertise regarding Gilead’s global business, accounting policies and practices and internal control over financial reporting;

•	the professional qualifications of Ernst & Young LLP, the lead audit partner and other key engagement partners;

•

Ernst & Young LLP’s disclosures related to audit quality and performance, including recent PCAOB inspections; the appropriateness of Ernst & Young LLP’s audit fees, including the fees that Ernst & Young LLP receives for non-audit services;

•	the quality and candor of Ernst & Young LLP’s communications with the Audit Committee and management; and

•	the potential impact of changing our independent registered public amounting firm.

Based on this evaluation, our Audit Committee has determined that Ernst & Young LLP is independent and that it is in the best interest of Gilead and its stockholders to continue to retain Ernst  & Young LLP to serve as our independent auditors for 2017.

Principal Accountant Fees and Services

Our Audit Committee is responsible for audit firm compensation. The aggregate fees billed by Ernst & Young LLP for the years ended December 31, 2016 and 2015 for the professional services described below are as follows:

	2016	2015
Audit Fees(1)	$7,596,000	$7,438,000
Audit-Related Fees(2)	$532,000	$300,000
Tax Fees(3)	$2,427,000	$2,615,000
All Other Fees(4)	$2,000	$2,000

Total	$10,557,000	$10,355,000

(1)

Represents fees incurred for the integrated audit of our consolidated financial statements and of our internal control over financial reporting and review of the interim condensed consolidated financial statements, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other statutory or regulatory filings or engagements.

(2)

Represents fees incurred for assurance and related services that are traditionally performed by Ernst & Young LLP, are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These fees included accounting consultation services related to issuance of our senior unsecured notes, implementation of new accounting standards, and fees incurred in connection with specified procedures performed by Ernst & Young LLP in relation to user-defined reports.
(3)	Represents fees primarily incurred in connection with domestic and international tax compliance and tax consultation services.
(4)	Represents fees related to accessing Ernst & Young LLP’s online research database in 2016 and 2015.

All of the services described above were pre-approved by our Audit Committee. The Committee concluded that the provision of these services by Ernst & Young LLP would not affect their independence.

Rotation of Lead Audit Partner

The Audit Committee requires the lead audit partner to be rotated at least every five years. The process for selection of Gilead’s lead audit partner pursuant to this rotation involves a meeting between the Chair of our Audit Committee and the candidate for the role as well as discussion by the full Audit Committee and management.

Pre-Approval Policy and Procedures

To minimize relationships that could impair the objectivity of Ernst & Young LLP, our Audit Committee adopted policies and procedures for the pre-approval of audit and permissible non-audit services rendered by Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all services provided by Ernst & Young LLP, and the policy prohibits the engagement of Ernst & Young LLP for certain specified services. The policy permits the engagement of Ernst & Young LLP for services approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. The policy also permits engagement of Ernst & Young LLP for other services approved by our Audit Committee if there is a persuasive business reason for using Ernst & Young LLP over other providers. The policy provides that, as a general rule of thumb, the fees for these other services should be less than 25% of total audit fees. Pre-approval may be given as part of our Audit Committee’s approval of the scope of Ernst & Young LLP’s engagement or on an explicit case-by-case basis before Ernst & Young LLP is engaged to provide each service. The pre-approval of services may be delegated by our Audit Committee to a member of the Audit Committee. Our Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by Ernst & Young LLP in the future.

Representatives of Ernst & Young LLP will be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Gilead and our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

AUDIT COMMITTEE REPORT(1)

In connection with the audited consolidated financial statements for the fiscal year ended December 31, 2016, the Audit Committee has:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with Ernst & Young LLP, Gilead’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed with the Audit Committee by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”); and

(3) received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC. Our Board has approved this inclusion.

Audit Committee
Nicholas G. Moore, Chairman John F. Cogan Kelly A. Kramer Kevin E. Lofton John W. Madigan

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of Gilead’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PROPOSAL 3

APPROVAL OF A RESTATEMENT OF THE GILEAD SCIENCES, INC.

2004 EQUITY INCENTIVE PLAN

We are asking stockholders to approve an amendment and restatement (the “2017 Restatement”) of our 2004 Equity Incentive Plan (the “2004 Plan”). We believe that a comprehensive equity compensation program serves as a necessary and powerful tool to attract, retain and incentivize individuals essential to our financial success and accordingly benefits all of our stockholders by allowing us to retain individuals who are expected to make significant contributions to the creation of stockholder value.

In addition to a number of technical or clarifying changes, the 2017 Restatement revises the 2004 Plan as follows:

•

Establishes an annual $750,000 limit on the amount of cash that can be paid and value of equity awards that can be granted (based on grant date fair value) as compensation to any non-employee director;

•	Increases the maximum number of shares of common stock (“shares”) that may be issued under the 2017 Restatement by 66,000,000 shares;

•

Eliminates the 2004 Plan’s cap on the number of shares that can be issued under awards of restricted stock, restricted stock units, performance shares, share-settled performance units and phantom shares (collectively referred to in this Proxy Statement as “full value awards”) and instead implements what is often referred to as a “fungible share” counting provision. Under the fungible share provision, any share issued pursuant to a full value award that is granted after February 28, 2017 will count against the plan’s aggregate share limit as 2.5 shares. Shares issued pursuant to options or stock appreciation rights (“SARs”) and shares issued pursuant to any awards granted on or before February 28, 2017 will continue to count against the plan’s aggregate share limit as 1 share for every 1 share issued;

•

Addresses how various awards are accounted for under the plan’s aggregate share limit by providing that shares withheld or tendered in satisfaction of any option exercise price or that are covered by but not issued upon exercise of an SAR, and shares withheld or tendered in satisfaction of any tax obligations on options or SARs, will nevertheless count against the aggregate plan limit. Shares that are withheld or tendered in satisfaction of tax obligations on full value awards do not count against the plan’s aggregate share limit;

•

Specifies that any dividends or dividend equivalent rights granted on awards that are subject to vesting requirements may not be paid or settled unless, until and only to the extent that the underlying award vests;

•	Clarifies that Gilead’s clawback policy applies to any awards under the 2017 Restatement; and

•	Extends the plan’s term through May 10, 2027.

Approval of this proposal also is intended to serve as approval of the material terms of the performance goals under the 2017 Restatement, which will enable Gilead to continue to make awards that are intended to qualify as performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), as addressed below.

The Share Reserve Under the 2017 Restatement

As noted above, the 2017 Restatement would increase the number of shares authorized for issuance under the 2004 Plan by 66,000,000 shares, increasing the limit on the aggregate number of shares issuable over the life of the plan to 309,188,366 shares. As a result, if the 2017 Restatement is approved by stockholders, the maximum number of shares that could be issued under the 2004 Plan after February 28, 2017 (including to satisfy awards that were outstanding on that date) would be 118,749,786 shares. As a result of the fungible share provision and other share counting provisions addressed above, the actual number of shares issued under the plan could be lower.

As part of our Compensation Committee’s recommendation to the Board of Directors to approve the 2017 Restatement, including the total number of shares available for issuance under the plan, the elimination of the full value award sublimit, and the shift to a fungible share reserve, the Compensation Committee solicited advice from its independent compensation consultant, Frederic W. Cook & Co., analyzed Gilead’s historical burn rate, anticipated future equity award needs, and the dilutive impact of the changes to the 2004 Plan’s share reserve. In particular, the Compensation Committee considered:

•

Shares Remaining Available Under the 2004 Plan: As of February 28, 2017, a total of 36,527,957 shares were subject to outstanding awards under the 2004 Plan and a total of 52,749,786 shares remained available for issuance pursuant to awards that could be granted after that date. If our stockholders do not approve the 2017 Restatement, we anticipate that we could cease to have sufficient shares available for new full value awards within a year or two.

•

Historical Burn Rate: Our equity plan share usage over 2014, 2015, and 2016 represented a three-year average adjusted gross burn rate of 1.04%. This is below the median average burn rate of our peer group.

•

Dilution: Dilution is commonly measured by “overhang,” which generally refers to the amount of potential dilution to current stockholders that could result from the future issuance of the shares reserved under an equity compensation plan. Overhang is typically expressed as a percentage (equal to a fraction where the numerator is the sum of the number of shares reserved but not issued under equity compensation plans plus the number of shares subject to outstanding awards and the denominator is the sum of the numerator plus the total number of shares outstanding). If the 2017 Restatement is approved, our voting power dilution will be approximately 11.9% as of February 28, 2017.

The table below summarizes, as of February 28, 2017, the remaining share reserve, the number of shares subject to outstanding awards, the weighted average exercise price of those awards and the weighted average remaining contractual term of outstanding awards, in each case under the 2004 Plan.

All share numbers that appear in this proposal, including in the below table, reflect the two-for-one stock split of the Gilead’s common stock that was completed on January 25, 2013.

Shares Available for Future Grant	Shares Subject to Outstanding Awards
Number of Shares	Number of Shares		Weighted Average Exercise Price		Weighted Average Remaining Contractual Term
52,749,786	36,527,957	(1)	$42.89	(2)	4.87 years	(3)

(1)

Includes 12,501,899 shares of our common stock subject to performance share awards (assuming target performance) that will vest and become issuable upon the attainment of the designated performance objectives. As of February 28, 2017, a total of 11,580,064 restricted stock units, 921,835 performance share units and 24,026,058 stock options were outstanding.

(2)	Represents the weighted average exercise price of the options outstanding on February 28, 2017 under the 2004 Plan.
(3)	Represents the weighted average remaining contractual term of all options outstanding on February 28, 2017 under the 2004 Plan.

Promotion of Good Governance Practices

We have incorporated a number of provisions in the 2017 Restatement to protect stockholders and reflect corporate governance best practices, including the following:

•

The 2017 Restatement continues to prohibit the repricing of stock options and stock appreciation rights without stockholder approval and clarifies that in-the-money awards may not be cancelled or exchanged for any payment or other award, except in a change in control transaction.

•

Awards under the 2017 Restatement continue to be subject to a maximum term of ten years and options and stock appreciation rights may not be granted at a discount to the fair market value of our common stock on the grant date.

•

The 2017 Restatement reduces the annual limit on compensation that may be provided to our non-employee directors from $1,000,000 to $750,000 and extends this limitation to all cash and equity awards provided to non-employee directors, whether granted under the 2017 Restatement or otherwise.

•

Except with respect to a maximum of 5% of the number of Shares authorized for issuance under the 2017 Restatement, no time-based awards of restricted stock or restricted stock units may provide for vesting at a rate more rapid than annual pro rata vesting over a three-year period, and any awards of restricted stock, restricted stock units, performance shares or performance units which provide for vesting upon the attainment of performance goals may provide for a performance period of at least 12 months, subject to limited exceptions specified in the 2017 Restatement.

•	The 2017 Restatement provides that dividends and dividend equivalent rights may never be paid on any unvested award.

•

The 2017 Restatement incorporates Gilead’s clawback policy, under which our Board has the authority to recoup any bonus or other cash or equity compensation paid on the basis of financial results that are subsequently restated from any executive officer or other covered individual whose misconduct contributed to an obligation to file the financial restatement.

•	The 2017 Restatement prohibits liberal share recycling on option and SAR awards.

Section 162(m) of the Code

The 2017 Restatement, if approved by our stockholders, will allow us to continue to structure future awards under the plan so that they qualify as performance-based compensation not subject to the $1,000,000 per-person limitation on the income tax deductibility of compensation paid to certain of our executive officers that would otherwise be imposed under Section 162(m).

In general, under Section 162(m), in order for our company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the company’s Chief Executive Officer or any of the company’s three other most highly compensated executive officers (other than the company’s Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the company’s stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2017 Restatement, each of these aspects is discussed below, and stockholder approval of the 2017 Restatement will be deemed to constitute approval of each of these aspects of the 2017 Restatement for purposes of the approval requirements of Section 162(m). Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval there can be no guarantee that compensation will be treated as exempt “performance-based” compensation under Section 162(m). Furthermore, our Compensation Committee will continue to have the authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Plan Summary

The following is a summary of the key provisions of the 2017 Restatement, but such summary does not purport to be a complete description of all the provisions of the 2017 Restatement and is qualified in its entirety by reference to the provisions of the 2017 Restatement, which is attached hereto as Appendix A. Stockholders are encouraged to read the 2017 Restatement in its entirety.

Plan Effective Date:	The 2017 Restatement will become effective upon approval by our stockholders
Plan Termination Date:	May 10, 2027
Eligible Participants:	Executive officers and other employees, non-employee Board members and consultants in our employ or service or the employ or service of our subsidiaries or other related entities
Aggregate Shares Authorized for Issuance under Plan:	An additional 66,000,000 shares for an aggregate total of 309,188,366 shares
Shares Authorized as a Percent of Common Stock Outstanding on February 28, 2017(1):	23.7%
Share Counting Provisions:

Shares issued pursuant to full value awards granted after February 28, 2017 will count against the aggregate plan limit as 2.5 shares for every 1 share issued.

Shares issued pursuant to any awards granted on or before February 28, 2017 as well as awards of options or SARs granted after February 28, 2017 will count against the aggregate plan limit as 1 share for every 1 share issued.

Award Types

•    Incentive stock options

•    Non-statutory stock options

•    Stock appreciation rights

•    Restricted stock

•    Restricted stock units

•    Performance shares

•    Performance units

•    Phantom shares

•    Dividend equivalent rights

Grant Limits Per Person Per Calendar Year:

•    A maximum of 5,000,000 shares subject to stock options(2)

•    A maximum of 2,000,000 shares subject to restricted stock, restricted stock units, performance shares, performance units, phantom shares stock appreciation rights, or dividend equivalent rights(3)

•    The maximum value of all awards denominated in dollars (as opposed to shares) is limited to $10,000,000 assuming the maximum level of performance is achieved for the award

Limits on Awards to Non-Employee Directors Per Calendar Year:	$750,000 annual limit on cash compensation earned by and equity awards granted (based on grant date fair value) to any non-employee director, whether provided under the 2017 Restatement or otherwise

(1)	As of February 28, 2017, 1,307,202,152 shares of our common stock were outstanding.
(2)	A participant may be granted options to purchase up to an additional 2,000,000 in the calendar year in which his or her hire or promotion date occurs.
(3)

A participant may be granted restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights, phantom shares or dividend equivalent rights for up to an additional 400,000 shares in the calendar year in which his or her hire or promotion date occurs.

Eligibility

Executive officers and other employees, non-employee members of our Board and consultants in our employ or service or in the employ or service of our parent or subsidiaries (whether now existing or subsequently established) or other related entities are eligible to receive awards under the 2017 Restatement. As of February 28, 2017, approximately 8,095 employees (including seven executive officers) and eight non-employee Board members were eligible to participate in the 2004 Plan.

Share Reserve

An aggregate maximum of 309,188,366 shares may be issued under the 2017 Restatement. As noted above, shares issued pursuant to full value awards granted after February 28, 2017 will count against the aggregate plan limit as 2.5 shares for every 1 share issued and shares issued pursuant to any awards granted on or before February 28, 2017 as well as awards of options or SARs granted after February 28, 2017 will count against the aggregate plan limit as 1 share for every 1 share issued.

The maximum number of shares of common stock that may be issued from the available share reserve pursuant to tax-favored incentive stock options that are granted under the 2017 Restatement after December 31, 2012 will be limited to 195,325,853 shares.

The shares of common stock issuable under the 2017 Restatement may be drawn from shares of our authorized or unissued shares or from shares reacquired by us, including shares repurchased on the open market. Shares subject to any outstanding options or other awards under the plan that are forfeited, canceled or expire are deemed not to have been issued for purposes of determining the maximum number of shares which may be issued in the aggregate under the 2017 Restatement. Unvested shares that are forfeited or repurchased by us at the lower of their original purchase price or their fair market value at the time of repurchase will become available for future grant.

In addition, should the exercise price of an option or SAR be paid with shares of common stock, the authorized reserve under the 2017 Restatement will be reduced by the gross number of shares for which that option or SAR is exercised, and not by the net number of shares issued under the exercised stock option or SAR. In addition, should shares otherwise issuable under the 2017 Restatement be withheld in satisfaction of the withholding taxes incurred in connection with the exercise or settlement of an option or SAR, then the number of shares available for issuance under the 2017 Restatement will be reduced by the gross number of shares issuable under such award, calculated prior to such share withholding. However, should shares otherwise issuable under the 2017 Restatement be withheld or tendered in satisfaction of withholding taxes incurred in connection with the grant, exercise, vesting or settlement of an award other than an option or SAR, then the number of shares available for issuance under the 2017 Restatement will not be reduced by the number of shares so withheld and such shares will be available for future issuance under the plan.

Individual Limitations

As indicated in the chart above, there are limitations on the maximum number of shares for which any one participant may be granted stock options or other stock awards under the plan per calendar year. No participant may receive stock options for more than 5,000,000 shares of common stock in any one calendar year (or for more than 7,000,000 shares in the calendar year of hire or promotion). No participant may be awarded restricted stock, restricted stock units, performance shares, performance units (to the extent settled in shares of common stock), stock appreciation rights or phantom shares covering more than 2,000,000 shares in the aggregate in any one calendar year (or for more than 2,400,000 shares in the calendar year of hire or promotion). In addition to the limitations on the maximum number of shares for which awards may be made to any participant under the plan per calendar year, there is also a limit on the maximum dollar value of cash-denominated awards that a participant may be granted under the plan per calendar year. No participant may be awarded cash-denominated awards of more than $10,000,000 U.S. dollars in the aggregate in any single calendar year. Our executive compensation program does not currently include the grant of cash-denominated awards.

The 2017 Restatement also includes an additional $750,000 limitation on the cash compensation that may be earned by and equity awards that may be granted (based on grant date fair value) to any non-employee director in any single calendar year. This limitation applies to both continuing non-employee Board members and newly-appointed or elected non-employee Board members. Cash compensation is counted toward this limit in the year earned (regardless of whether deferred) and any interest or other earnings on such compensation shall not count towards the limit.

Administration

Our Compensation Committee serves as the primary administrator of the 2017 Restatement and has the exclusive authority to administer the 2017 Restatement with respect to our executive officers and the non-employee members of our Board. However, our Board may administer the 2017 Restatement with respect to eligible individuals other than executive officers and non-employee Board members and may also authorize one or more Board committees or one or more of our officers to make awards under the 2017 Restatement to those eligible individuals. The term Plan Administrator, as used in this summary, means our Compensation Committee, our Board, any other committee of our Board and any officer or officers granted administrative authority under the 2017 Restatement, to the extent each such entity or person is acting within the scope of such person’s or entity’s administrative jurisdiction under the 2017 Restatement.

The Plan Administrator has the discretion to select the eligible individuals to whom awards are to be granted and the terms and conditions of each award, including the number of shares of common stock underlying the award or the dollar amount of any cash award made under the plan, the vesting schedule in effect for the award (including any applicable performance goals), the issuance schedule for the shares to be issued in settlement of the award, the maximum term of the award and the provisions for satisfying the applicable withholding taxes upon the exercise, vesting or settlement of the award.

Awards

The 2017 Restatement provides for the following types of awards: incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, phantom shares and dividend equivalent rights. However, dividend equivalent rights may not be awarded with respect to shares of our common stock subject to outstanding stock options or stock appreciations rights. Awards under the 2017 Restatement may vest upon the completion of a designated service period and/or the attainment of pre-established performance goals.

The principal features of the various types of awards authorized under the 2017 Restatement may be summarized as follows:

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Stock Options. The exercise price of stock options may not be less than the fair market value of our common stock on the grant date, and no stock option may have a term in excess of ten years. The granted option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. Payment of the exercise price may be made in cash or in shares of our common stock, including a net issuance using shares otherwise purchasable under the option to pay the exercise price. The option may also be exercised through a broker-dealer sale and remittance procedure pursuant to which the optionee affects a same-day exercise of the option and sale of the purchased shares in order to cover the exercise price for the purchased shares and the applicable withholding taxes.

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Stock Appreciation Rights. A stock appreciation right will allow the holder to exercise that right as to a specific number of shares of common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which the stock appreciation right is exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the common stock on the date the stock appreciation right is granted, and the right may not have a term in excess of ten years. The distribution may be made in cash or in shares of our common stock.

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Restricted Stock. The Plan Administrator may make awards of unvested shares of our common stock. The Plan Administrator will determine the vesting schedule of those shares at the time of the award (including any performance-vesting requirements), the amount of consideration to be paid, if any, for the restricted stock and the form in which such consideration may be paid.

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Restricted Stock Units. A restricted stock unit award will entitle the holder to receive one share of our common stock for each awarded unit upon the completion of a designated service period and/or the attainment of specified performance objectives as determined by the Plan Administrator. The shares of common stock underlying the restricted stock units may be issued immediately upon vesting or may be deferred to a later date, as described below.

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Performance Shares. A performance share award will be denominated in shares of our common stock. At the time of the award, the Plan Administrator will determine the performance goal or goals to be attained in order for the underlying shares to vest, any additional period of service required of the grantee after the performance goals are attained, the amount of consideration to be paid, if any, for the performance shares and the form in which such consideration may be paid. The performance shares which vest under the terms of the award may be settled in shares of our common stock or in cash. Settlement may occur at the time of vesting or may be deferred to a later date, as described below.

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Performance Units. A performance unit award will be denominated in terms of a fixed dollar amount. At the time of the award, the Plan Administrator will determine the performance goal or goals to be attained in order for the performance units to vest and any additional period of service required of the grantee after those performance goals are attained. The performance units which vest under the terms of the award will be paid in cash or, at the discretion of the Plan Administrator, may be settled in shares of our common stock with a fair market value equal to such cash amount. Settlement may occur at the time of vesting or may be deferred to a later date, as described below.

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Phantom Shares. Phantom shares are denominated in terms of our common stock, but do not provide any actual stockholder rights to the individual. At the time of the award, the Plan Administrator will determine the performance criteria to be attained and/or the service period, if any, to be completed in order for the phantom shares to vest. Any phantom shares which vest under the terms of the award may be settled in shares of our common stock or in cash. Settlement may occur at the time of vesting or may be deferred to a later date, as described below.

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Dividend Equivalent Rights. The Plan Administrator may provide that any awards other than options or SARs earn dividends or dividend equivalent rights. Such dividends or dividend equivalent rights will be credited to a participant’s account either at the time of dividend payment or at the time of settlement of the award, provided that as to any dividend equivalent rights granted in connection with an award that is subject to vesting requirements, no payment shall be made with respect to such dividend equivalent rights (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment shall be subject to forfeiture or repayment, as the case may be) unless and to the extent that the related vesting conditions of such award are satisfied.

Performance Criteria

To enable compensation attributable to one or more awards under the 2017 Restatement to qualify as performance-based compensation that is not intended to be subject to the $1,000,000 limitation imposed by Section 162(m) on the income tax deductibility of the compensation paid per covered executive officer, our Compensation Committee will have the discretionary authority to structure one or more awards so that the shares of common stock subject to those particular awards will not vest unless certain pre-established performance goals are achieved. Such goals may be based on one or more of the following criteria: (i) revenue target or revenue growth; (ii) achievement of specified milestones in the discovery, development or regulatory approval of one or more of our products; (iii) achievement of specified milestones in the commercialization of one or more of our products; (iv) achievement of specified milestones in the manufacturing of one or more of our products; (v) cost reduction or other expense control targets; (vi) personal management objectives; (vii) stock price (including, but not limited to, growth measures); (viii) total stockholder return; (ix) earnings per share; (x) operating efficiency; (xi) operating margin; (xii) gross margin; (xiii) return measures (including, but not limited to, return on assets, capital, equity, or sales); (xiv) net sales growth; (xv) productivity ratios; (xvi) operating income; (xvii) net operating profit; (xviii) net earnings or net income (before or after taxes); (xix) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (xx) earnings or operating income before interest, taxes, depreciation, amortization and/or stock-based compensation expense; (xxi) economic value added; (xxii) market share; (xxiii) customer satisfaction; (xxiv) working capital targets; (xxv) budget objectives; (xxvi) mergers, acquisitions or divestitures; and (xxvii) with respect to awards not intended to be performance-based compensation under Section 162(m), other measures of performance selected by the Plan Administrator.

Each performance objective may be based upon the attainment of specified levels of our performance measured under one or more of the criteria described above, either in absolute terms or in relation to the performance of other entities, and may also be based on the performance of any of our business units or divisions or any parent or subsidiary company. In addition, one or more of such performance criteria may be measured in terms of percentage achievement of the budgeted amounts established for those criteria. Each applicable performance objective may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of the award will be earned and a maximum level of performance at which the award will be fully earned.

Each applicable performance criteria may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items or any similar item or event: (i) asset impairments or write-downs; (ii) litigation and governmental investigation expenses and judgments, verdicts or claim settlements; (iii) the effect of changes in tax law, accounting principles or other laws, regulations or provisions affecting reported results; (iv) the effect of exchange rates for non-U.S. dollar denominated net sales or goals based on operating profit, earnings or income; (v) accruals for reorganization and restructuring programs; (vi) any unusual in nature or infrequently occurring items, as determined under generally accepted accounting principles or as described in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; (vii) costs and expenses incurred in connection with mergers and acquisitions; (viii) items of income, gain, loss or expense attributable to the operations of any business acquired by us or any parent or subsidiary or of any joint venture established by us or any parent or subsidiary; (ix) items of income, gain, loss or expense attributable to one or more business operations divested by us or any parent or subsidiary or the gain or loss realized upon the sale of any such divested business or the assets thereof; or (x) the effect of any change in the outstanding shares of our common stock effected by reason of a stock split, stock dividend, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change or any distributions to our stockholders other than regular cash dividends.

New Plan Benefits

As described above, the selection of participants who will receive awards under the 2017 Restatement and the size and types of awards will be determined by the Plan Administrator in its discretion. Therefore, the amount of any future awards under the 2017 Restatement is not yet determinable and it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees. Please see the 2016 Grants of Plan-Based Awards Table on page 79 for information on awards granted in 2016 under the 2004 Plan to certain of our executive officers. On February 28, 2017, the fair market value was $70.48 per share, based on the closing sale price of our common stock on that date on the NASDAQ Global Select Market.

Existing Plan Benefits

The following table sets forth information with respect to options previously granted under the 2004 Plan:

Name	Number of Shares Underlying Options Granted
Named Executive Officers
John F. Milligan	4,692,140
John C. Martin	9,314,670
Robin L. Washington	1,188,170
Norbert W. Bischofberger	3,537,080
Kevin Young	4,275,805
Gregg H. Alton	2,742,160

Non-Employee Board Members
John F. Cogan	521,690
Kelly A. Kramer	5,611
Kevin E. Lofton	97,330
John W. Madigan	509,690
Nicholas G. Moore	750,190
Richard J. Whitley	163,190
Gayle E. Wilson	700,190
Per Wold-Olsen	89,030
All current executive officers as a group (7 persons)	27,156,125
All current non-employee Board members as a group (8 persons)	2,836,921
All employees, including current officers who are not executive officers, as a group	175,446,449

General Provisions

Limitations on Vesting

Except with respect to a maximum of 5% of the total number of shares of common stock authorized for issuance under the 2017 Restatement, no awards of restricted stock or restricted stock units which vest solely on the basis of continued service with us or any parent or subsidiary company will provide for vesting at a rate more rapid than annual pro rata vesting over a three-year period, and any awards of restricted stock, restricted stock units, performance shares or performance units which provide for vesting upon the attainment of performance goals will provide for a performance period of at least 12 months; provided, however, that such limitations will not apply in the event of a change in control transaction or to any award recipient whose service terminates by reason of death, disability, a constructive termination, or an involuntary termination other than for cause or to any award made after June 30, 2013 to a non-employee Board member.

Transferability

Generally, awards under the 2017 Restatement may not, prior to settlement, be transferred assigned, pledged or disposed of in any manner other than by will or the laws of inheritance following the grantee’s death.

However, a grantee may assign awards to a revocable living trust established by the grantee (or by the grantee and his or her spouse) of which he or she is a trustee or co-trustee with his or her spouse. In addition, a grantee may designate a beneficiary to receive the vested portion of his or her awards in the event of their death, and the Plan Administrator also has the authority to allow the transfer of awards other than incentive stock options by gift or pursuant to a domestic relations order to members of the grantee’s immediate family or former spouse.

Termination of Employment

Upon termination of employment, the grantee will have a limited period in which to exercise outstanding stock options or stock appreciation rights as to any shares which are vested at that time. The applicable post-employment exercise period will be determined by the Plan Administrator, need not be uniform for all awards made under the 2017 Restatement, and may reflect distinctions based on the reasons for termination of employment. Other outstanding awards held by a grantee at the time of his or her termination of employment (other than by reason of death, total and permanent disability or for some awards, retirement) will be forfeited to the extent they are not vested at that time. If the grantee previously paid any cash consideration for the forfeited shares, then the company will pay to such individual the lower of the cash amount paid for those shares or their then fair market value.

Deferral of Settlement

The Plan Administrator may provide selected grantees with the opportunity to defer receipt of the shares of common stock or other consideration due upon the settlement of their awards following the satisfaction of the applicable vesting requirements. The Plan Administrator will have the discretionary authority, subject to the applicable requirements of Section 409A of the Code, to establish the election process, the amounts eligible for deferral, the procedures for crediting interest or other investment return on the deferred amounts, the timing and form of payment of those deferred amounts and such other terms, conditions, rules and procedures as the Plan Administrator deems advisable for the administration of the deferral program.

Change in Control

Stock options and stock appreciation rights outstanding under the 2017 Restatement at the time a change in control is effected will be subject to one or more of the following methods of disposition: (i) the options and stock appreciation rights may be assumed by the surviving corporation or replaced with economically equivalent cash or equity awards, (ii) the options and stock appreciation rights may vest in full immediately prior to the change in control and then terminate immediately after the consummation of the change in control, to the extent not previously exercised, or (iii) the options and stock appreciation rights may be continued in full force and effect following such change in control.

Any other awards outstanding under the 2017 Restatement at the time a change in control is effected will automatically vest in full on an accelerated basis, and the shares of common stock subject to those awards will be issued as fully vested shares, immediately prior to the change in control, except to the extent (i) those awards are assumed by the successor corporation or otherwise continued in effect or (ii) such awards are replaced with economically equivalent cash or equity awards.

Awards under the 2017 Restatement will vest in full in the event the grantee’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control in which those awards are assumed, replaced with an economically-equivalent substitute award or otherwise continued in effect. In addition, the Plan Administrator will have the discretion to structure one or more awards under the 2017 Restatement so that the shares subject to those awards will vest immediately prior to the effective date of a change in control, whether or not those awards are assumed, replaced with an economically-equivalent substitute award or otherwise continued in effect.

Awards subject to performance-vesting requirements may be structured so that upon the occurrence of a change in control prior to the completion of the applicable performance measurement period, the performance goal or goals established for those awards will be deemed to have been met at a level pre-specified in the award agreement.

A change in control will be deemed to occur in the event (i) we are acquired by merger or asset sale, (ii) any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than 50% of the total combined voting power of our outstanding securities, (iii) certain changes occur in the composition of our Board, or (iv) we are dissolved or liquidated.

Prohibition against Repricing

Without the consent of our stockholders, no award granted under the 2017 Restatement may be repriced, replaced, regranted through cancellation or modified (other than in the event of certain changes in our capital structure as described below), if the effect would be to reduce the exercise or purchase price in effect for the shares underlying that award. Accordingly, the Plan Administrator may not implement any of the following repricing programs under the 2017 Restatement without obtaining stockholder approval: (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of our common stock for consideration payable in cash, property, or other award, except in connection with a change in control transaction, or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.

Adjustments

In the event any change is made to our outstanding common stock as a result of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting our outstanding common stock as a class, or should the value of the outstanding shares of our common stock change as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable and proportional adjustments will be made to the maximum number and class(es) of securities issuable under the 2017 Restatement, the maximum number and class(es) of securities issuable under the 2017 Restatement pursuant to incentive stock options granted under such plan after December 31, 2012, and the maximum number and class(es) of securities for which the various types of awards under the 2017 Restatement may be made to any person during any calendar year. Outstanding awards under the 2017 Restatement will also be equitably and proportionally adjusted as to the number and class(es) of securities and exercise price (or other cash consideration) payable per share under each such award; provided, however, that the aggregate exercise price (or other cash consideration) will remain the same. The adjustments will be made in such a manner as the Plan Administrator deems appropriate and such adjustments will be final, binding and conclusive.

Withholding

The Plan Administrator may provide holders of awards under the 2017 Restatement with the right to use shares of our common stock in satisfaction of all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the exercise, vesting or settlement of those awards. Either of the following alternatives may be utilized to satisfy the applicable withholding taxes:

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Stock withholding: The election to have us withhold, from the shares otherwise issuable upon the exercise, vesting or settlement of that award, a portion of those shares with an aggregate fair market value equal to the percentage of the withholding taxes as determined by the Plan Administrator.

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Stock delivery: The election to deliver to us, at the time of the exercise, vesting or settlement of such award, shares of our common stock at the time held by such individual with an aggregate fair market value equal to the percentage of the withholding taxes as determined by the Plan Administrator.

In addition, the Plan Administrator may structure an award under the 2017 Restatement so that a portion of the shares of common stock otherwise issuable under those awards will automatically be withheld by us in satisfaction of the withholding taxes which become applicable in connection with the exercise, vesting or settlement of that award.

Amendments and Termination

Our Board may amend, suspend or terminate the 2017 Restatement at any time; provided, however, no amendments to the 2017 Restatement will be made without the approval of our stockholders, if such approval is required by applicable law or regulation or the listing standards of the exchange on which our common stock is at the time primarily traded, or if such amendment would change any provisions of Section 4(b)(vi) or Section 13(a) of the 2017 Restatement. Unless earlier terminated by our Board, the 2017 Restatement will terminate on May  10, 2027.

Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to us and the participants who receive awards under the 2017 Restatement.

Option Grants

Options granted under the 2017 Restatement may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-statutory stock options, which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for ordinary income tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before those two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options

No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee in general will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction in general will be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Stock Awards

The recipient of unvested shares of common stock issued under the 2017 Restatement will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. Subject to the deductibility limitations of Section 162(m) described below, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares. The deduction in general will be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units

No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. Subject to the deductibility limitations of Section 162(m) described below, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Performance Shares/Performance Units/Phantom Shares

No taxable income is recognized upon receipt of such award. The holder will recognize ordinary income in the year in which the shares subject to the award are actually issued or in the year in which the award is settled in cash. The amount of that income will be equal to the fair market value of the shares on the date of issuance or the amount of the cash paid in settlement of the award, and the holder will be required to satisfy the tax withholding requirements applicable to the income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued or the cash amount is paid. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by us in connection with the exercise of non-statutory stock options or stock appreciation rights or the disqualifying disposition of incentive stock option shares will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the 2017 Restatement will remain deductible by us without limitation under Section 162(m). However, any compensation deemed paid by us in connection with any other awards made under 2017 Restatement will be subject to the $1,000,000 limitation, unless the vesting of those awards is tied to performance goals based on one or more of the performance criteria described above. The Compensation Committee has full discretion to determine whether or not awards made under the Plan will be structured so as to qualify as performance-based compensation under Section 162(m) and will make its decision based on all the relevant factors, including potential tax deductibility, in existence at the time of the award.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the 2017 Restatement. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2016:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Common Shares Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(2):
2004 Equity Incentive Plan	23,140,080	$37.7017	60,003,293
Employee Stock Purchase Plan(3)			13,322,732
All plans approved by security holders	23,140,080	$37.7017	73,326,025
Equity compensation plans not approved by security holders	—	—	—
Total:	23,140,080	$37.7017	73,326,025

(1)	Does not take into account 10,554,250 phantom shares, restricted stock awards, restricted stock units and performance share units granted under our 2004 Equity Incentive Plan.
(2)

Does not include 15,646 shares of common stock issuable upon exercise of assumed options and vesting of restricted stock awards under the CV Therapeutics, Inc. 1994 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, and CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan in connection with acquisitions. Options granted under such plans have a weighted-average exercise price of $ 15.3331.

(3)

Under our Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

PROPOSAL 4

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

Based upon a vote of stockholders at the 2011 annual meeting of stockholders, following our Board’s recommendation for an annual advisory vote to approve the compensation of the Named Executive Officers, we are providing stockholders with an advisory vote to approve the compensation of our Named Executive Officers. Although the vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

Performance Highlights

During 2016, we continued to focus efforts to identify, develop and deliver best-in-class drugs that advance the current standard of care and address unmet medical needs. Our total revenues grew 262% over the last five years and our stock price performance during the same period far exceeded the Nasdaq Biotech Index and S&P 500 Index. We achieved this growth while enhancing our operating margins and maintaining an operationally efficient organization. Due to the dynamics of the HCV product market, which is characterized by a rapid uptake after launch as a “warehoused” group of patients seek treatment followed by a deceleration of demand as that group of patients complete their treatment, our total revenues increased dramatically from 2013 to 2015 and then declined in 2016. Despite the decline in our HCV revenues, revenues for our HIV and other antiviral products were up 17% over 2015 and 24% over the past three years. Our HIV and other antiviral product revenues represented 43% of our total product sales, up from 34% in 2015. Sales in each of our other therapeutic areas also increased.

We also achieved a number of operational achievements, including the successful launch of four new products in 2016. For specific 2016 corporate achievements, please see the business highlights under “Compensation Discussion and Analysis” beginning on page 55.

Executive Compensation Highlights

A substantial portion of compensation for each Named Executive Officer (“NEO”) is tied directly to Gilead’s performance, with 90% of our Chief Executive Officer’s direct compensation and 83% of direct compensation for our other NEOs based on corporate performance and paid in the form of long-term equity awards and annual cash bonuses. Long-term equity incentive awards have historically been the largest component of our total direct compensation opportunities for our executive officers and comprise 73% of our Chief Executive Officer’s direct compensation and 64% of direct compensation of our other NEOs. We believe this mix is appropriate because the NEOs should focus their efforts on achieving short- and long-term corporate results, which will ultimately drive stockholder value.

Our pay mix and pay programs are designed to ensure that our NEOs are aligned with the interests of our stockholders as our NEOs only realize value from their equity awards, the largest component of their total direct compensation opportunities, if our financial and total shareholder return (“TSR”) performance is strong.

Our performance-based approach to compensation is functioning as intended. As a result of our fiscal 2016 financial and TSR performance, the performance-based equity pay was earned significantly below the target amounts.

Receptive to Stockholder Feedback

During 2016, we contacted a number of our stockholders and the two largest proxy advisors to gain valuable insights into the issues about which they care most. In addition to continuing the dialogue on key corporate governance topics such as board refreshment and environmental, social and governance reporting, we asked our stockholders whether they had any concerns about our executive compensation programs. The stockholders we contacted did not express concerns about our executive compensation programs.

At the 2016 annual meeting of stockholders, approximately 96% of the votes cast were in favor of our executive compensation program. Our Compensation Committee carefully reviews feedback from our engagement activities and the voting results when making decisions regarding our executive compensation program. Our Compensation Committee did not change our executive compensation program based on the 2016 stockholder advisory vote.

Our Compensation Committee closely evaluates our company performance and compensation programs and will continue to take action to ensure that our compensation programs are aligned with our long-term performance and stockholder interests. Stockholders may express their views directly to our Compensation Committee as described in our “Stockholders Communications with the Board” policy available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Resolution

Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the Named Executive Officers in this Proxy Statement:

“RESOLVED, that Gilead’s stockholders hereby approve the compensation paid to Gilead’s executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this Proxy Statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5

ADVISORY VOTE AS TO THE FREQUENCY OF FUTURE

ADVISORY SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they prefer an advisory vote on named executive officer compensation every one, two or three years. Stockholders also will have the option to abstain from voting on the matter.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Gilead, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

Our Board believes an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices on a more consistent basis. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for Gilead, and we look forward to hearing from our stockholders on this proposal.

The stockholder vote under this proposal is not to approve the Board’s recommendation but is instead an advisory vote on the particular frequency at which each stockholder would like future advisory votes on executive officer compensation to be conducted. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or you may abstain from voting on this Proposal 5.

The stockholder vote on this proposal is advisory and not binding on our Board or Gilead. However, unless our Board should decide otherwise, the particular frequency that receives the highest number of votes cast by stockholders will be the frequency for future advisory votes on executive compensation. Stockholders will be asked to vote on the frequency of an advisory vote on executive compensation at least once every six years.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR “1 YEAR” FOR PROPOSAL 5.

PROPOSAL 6

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS TO PERMIT STOCKHOLDER ACTION BY WRITTEN CONSENT

James McRitchie has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, CA 95758. We have been notified that Mr. McRitchie has continuously held 200 shares of our common stock since at least November 2015. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Mr. McRitchie to the stockholders for approval is as follows:

Stockholder Proposal

Proposal 6 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are two complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Both are associated with increased governance quality and shareholder value.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. For instance, it takes 20% of Gilead Sciences shares outstanding to call a special meeting. Delaware law would allow those with 10% of shares outstanding to call a special meeting. With a net requirement of 20%, a significant percentage of Gilead Sciences shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting. That makes enactment of right to written consent all the more important.

This proposal topic won 47% support last year at Gilead Sciences, up from 46% a year earlier. It also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholders to act by written consent.

Please vote FOR our Right to Act by Written Consent to protect shareholder value.

Our Board Recommends a Vote AGAINST This Proposal.

Board’s View Aligns with Recent Stockholder Votes on this Issue

Our Board carefully considered the advisory votes regarding written consent at our 2012-2016 annual meetings of stockholders and concluded that our stockholders are better served by holding meetings where all stockholders:

•	are provided with notice of the meeting;

•	may discuss the proposed actions; and

•	vote their shares at a designated time using the familiar stockholder vote processes.

This view is in accord with our stockholders who cast the majority of votes AGAINST this proposal at the last four annual meetings of stockholders. Stockholder meetings provide stockholders with a more effective means to participate in proposed actions and facilitate more rigorous and careful consideration of proposed actions by both the Board and the stockholders. Our Board continues to believe that the right to call a special meeting is superior to this proposal in terms of giving our stockholders a meaningful voice within our company.

Written Consent May Disenfranchise Smaller Stockholders

Unlike meetings of stockholders, action by written consent would:

•	result in certain stockholders being denied the ability to be informed about, vote on or otherwise have a say on proposed stockholder actions;

•	enable a bare majority of stockholders to take action on a proposal without the benefit of hearing the views, questions and arguments of other stockholders;

•

potentially result in multiple contradictory consents being solicited simultaneously, creating administrative and financial burdens for the company and also putting our stockholders at risk of confusion;

•	disenfranchise smaller stockholders, in particular in a consent solicitation that does not require their involvement to achieve majority support; and

•	enable a party attempting an unsolicited bid to circumvent negotiating with the Board and result in terms that are not in the best interest of all stockholders.

In addition, action by written consent eliminates the need for notice to be given to stockholders about a proposed action, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny these stockholders the ability to determine whether to exercise their rights, such as by expressing their views as to the merits of the proposal, encouraging the Board to reconsider the matter and voting on the proposed action. Our Board, therefore, believes that this proposal could adversely affect the conduct of stockholder business by resulting in certain stockholders taking action that otherwise would not have been taken if all of our stockholders were informed about and afforded the opportunity to discuss, debate and vote on the matter.

Board has Demonstrated Responsiveness to Stockholders and Adopted Governance Structures that Create Accountability to Stockholders

Adoption of this proposal is unnecessary because our Board has already taken a number of significant steps to ensure accountability to stockholders. For example:

•

Established a strong engagement program to develop relationships and maintain ongoing dialogue with our stockholders. For example, in 2016, we held discussions with a number of our large stockholders and the two largest proxy advisory firms to solicit their feedback on our corporate governance practices.

•

Our conversations with investors are consistent with the voting results on this issue—while some view written consent as an important right, the majority of our stockholders do not support adopting it.

•

We adopted proxy access, which permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of Gilead’s outstanding common stock continuously for at least three years, to nominate and include in Gilead’s proxy materials director nominees constituting up to 20% of the Board (or at least two directors).

•

At the 2012 annual meeting, our stockholders voted to request that our Board take steps to redeem Gilead’s rights plan or “poison pill” unless the plan was subject to a stockholder vote. In response, our Board adopted an amendment that terminated Gilead’s rights plan.

•

We permit stockholders or group of stockholders holding 20% or more of our outstanding shares of common stock to call a special meeting of stockholders. There is no limitation on the timing or agenda of a special meeting called by stockholders. Our stockholders may propose any proper matter for a vote at our annual meeting.

•

Our board structure designates a lead independent director to ensure a strong, independent and active Board of Directors and establish a lead independent contact should stockholders want to speak with a member of the Board.

•	We have eliminated all supermajority voting provisions in our certificate of incorporation and bylaws.

•	Our director nominees are elected annually by majority voting in uncontested elections.

•	A substantial majority of our directors (seven out of the nine director nominees) are independent.

•	We only have one class of stock with equal voting provisions.

Our Board believes that adoption of this proposal would significantly disenfranchise a large proportion of our stockholders and is not necessary given other accountability mechanisms that our Board has adopted. Our Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Gilead or our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

PROPOSAL 7

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD ADOPT A POLICY THAT THE CHAIRMAN OF THE BOARD OF DIRECTORS BE AN INDEPENDENT DIRECTOR

John Chevedden has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously held 100 shares of our common stock since July 1, 2015. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Mr. Chevedden to the stockholders for approval is as follows:

Stockholder Proposal

Proposal 7 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar reversed itself by naming an independent board chairman in October 2016. Caterpillar had opposed a shareholder proposal for an independent board chairman as recent as its June 2016 annual meeting. Wells Fargo also reversed itself and named an independent board chairman in October 2016.

According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions—“2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management. This proposal is of particular importance to our company since our stock price fell about 30% in the year leading up to the submittal of this proposal. We also do not have the right to act by written consent—a sign that management does not value shareholder input.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors. An independent director serving as chairman can help ensure the functioning of an effective board.

Please vote to enhance shareholder value:

Independent Board Chairman—Proposal 7

Our Board Recommends a Vote AGAINST This Proposal.

Board’s View Aligns with Recent Stockholder Votes on this Issue

In 2013, 2014 and 2015, our Board carefully considered stockholder proposals requesting that our Board adopt a policy that the Chairman of the Board be an independent director. Our Board continues to believe that stockholder interests are best served when the Board has the flexibility to determine the best person to serve as Chairman, whether that person is an independent director, a director employed by Gilead or another person, and recommends a vote AGAINST this proposal. This view is in accord with our stockholders who cast the majority of votes against this proposal at our 2013, 2014 and 2015 annual meetings of stockholders.

The Board Should Have Flexibility to Structure an Appropriate Governance Structure Tailored to the needs of Gilead

Gilead’s Board Guidelines provides our Board flexibility to designate Gilead’s Chairman and board leadership structure as our Board deems appropriate based on the circumstances at the time. Our policy enables our Board to choose a leadership structure that can be tailored to the strengths of Gilead’s officers and directors and best addresses Gilead’s evolving and highly complex business. Departing from Gilead’s current policy would unduly impair our Board’s ability to select the director it believes is best suited to serve as Chairman based on the circumstances at the time.

Our Board believes that it is currently in the best interests of Gilead and its stockholders for Dr. Martin to serve as our Executive Chairman. Dr. Martin’s previous experience as our Chief Executive Officer as well as his experience serving as Chairman of the Board since May 2008 enables him to uniquely provide insight into our business and support Dr. Milligan as Chief Executive Officer. As Executive Chairman, Dr. Martin’s primary responsibilities include coordinating the activity of the Board with our lead independent director and working with external stakeholders, including academic thought leaders and government agencies, and individuals across the organization on opportunities for continued innovation. Given their proven leadership capabilities, breadth of industry experience and business success, our Board concluded that Gilead is best served with this leadership structure. Further, our Board believes Gilead can more effectively execute its strategy and business plans to maximize stockholder value if Dr. Martin holds the Executive Chairman position.

Our Board believes the robust role of the lead independent director and Gilead’s other strong corporate governance policies and practices provide effective oversight of management. Moreover, our Board’s approach to this issue is consistent with that of most large, publicly-traded companies in the United States—29% of companies in the S&P 500 have an independent chairman, but only 4% require a separate chairman, according to the Spencer Stuart 2015 Board Index. If our Board determined that an independent chairman would better meet the needs of Gilead, our Board has the authority to do so.

Our Lead Independent Director and Our Strong Governance Structures Ensure our Board’s Independent Leadership and Accountability

We believe the robust duties of our lead independent director empower our independent directors to provide effective guidance, challenge and oversight of management:

•	Lead independent director. Our Board Guidelines provide that where the Chairman is an employee of the company, the independent directors will appoint a lead independent director to coordinate their efforts and activities. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman, ensuring a strong, independent and active Board of Directors. As set forth in the Lead Independent Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board;

•	approving agendas for the Board;

•	approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	recommending to the Board and the Board committees the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

In addition, as required by our Board Guidelines, Gilead’s independent directors meet without executive management on a routine basis to review, among other things, Gilead’s strategy, performance, management effectiveness and succession planning. In addition, Dr. Cogan conducts an annual assessment of the Board and committees of the Board to evaluate their effectiveness.

•	Substantial majority of our directors are independent. Currently, seven out of the nine director nominees are independent.

•

Fully-independent Board committees. All members of the key Board committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee—are “independent” in accordance with or as defined in the rules adopted by the SEC and NASDAQ and Gilead’s own Board Guidelines. This ensures that oversight of critical matters such as the integrity of our financial statements, the compensation of our executive officers, the selection and evaluation of directors and the development of corporate governance principles is entrusted to independent directors.

•

Ongoing Board refreshment: Our Nominating and Corporate Governance Committee regularly evaluates the Board’s composition to ensure a diversity of perspectives and a combined skill-set to oversee management’s execution of our strategy.

•

Established corporate governance guidelines. We maintain strong corporate governance policies and practices. Information regarding our corporate governance initiatives, including our Board Guidelines and the charter for each Board committee, can be found on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

We believe our strong corporate governance policies and practices, including the substantial percentage of independent directors on our Board, as well as the robust duties of our lead independent director, empower our independent directors to effectively oversee our management—including the performance of our Executive Chairman and Chief Executive Officer—and provide an effective and appropriately balanced board governance structure. We believe that the interests of our stockholders will be best served by maintaining our Board’s flexibility in determining the board leadership structure that is best suited to the needs of Gilead at any particular time.

Our Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Gilead or its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 7.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the components of our executive compensation program and the 2016 executive compensation decisions of the Compensation Committee of our Board of Directors (our “Compensation Committee”) for our Named Executive Officers:

•

John F. Milligan, our President and Chief Executive Officer (our “Chief Executive Officer”). Dr. Milligan assumed the role of President and Chief Executive Officer effective March 10, 2016, after serving as President and Chief Operating Officer since 2008.

•

John C. Martin, our Executive Chairman (our “Former Chief Executive Officer”). Dr. Martin transitioned to the role of Executive Chairman effective March 10, 2016, after serving as Chief Executive Officer for over 20 years.

•	Robin L. Washington, our Executive Vice President and Chief Financial Officer.

•	Norbert W. Bischofberger, our Executive Vice President, Research and Development and Chief Scientific Officer.

•

Kevin Young, our Chief Operating Officer. Mr. Young was appointed to the role of Chief Operating Officer effective Mary 24, 2016. The compensation paid to Mr. Young for the 2016 fiscal year is discussed in detail in a separate section of the Compensation Discussion and Analysis beginning on page 71 below.

•	Gregg H. Alton, our Executive Vice President, Corporate and Medical Affairs.

Company Overview

We are a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need.

•

We have 21 marketed products and our primary areas of focus include HIV, liver diseases, such as chronic hepatitis C virus (“HCV”) infection and chronic hepatitis B virus (“HBV”) infection, hematology/oncology, cardiovascular and inflammation/respiratory diseases.

•

Our total revenues grew 262% over the last five years and our stock price performance during the same period far exceeded the Nasdaq Biotech Index and S&P 500 Index. We achieved this growth while enhancing our operating margins and maintaining an operationally efficient organization.

•	Our curative HCV products created a new revenue dynamic for us which was reflected in our significant revenues growth from 2013 – 2015.

(1)	Stock performance reflects the cumulative return on investment assuming an investment of $100 in our common stock, the NBI Index and the S&P 500 Index on December 30, 2011, and that all dividends were reinvested.

Total Revenue Stock Price Performance(1)

We significantly diversified our portfolio of products over the past several years by launching our curative HCV products, creating a new revenue dynamic.

•

Our HCV products created a new revenue dynamic for us as they offer cure rates as high as 95-99 percent for all genotypes (1-6) of HCV infection in less time (as little as eight weeks) and with fewer side effects than prior treatments. These products are characterized by a rapid uptake after launch as a “warehoused” group of patients seek treatment followed by a deceleration of demand as that group of patients complete their treatment. This effect caused our HCV and total revenues to increase dramatically from 2013 to 2015 and then to decline in 2016.

•

While we anticipate HCV revenues in 2017 will decline from the prior year levels due to a decline in patient starts, there are still many patients to treat and we expect our HCV business to generate significant revenues and cash flows in the future.

•

Despite the short term revenue volatility created by the dynamics of the HCV cure market, the significant revenue growth generated by these products provides us with critical resources to invest in our internal pipeline and external opportunities in order to create long-term stockholder value.

Our business model continues to be characterized by significant capital investment, long lead times for discovery and development and unpredictable outcomes due to the nature of developing medication for human use.

•

Investments in our product pipeline take time to mature, as our business faces multi-year development cycles. We establish goals and metrics and measure performance not only based on the achievement of financial goals, but also by evaluating performance across a range of operational goals that support our long-term strategy. We believe that both our financial and operational achievements are critical to our future success.

•

We are committed to building and sustaining long-term growth by expanding our product pipeline and therapeutic areas through internal discovery and innovation as well as product acquisition and in-licensing.

This illustration of the drug development industry life cycle highlights the importance of sustained investment and performance, which ultimately drives commercial and financial results:

Highlights of 2016 Performance

Operating Performance:

In 2016, our revenues declined 7% compared to 2015. This was our first year of declining revenues since 2003 and was attributable to the dynamics of the HCV market described above. Despite the decline in our HCV revenues, revenues for our HIV and other antiviral products were up 17% over 2015 and 24% over the past three years. Our HIV and other antiviral product revenues represented 43% of our total product sales, up from 34% in 2015. Our growth in the HIV area resulted from our continued innovation over the years. Sales in each of our other therapeutic areas also increased.

Typical industry life cycle is 12 years Scientific Conception Significant capital investment (either through internal discovery or acquisition/in-licensing) Long lead times Research & Development Industry average to bring a product to market is 12 years Only 33% of Phase 2 trials progress to Phase 3 Marketing Application Long lead times to receive product and pricing approval Commercialization Success depends on competitive and economic landscape Realization of financial investment

By the end of 2016, we had treated approximately 1.3 million HCV-infected individuals around the world with our breakthrough HCV drugs in just three years while eliminating the debilitating side effects of earlier drugs. In addition, more than 10 million HIV patients in resource-limited countries are receiving a Gilead-based HIV regimen, representing two-thirds of the countries in the world and the regions hardest hit by HIV/AIDS.

Our decline in revenues due to the dynamics of the HCV market impacted our total shareholder return (“TSR”), which was down on a one-year basis, as illustrated below(1):

(1)	Data per S&P Research Insight as of December 31, 2016.

Pipeline and Innovation Performance:

As discussed above, our continued success will be driven by advancing our drug development pipeline and achieving other operational goals. Key achievements in 2016 included the following:

•

Successful launch of four new products in 2016 – (1) Odefsey® for the treatment of HIV, (2) Descovy® for the treatment of HIV, (3) Epclusa® for the treatment of HCV and (4) Vemlidy® for the treatment of HBV.

•

Significant pipeline progress across all therapeutic areas, including pending regulatory approval of the fixed-dose combination of sofosbuvir/velpatisivir/voxilaprevir for the treatment of HCV. Highlights include:

•

Positive results from a Phase 2 trial evaluating selonsertib in patients with nonalcoholic steatohepatitis (NASH) and moderate to severe liver fibrosis. Advanced selonsertib to Phase 3 clinical trials;

•	Advanced filgotinib, a JAK1 inhibitor, to Phase 3 trials for three inflammatory disease indications – rheumatoid arthritis, Crohn’s disease and ulcerative colitis;

•	Positive data from a Phase 2 study demonstrating that bictegravir and emtricitabine/tenofovir alafenamide for the treatment of HIV demonstrated high virologic response rates; and

•	Positive data from Phase 3 studies evaluating the safety and efficacy of switching virologically suppressed HIV-1-infected patients from regimens containing Truvada® to regimens containing Descovy.

Highlights of our 2016 achievements are addressed in this Compensation Discussion and Analysis under “Our 2016 Executive Compensation Decisions; Annual Bonuses.”

Total Shareholder Return Long term TSR is the highest of our per group

Pay for Performance Alignment

A substantial portion of compensation for each Named Executive Officer is tied directly to Gilead’s performance, with 90% of our Chief Executive Officer’s direct compensation and 83% of direct compensation for our other Named Executive Officers based on our corporate performance and paid in the form of long-term equity awards and annual cash bonuses. Long-term equity incentive awards have historically been the largest component of our total direct compensation opportunities for our executive officers and comprise 73% of our Chief Executive Officer’s direct compensation and 64% of direct compensation of our other Named Executive Officers. We believe this mix is appropriate because the Named Executive Officers should focus their efforts on achieving short- and long-term corporate results. The following charts show the allocation among base salary and performance-based compensation that was awarded in the form of annual bonus and equity award values for our Chief Executive Officer and the other Named Executive Officers as a group for 2016.

Our fiscal 2016 financial and relative TSR performance resulted in performance-based equity pay that was significantly below the target amounts. Earnings under our 2014 performance share awards, for which the multi-year performance period was completed at the end of fiscal 2016, are based on our three-year TSR performance and the cumulative revenue performance over the past three years. Our Named Executive Officers did not earn any shares under the 2014 TSR performance share awards, and the 2016 sub-tranche of the Revenue performance share awards was achieved at 79% of target. The stock options granted in 2016 had no value as of December 31, 2016 since stock options only provide value if our stock price appreciates. Additionally, as of December 31, 2016, all stock options granted over the past three years had no value.

Chief Executive Officer Other Named Executive Officers

The Named Executive Officers’ payouts under our annual corporate bonus program were on average 120% of target; the Chief Executive Officer’s award was 116% of target. This represents a year-over-year reduction of 23% for our Chief Executive Officer. This year-over-year reduction was driven in large part by our failure to meet specific financial goals, which accounted for 30% of our corporate bonus award determination. To illustrate the impact of fiscal 2016 performance on the compensation of our Chief Executive Officer, the following table compares the target compensation amounts to actual earnings for performance-based pay at the end of fiscal 2016.

• 2016 bonus payout was 23% below 2015 bonus payout • 2014 TSR PSUs were earned at 0% • 2016 Revenue PSUs were earned at 79% of target(2) • 2016 stock options currently have no value

(1)	Target performance share value is based on the 2014 performance share grant, valued as of the award date.
(2)	Actual performance share value is based on 0% payout for TSR tranche and 160% payout of the target shares for the absolute revenue tranche valued at $70.31 as of the release date of February 16, 2017.
(3)

Target stock option value is based on the 2016 stock option grant, valued as of the actual grant date fair value; actual stock option value is based on the value of the 2016 stock option grant as of December 31, 2016.

(4)	Target bonus value is based on target amount of 150% of base salary; actual annual bonus earned was at 116% of target.

Stockholder Engagement and 2016 Vote on Executive Compensation

Our relationship with our stockholders is a critical part of our success, and in 2016, we conducted extensive stockholder engagement to ensure that both management and the Board of Directors (our “Board”) understand and consider the issues that matter most to our stockholders. We value the views of our stockholders, and we are committed to engaging in regular, transparent communication with stockholders. The insights we have gained from these discussions over the years have been helpful to management and the Board in guiding our corporate policies and practices.

During 2016, we contacted a number of our stockholders and the two largest proxy advisors to gain valuable insights into the issues about which they care most. In addition to continuing the dialogue on key corporate governance topics such as board refreshment and environmental, social and governance reporting, we asked our stockholders whether they had any concerns about our executive compensation programs. The stockholders we contacted did not express concerns about our executive compensation programs.

At the 2016 annual meeting of stockholders, approximately 96% of the votes cast were in favor of our executive compensation program. The Committee carefully reviews feedback from our engagement activities and the voting results when making decisions regarding our executive compensation program. Our Compensation Committee did not change our executive compensation program based on the 2016 stockholder advisory vote.

CEO Performance Based Compensation

Stockholders may express their views directly to our Compensation Committee as described in our “Stockholders Communications with the Board” policy, available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Gilead’s Compensation Philosophy, Goals and Principles

Due to the nature of our business, our executive compensation program is designed to reward progress in advancing our drug development pipeline and achieving other operational goals while aligning the short- and long-term interests of executives with those of our stockholders. We deliver the majority of our Named Executive Officers’ compensation in the form of performance-based awards. As a result, a significant percentage of total target compensation is “at-risk” through both our short- and long-term incentive awards. These awards are directly linked to company performance.

•	A substantial portion of our executives’ total direct compensation is awarded in the form of equity awards, comprised of performance shares and stock options.

•

Performance shares are tied to long-term relative TSR and annual revenue performance, measured over three years. Stock options vest over four years and executives can realize value only to the extent the stock price appreciates.

•

While equity awards are tied to objective performance measures (revenue, TSR and absolute stock price appreciation), the annual bonus program is based on the evaluation of key short-term corporate financial and operational goals and individual performance goals that drive longer-term corporate performance and growth.

Compensation Philosophy. Our executive compensation program is built on six fundamental principles:

•	Pay-for-Performance

•	Market Competitiveness

•	Balance the Short-and Long-Term Perspective

•	Stockholder Alignment

•	Cost-Effectiveness

•	Egalitarian Approach

Other Compensation Policies and Practices

We maintain best-in-class governance standards pertaining to the oversight of our executive compensation programs. As in prior years, the following policies and practices were in effect during 2016:

What we do

✓	Robust Executive Stock Ownership Guidelines

✓	Clawback policy allows for recoupment of any unearned compensation if financial results subsequently restated

✓	Independent Compensation Committee

✓	Pre-established grant date practice for approving executive officers’ equity awards

✓	Minimal perquisites to executive officers

What we do not do

✗	Executives are prohibited from hedging or pledging our stock

✗	Compensation Committee’s independent consultant performs no other work for Gilead

✗	No repricing of stock options without stockholder approval

✗	No single trigger severance benefits

✗	No excise tax gross-ups

✗	No employment agreements

Our Named Executive Officers’ 2016 Compensation

Executive Chairman Compensation

In March 2016, we appointed a new Chief Executive Officer, John F. Milligan, who previously served as our President and Chief Operating Officer, and John C. Martin assumed the role of Executive Chairman. The Board carefully evaluated the needs of Gilead when deciding to appoint Dr. Martin as Executive Chairman and thoughtfully defined the distinct roles of Executive Chairman and Chief Executive Officer. The Chief Executive Officer is responsible for day-to-day management of the company and the overall execution of our strategy. The Executive Chairman’s primary responsibilities include coordinating the activities of our Board with our lead independent director and working with external stakeholders, including academic thought leaders and government agencies, and individuals across the organization on opportunities for continued innovation. Based on Dr. Martin’s over 40 years of industry experience, including over 20 years as our Chief Executive Officer, his extensive knowledge of the industry, our anticipated opportunities and challenges as well as his proven leadership abilities in both building our company and bringing innovative medicines to market, our Board determined in 2017 that Dr. Martin’s continued role as Executive Chairman will allow us to further benefit from his continued involvement with the company. The Executive Chairman role does not have a defined tenure; rather, our Board will assess the anticipated needs of our company each year in making the determination whether to extend the appointment.

In 2016, when Dr. Martin initially assumed the role of Executive Chairman, his total compensation was decreased significantly. In 2017, his total compensation was further reduced. When considering the compensation for the Executive Chairman, the Board considered many factors, including the scope of Dr. Martin’s role and market practices.

Pay Element(1)	Final Year as Chief Executive Officer 2015	First Year as Executive Chair 2016		Second Year as Executive Chairman 2017
Base Salary	$1,737,000	$1,737,000	0%	$1,160,000	-33%
Target Bonus %	155%	100%		100%
and $	$2,692,000	$1,737,000	-35%	$1,160,000	-33%
Equity	$11,500,000	$6,000,000	-48%	$4,000,000	-33%
Target Total Direct Compensation	$15,929,000	$9,474,000	-41%	$6,320,000	-33%

(1)	Dr. Martin assumed the role of Executive Chairman effective March 10, 2016. The base salary figures represents an annualized amount.

A summary of our Named Executive Officers’ compensation that was awarded or earned during 2016 is set forth below:

Compensation Component	Payment Criteria	2016 Compensation Summary
Base Salary	• Fixed annual compensation reviewed annually with increases occurring February 1	• Increased 25% for our Chief Executive Officer due to his promotion to Chief Executive Officer • Increased between 0% and 5% for other Named Executive Officers(1)
Annual Bonus

•      Chief Executive Officer:

•      100% corporate performance

•      Target = 150% of salary

•      Executive Chairman:

•      100% corporate performance

•      Target = 100% of salary

•      Other Executives:

•      75% corporate/25% individual performance

•      Target = 85% to 95% of salary

•      Corporate performance assessed on:

•      Product pipeline development – 30%

•      Launch and support products – 30%

•      Financial results – 30%

•      Organizational achievements – 10%

•      Annual bonus earned at 116% of target for our Chief Executive Officer, based on financial and strategic business achievements

•      Annual bonus earned at 116% – 125% of target for other Named Executive Officers

Equity Compensation

•      Performance shares are earned over three years based on relative TSR and annual revenue growth

•      Performance shares pay out at zero shares below a minimum threshold of performance

•      Options vest over four years beginning one year after grant, with quarterly vesting after year one

•      Value of 2016 equity award granted to our Chief Executive Officer represented a 131% increase compared to 2015 equity award due to his promotion to Chief Executive Officer

•      Value of 2016 equity award granted to our Executive Chairman represented a 48% decrease compared to 2015 due to his transition to Executive Chairman

•      Relative TSR tranche of performance shares for 2014-2016 earned at 0% of target shares

•      Absolute revenue tranche of performance shares for 2014-2016 earned at 160% of target shares

(1)	Due to the nature of his prior role, Mr. Young is excluded from this calculation.

Equity Compensation: Performance Shares and Stock Options

The long-term incentive component of our executive compensation program is entirely performance-based and in 2016 consisted of (i) performance-share awards that may be earned only upon the achievement of pre-established performance objectives and (ii) time-vested options to purchase shares of our common stock, which require our common stock to appreciate in value before our executive officers realize any economic benefit from the options.

2016 Equity Award Decisions

In determining the equity awards for our Chief Executive Officer and our Executive Chairman, the Compensation Committee’s recommendations, which were ratified by the independent members of our Board, were based on the following considerations:

•	a competitive assessment of the grant-date fair value of equity awards granted to the chief executive officers at the companies in our compensation peer group,

•	our financial and operational performance in 2015, and

•	our financial performance relative to our compensation peer group over the past several years.

Dr. Martin, who served as Chief Executive Officer at the January 2016 meeting, recommended to our Compensation Committee that equity awards to the other Named Executive Officers remain relatively unchanged. After evaluating each Named Executive Officer’s performance during the prior year, his or her expected future contributions, our performance compared to the competitive market and Dr. Martin’s recommendation, our Compensation Committee approved each of these recommendations. In connection with the announcement that Dr. Milligan would assume the role of Chief Executive Officer and Dr. Martin would assume the role of Executive Chairman effective March 2016, their awards take into account their new roles.

The table below sets forth the equity awards approved by our Compensation Committee at its January 2016 meeting, and for comparison purposes, the values of the 2015 equity awards:

Named Executive Officer	Equity Award Value Approved By The Compensation Committee
	2015	2016
Dr. Milligan	$4,760,000	$11,000,000
Dr. Martin	$11,500,000	$6,000,000
Ms. Washington	$3,200,000	$3,200,000
Dr. Bischofberger	$4,200,000	$4,000,000
Mr. Young	N/A	$3,500,000	(1)
Mr. Alton	$3,500,000	$3,500,000

(1)	Mr. Young’s award value reflects the equity grant he received upon his appointment to Chief Operating Officer.

Equity Awards 100% Performance Based 50% Stock Options 50% Performance Shares Value is only realized if stock price appreciates Payout based on performance against financial metrics which include 50% relative TSR and 50% absolute revenue

2016 Performance Share Awards

Consistent with prior years, performance share awards granted by our Compensation Committee in 2016 were divided into two equally weighted tranches: one subject to relative TSR performance conditions and one subject to three annual revenue-based performance goals. Our Compensation Committee selected TSR and revenue as our performance measures because they relate to the key behaviors that it wants to reinforce. These metrics also resonate strongly with our stockholders.

Relative TSR Portion. The performance-based vesting requirement for the relative TSR shares is tied to the percentile level of our TSR for the three-year performance period from February 1, 2016 through December 31, 2018 relative to the TSR realized for that same period by the companies comprising the S&P Healthcare Sub-Index. Our Compensation Committee selected the S&P Healthcare Sub-Index for comparison purposes because it enables our Compensation Committee to assess our financial performance against an objective peer group, which consists of approximately 35 companies.

TSR Percentile vs. Comparator Group	% of Target Paid
81st or above	200% of Target
50th	100% of Target
20th or below	0% of Target

If our absolute TSR is negative, the maximum vesting opportunity is capped at 100% of the target, regardless of our relative performance. To receive the earned shares, an executive officer must remain employed with us through the date on which our Compensation Committee certifies performance achievement.

Absolute Revenue Portion. One-third of the shares subject to the revenue-based tranche of the 2016 performance shares are tied to achievement of our 2016 net product revenue goal, one-third are tied to a 2017 net product revenue goal and one-third are tied to a 2018 net product revenue goal. Each year’s net product revenue goal is established by our Compensation Committee in the first quarter of that year, and the payout level can range from 0% to 200% of each year’s target. The uncertainty of many external factors influencing our business, such as unanticipated pricing pressures from payers and competitors, potential amendments to the new healthcare legislation or other government action as well as volatility in the foreign currency exchange rates make it very difficult to forecast net product revenue beyond a one-year period. As a result, our Compensation Committee has determined that an annual net product revenue goal, with a multi-year service period component, is the most appropriate metric. For purposes of determining the achievement level, any product revenue realized during the fiscal year by any entity that we acquired during that year and the effect of any accounting change is excluded. Revenue from an acquired entity is excluded to ensure that we hold ourselves accountable to the goals set at the beginning of the performance period and to ensure that our executives are not encouraged to make significant business decisions for the purpose of influencing the payout of awards.

The awards are also subject to continued employment through the date our Compensation Committee certifies performance achievement.

In January 2016, our Compensation Committee established the net product revenue performance goal of $30.8 billion (at target) for 2016. The same 2016 net product revenue performance goals also apply to one-third of the shares subject to the revenue-based tranche of the performance share awards granted in 2015 and in 2014.

Year of Grant	2014	2015	2016	2017	2018

2014 Equity Award

Absolute Revenue Tranche	$14.7B Target	$27.3B Target	$30.8B Target

2015 Equity Award

Absolute Revenue Tranche		$27.3B Target	$30.8B Target	TBD

2016 Equity Award

Absolute Revenue Tranche			$30.8B Target	TBD	TBD

2016 Stock Options

Our Compensation Committee believes that stock options provide the appropriate incentive for our executive officers because they will realize value only if our stock price appreciates, which benefits all stockholders. Stock options granted to the Named Executive Officers vest over a four-year service period. One-quarter of the shares of our common stock subject to these options vest one year from the grant date and the remaining shares vest quarterly thereafter (assuming the continued service of the executive officer over the next three years) until fully vested.

2014 Performance Share Award Results

In January 2014, our Compensation Committee granted performance share awards to the Named Executive Officers that were subject to a three-year performance period and continued employment through certification:

•

The vesting requirement for the first tranche was tied to our TSR for the three-year performance period ending January 31, 2017 relative to the TSR of the companies comprising the S&P Healthcare Sub-Index.

•	The vesting requirement for the second tranche was based on net product revenue goals established for each of 2014, 2015 and 2016 (one-third each year).

In February 2017, our Compensation Committee certified final performance achievements for the 2014 performance share awards. Our three-year relative TSR was at the 11th percentile, resulting in no payout for the TSR tranche of the performance shares. In addition, our net product revenue exceeded the maximum revenue goal in 2014 and 2015 but slightly missed our revenue goal in 2016, resulting in a payout of 160% of the target number of shares subject to the revenue tranche of the performance shares.

Performance Share Awards	Threshold	Target	Maximum	Actual Performance	Percentage Earned
Relative TSR Tranche:	20th percentile	50th percentile	>80th percentile	11th percentile	0%

Net Product Revenue Tranche:
2014 Net Product Revenue	$13.2B	$14.7B	$15.5B	$24.5B	200%
2015 Net Product Revenue(1)	$24.6B	$27.3B	$28.7B	$32.2B	200%
2016 Net Product Revenue(2)	$27.7B	$30.8B	$32.3B	$30.0B	79%

(1)	Also included as a sub-tranche of the 2013 and 2014 performance shares.
(2)	Also included as a sub-tranche of the 2014 and 2015 performance shares.

Named Executive Officer(1)	Target Number of TSR Shares Subject to 2014 Performance Share Award	Number of TSR Shares Earned Under 2014 Performance Share Award	Target Number of Revenue Shares Subject to 2014 Performance Share Award	Number of Revenue Shares Earned Under 2014 Performance Share Award
Dr. Milligan	10,150	0	13,020	20,789
Dr. Martin	25,360	0	32,550	51,972
Ms. Washington	9,430	0	12,090	19,303
Dr. Bischofberger	8,940	0	11,470	18,313
Mr. Alton	8,210	0	10,540	16,828

(1)	Mr. Young is excluded from the table as he did not receive such award in his role prior to appointment to Chief Operating Officer.

Annual Bonuses

Our annual bonus plan is designed to reward the achievement of key short-term corporate objectives (such as research and development and strategic goals), as well as individual performance objectives that drive our longer-term corporate performance and growth.

Target Bonus Opportunities

The 2016 target bonus opportunities for the Named Executive Officers were established as a percentage of their base salaries. Actual earned amounts could range from 0% to 150% of the target opportunity, based on achievement of the relevant performance objectives as follows:

	2015 Target Bonus Opportunity (as a percentage of base salary)	2016 Target Bonus Opportunity (as a percentage of base salary)
Named Executive Officer
Dr. Milligan(1)	100%	150%
Dr. Martin(2)	155%	100%
Ms. Washington	85%	85%
Dr. Bischofberger	85%	95%
Mr. Young(3)	N/A	95%
Mr. Alton	85%	85%

(1)	The bonus target increase reflects Dr. Milligan’s promotion to Chief Executive Officer.
(2)	The bonus target opportunity in 2015 reflects Dr. Martin’s role as Chief Executive Officer.
(3)	The actual bonus target opportunity for Mr. Young was prorated to reflect his time in the role of Chief Operating Officer; Mr. Young was not a Named Executive Officer in 2015.

The annual bonus of our Chief Executive Officer and Executive Chairman was tied solely to our achievement of corporate financial and operational performance objectives based on our operating plan for 2016. The other Named Executive Officers’ annual bonuses were weighted 75% on achievement of the same corporate financial and operational performance objectives that apply to our Chief Executive Officer and 25% on each executive officer’s achievement of his or her individual performance objectives, with award amounts determined by the following formula:

Corporate Performance Objectives and Achievements

For the 2016 annual bonus plan, our Compensation Committee considered the following corporate performance criteria and our achievement thereof in determining the Named Executive Officer awards. The

Target Bonus Corporate Weighting (75%) Corporate Performance Target Bonus Individual Weighting (25%) individual Performance Actual Bonus Award

Committee selected these goals because it believes they represent fundamental categories of our corporate performance based on our 2016 annual operating plan:

•

Build product pipeline for the future – The pipeline is critical for a research and innovation focused biopharmaceutical company and is a key driver of future growth. Our pipeline metric is based on the achievement of milestones in early development, discovery research, business development, late-stage development, filings and approvals.

•

Launch and support products – Maintaining and expanding our market share, through successful commercial efforts, is key to our success. This metric is based on the achievement of sales goals around the world, ensuring access of our products to patients in need and partnering with key external constituents.

•

Drive financial results – Financial performance is an indicator of performance, growth and the health of the organization and is a key metric for stockholders. Our financial performance metric is based on achievement of annual revenue and expense goals.

•

Obtain organizational achievements – The wellbeing of our culture is critical to achieving our business objectives. Our organizational metric is based on achievements in operational efficiency and employee engagement and development.

Within each category, our Compensation Committee considers our performance against the objectives, the degree of difficulty in achieving the objectives and relevant events and circumstances that affected our performance. Based on these assessments, our Compensation Committee assigns a corporate performance factor between 0% and 150% for each category, as referenced in the table below. Our Compensation Committee can add or subtract an additional 10% to recognize unplanned factors, provided that the total amount payable may not exceed the maximum bonus opportunity for the year. If our Compensation Committee determines that the overall corporate performance factor for the year was less than 50%, no bonus is payable for the year.

In assessing our overall corporate performance in 2016, our Compensation Committee considered the key achievements set forth in the table below. These were also the factors considered in connection with annual bonus of our Chief Executive Officer and Executive Chairman since they are not subject to an individual performance factor.

Corporate Performance Category	Achievements	Weighting (a)	2016 Performance Factor (b)	Results (a * b)

Build Product Pipeline	• Received approval of Descovy and Odefsey in the U.S. and EU as the second and third tenofovir alafenamide-based HIV regimens • Received approval of Epclusa, the first all oral, pan-genotypic, single tablet regimen for the treatment of adults with genotype 1 – 6 chronic HCV infection • Received approval of Vemlidy in the U.S. for the treatment of chronic HBV infection • Submission of a new drug application for the single table regimen containing sofosbuvir, velpatasvir and voxilaprevir for the treatment of HCV	30%	130%	39.0%

Launch and Support Products	• Sovaldi® and Harvoni® approved in 65 and 48 countries, respectively • As of December 31, 2016, more than 1.3 million patients worldwide have been treated with a sofosbuvir-based regimen • More than 10 million HIV patients in low- and middle-income countries received treatment • Genvoya® launch was the fastest HIV launch in history	30%	125%	37.5%

Financial Results	• 2016 net product revenues of $29.95 billion, which was slightly below expectations • Controlled selling, general and administrative expenses (“SG&A”) and research and development (“R&D”) expenses, with SG&A below budget and R&D at budget (excluding one-time acquisition-related amounts)	30%	80%	24.0%

Organizational Achievements	• Campus expansion and improvements in Foster City, Oceanside and LaVerne, California implementing sustainable principles in construction and design, on-time and on-budget • Successful delivery of Odefsey, Descovy, Epclusa and Vemlidy within 48 hours of U.S. approval	10%	140%	14.0%

Unplanned Activities	• Purchase of a U.S. Food and Drug Administration Priority Review Voucher • Partnership with the World Health Organization to provide $20 million in funding and drug donations to expand access to treatment for visceral leishmaniasis, the world’s second-deadliest parasitic infectious disease	+/-10%	1.5%	1.5%

Overall 2016 Corporate Performance Factor				116.0%

The Compensation Committee determines the Performance Factor (column (b)) by assessing the company’s achievement of each Corporate Performance Category. The “Achievements” column in the table above sets forth the material accomplishments considered by the Compensation Committee. The Compensation Committee places equal importance on research and development, financial, and commercial achievements where applicable and appropriate. The sum of the results for each category equals the overall corporate performance factor.

Individual Performance Objectives

Our Compensation Committee also considered the individual contributions of the Named Executive Officers (other than our Chief Executive Officer and Executive Chairman, whose bonus opportunities were based entirely on corporate performance) to the achievement of the research and development, commercial, financial and operational objectives that supported our corporate objectives. The assigned individual performance factors reflect the extent to which each Named Executive Officers’ personal contributions were determined to benefit our overall performance and to exceed or fall short of his or her individual objectives. In considering the annual bonus attributable to individual performance, our Chief Executive Officer and Compensation Committee took into account the accomplishments by the Named Executive Officers, based on their individual strategic achievements, including their continued focus on evolving our pipeline and growing our marketed products.

Executive Officer	Select 2016 Achievements
Ms. Washington

Ms. Washington’s award reflects Gilead’s strong capital allocation strategy and overall financial health. In addition, Ms. Washington led critical initiatives in the Finance organization to streamline costs and in the Information Technology organization to improve efficiency and processes.

Dr. Bischofberger

Dr. Bischofberger’s award reflects his significant advancement of Gilead’s pipeline, including the regulatory approval of four new products. Under his leadership, as of the end of 2016, the research pipeline included 167 active clinical studies, of which 61 were Phase 3 clinical trials. In addition, Dr. Bischofberger was instrumental in identifying new leadership in our emerging therapeutic areas.

Mr. Young

Mr. Young’s award reflects his achievements since his appointment as Chief Operating Officer to drive efficiency and leverage expertise across the Commercial organization. Under Mr. Young’s leadership, Gilead’s HIV franchise exceeded the expected budget in 2016. Finally, Mr. Young has made critical leadership changes in key markets and continues to build strong teams.

Mr. Alton	Mr. Alton’s award reflects his achievements in expanding Gilead’s patient access programs. Through his leadership, more than 10 million people in the developing world are being treated by a Gilead-based HIV regimen. Mr. Alton also led the submission of six products for inclusion in the World Health Organization List of Essential Medicines.

Annual Bonus Decisions

Based on our corporate performance and the evaluation of individual performance objectives (for Named Executive Officers other than our Chief Executive Officer and Executive Chairman), our Compensation Committee approved the following bonus payments:

					Company Performance		Individual Performance
Named Executive Officer	Base Salary	Target Bonus Opportunity (as % of Salary)		Target Bonus Opportunity	Corporate Performance Factor (%)	Factor Weighting (%)	Individual Performance Factor	Factor Weighting (%)	Total Bonus Payment	Total Bonus Payment as % of Target
Dr. Milligan	$1,500,000	150%		$2,250,000	116%	100%	—	—	$2,610,000	116%
Dr. Martin	$1,737,000	100%		$1,737,000	116%	100%	—	—	$2,014,920	116%
Ms. Washington	$905,000	85%		$769,250	116%	75%	140%	25%	$938,485	122%
Dr. Bischofberger	$1,050,000	95%		$997,500	116%	75%	125%	25%	$1,179,544	118%
Mr. Young	$1,050,000	73	%(1)	$766,500	116%	75%	150%	25%	$954,293	125%
Mr. Alton	$930,000	85%		$790,500	116%	75%	130%	25%	$944,648	120%

(1)	Mr. Young’s target bonus opportunity of 95% was pro-rated to reflect the May 24, 2016 effective date of his appointment as Chief Operating Officer.

Base Salary

Base salary is the primary fixed component in our executive compensation program and supports our objective of providing competitive compensation that will attract and retain talented executive officers. Our Compensation Committee believes that base salaries should reflect the responsibilities of the position, the individual’s performance for the preceding year, his or her experience, as well as an appropriate pay level relative to similar positions within Gilead and the external competitive market. Executive officer base salary increases are effective on February 1 of each year.

Our Compensation Committee reviews and approves our Chief Executive Officer’s and Executive Chairman’s base salary, subject to ratification by the independent members of our Board. For 2016, our Compensation Committee approved, and our Board ratified, a 25% increase to Dr. Milligan’s base salary in conjunction with his promotion to Chief Executive Officer and no change to Dr. Martin’s base salary as he transitioned into his role as Executive Chairman. The increase to Dr. Milligan’s base salary reflects the positive view held by both our Compensation Committee and the independent members of our Board of his overall performance, market position in comparison to our compensation peer group, and his leadership in our achievement of key business initiatives and financial objectives, as described earlier in this Proxy Statement.

Additionally, in January 2016, Dr. Martin, in his role as Chief Executive Officer, presented his recommendations for base salary increases for the other Named Executive Officers to the Compensation Committee. The recommendations for the other Named Executive Officers were based on their individual achievements during 2016, the expectations for their roles moving forward, as well as their competitive market positioning.

The base salary increases for our Chief Executive Officer and the other Named Executive Officers are as follows:

Named Executive Officer	2015 Base Salary	2016 Base Salary	Percentage Base Salary Increase
Dr. Milligan(1)	$1,200,000	$1,500,000	25.0%
Dr. Martin	$1,737,000	$1,737,000	0.0%
Ms. Washington.....	$865,000	$905,000	4.6%
Dr. Bischofberger	$1,000,000	$1,050,000	5.0%
Mr. Young(2)	N/A	$1,050,000	N/A
Mr. Alton	$890,000	$930,000	4.5%

(1)	Total increase was in conjunction with Dr. Milligan’s promotion to Chief Executive Officer.
(2)	Mr. Young was not a Named Executive Officer in 2015.

Chief Operating Officer Compensation Arrangements

In May 2016, Kevin Young was appointed Chief Operating Officer. His compensation arrangement was set to be competitive with our peer group and internally equitable in relation to other company executives. The primary elements of his compensation arrangement included: an annual base salary of $1,050,000; a target annual bonus opportunity equal to 95% of base salary and participation in our corporate bonus program under the same terms and conditions as the other Named Executive Officers; a one-time stock option grant of $1,750,000 and performance-based restricted stock units of $1,750,000. The stock options are subject to our standard four-year vesting schedule and the performance-based restricted stock units are divided into three tranches with the vesting of each tranche tied to the achievement of pre-established individual performance objectives.

Other Aspects of Our Executive Compensation-Determination Process

Role of Chief Executive Officer

Our Chief Executive Officer makes compensation recommendations to our Compensation Committee for the other Named Executive Officers. In formulating his recommendations, our Chief Executive Officer reviews internal base salary data and external compensation data from our Human Resources Department, which has engaged Compensia Inc. (“Compensia”), a national compensation consulting firm, to provide comparable market data, including tally sheets, financial performance reports, market compensation reviews and other analyses to aid our Chief Executive Officer in developing his recommendations. During 2016, Compensia served solely as a consultant to management in the compensation decision-making process. Our Compensation Committee places considerable weight on our Chief Executive Officer’s compensation recommendations because of his direct knowledge of each Named Executive Officer’s performance and contributions to our performance.

Role of Compensation Consultant

Our Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”), a national compensation consulting firm, as its independent compensation consultant. FW Cook reports directly to our Compensation Committee, which has direct authority to appoint, compensate, oversee the work of and dismiss its compensation consultant. George Paulin, Chairman of FW Cook, attends meetings of our Compensation Committee, as requested. FW Cook provides various executive compensation services to our Compensation Committee, including advising the Committee on the principal aspects of our Chief Executive Officer’s compensation and evolving industry practices, and providing market information and analyses regarding the competitiveness of our program design for both our executive officers and the non-employee members of our Board of Directors. During 2016, FW Cook served solely as a consultant to our Compensation Committee and did not provide any other services to Gilead.

Based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), the listing standards of NASDAQ and such other factors as were deemed relevant under the circumstances, our Compensation Committee has determined that FW Cook is independent and the work of FW Cook on behalf of our Compensation Committee did not raise any conflict of interest.

Use of Market Data

Individual compensation levels and opportunities for the Named Executive Officers are compared to a peer group of biopharmaceutical and pharmaceutical companies headquartered in the United States that are most similar to us in terms of business strategy, labor market competition, market capitalization, revenue and number of employees. Our compensation peer group for 2016 compensation, which was identified based on these objective selection criteria, was comprised of these following 11 companies:

AbbVie, Inc. Allergan, PLC Amgen, Inc. Baxter International Inc. Biogen Idec, Inc. Bristol-Myers Squibb Company	Celgene Corporation Eli Lilly and Company Johnson & Johnson, Inc. Merck & Co., Inc. Pfizer Inc.

The chart below represents our position relative to our peer group on three metrics at the time the 2016 compensation peer group was approved in July 2015 (based on publicly available information as of June 2015).

	Revenue in $ millions (as of June 30, 2015)	Market Capitalization in $ millions (as of June 30, 2015)	Worldwide Headcount (as of FYE 2014)
Peer Group Median	$19,577	$111,064	26,000
Gilead Sciences, Inc.	$27,485	$171,587	7,000

Our compensation peer group includes companies we believe are most similar to us in terms of business complexity and product life cycle. We also include companies that fall within specified revenue and market capitalization ranges. These ranges are broad enough to ensure we can maintain a sufficient number of peer companies. This is especially important, as our industry experiences a number of mergers and acquisitions each year, thereby reducing the number of relevant peer company choices. We review the companies in our compensation peer group annually and make adjustments as necessary to ensure the comparator companies properly reflect the market in which we compete for executive talent. We also review the executive pay practices of similarly situated companies as reported in industry surveys and reports. We take into account internal pay equity that recognizes the relative experience, responsibilities and capabilities of our executive officers. Thus, in practice, our Compensation Committee has not targeted a specific percentile relative to our compensation peer group for individual components of our total compensation.

Use of Tally Sheets

Our Compensation Committee annually reviews tally sheets in its evaluation of the total compensation provided to each Named Executive Officer. These tally sheets affix dollar amounts to each compensation component, including current cash compensation (base salary and annual bonus), outstanding vested and unvested equity awards, employee benefits, perquisites and other personal benefits and potential severance payments and benefits.

Other Components of Executive Compensation

Stock Ownership Guidelines

We have stock ownership guidelines that require each Named Executive Officer to maintain a stock ownership level equal to a specified multiple of his or her base salary, as set forth in the table below:

Named Executive Officer	Stock Ownership Guideline
Chief Executive Officer	6 times base salary
Executive Chairman	6 times base salary
All other Named Executive Officers	3 times base salary

Individuals newly hired or promoted receive a specified number of years to comply with their ownership guidelines. As of December 31, 2016, all Named Executive Officers were in compliance with their respective stock ownership guidelines.

Clawback Policy

We maintain a compensation recovery or “claw back” policy under which our Board has the authority to recoup any bonus or other cash or equity compensation paid on the basis of financial results that are subsequently restated from any executive officer or other covered individual whose misconduct contributed to an obligation to file the financial restatement.

Equity Practices

We maintain an insider trading policy applicable to all employees, including the Named Executive Officers, which prohibits hedging transactions in our common stock as well as pledging of Gilead securities.

Health and Welfare Benefits and Perquisites

We provide medical and other benefits to our executive officers that are generally available to other full-time employees, including participation in our employee stock purchase plan, group term life insurance program and a Section 401(k) savings plan. Under the 401(k) plan, we make matching contributions on behalf of each participant equal to 100% of his or her contributions to the plan, up to an annual maximum matching contribution of $10,000. All of our executive officers participated in the Section 401(k) plan during 2016 and received matching contributions.

We do not provide defined benefit retirement plans, post-retirement health coverage or any other supplemental retiree benefits for our executive officers or employees. We generally do not provide perquisites or other personal benefits to our executive officers. The Compensation Committee, however, determined that upon his appointment to Chief Operating Officer, that commuting expenses for Mr. Young, including from time to time, the use of company aircraft, was necessary in order to facilitate the efficient operation of our business, allowing Mr. Young to better focus his time, attention and capabilities on Gilead.

For further information on the perquisites and other personal benefits provided to the Named Executive Officers during 2016, see the “Summary Compensation Table” on page 77 below.

Nonqualified Deferred Compensation

Eligible employees (including our executive officers) can enroll in our Deferred Compensation Plan and defer a portion of their base salaries each year and part or all of their annual bonuses and commissions. The company does not provide any matching contribution to the Deferred Compensation Plan. Each participant may direct the investment of his or her deferred compensation account balance among a number of investment choices that mirror substantially all of the investment funds available under the Section 401(k) plan. None of these investment alternatives result in “above-market” interest for disclosure purposes. For further information on the deferred compensation arrangements of the Named Executive Officers, see the “2016 Nonqualified Deferred Compensation Table” on page 85 below.

In addition, our executive officers may defer receipt of the shares of our common stock that they earn under their performance share awards.

Severance Benefits

We do not have employment agreements with any of our executive officers, and their employment with us is “at-will.” Instead, we maintain the Gilead Sciences, Inc. Severance Plan (the “Severance Plan”) that offers severance payments and benefits to all of our employees, including our executive officers, upon certain involuntary terminations of employment. The intent of our Severance Plan is to serve the following purposes:

•

To provide our executive officers with financial protection only upon a loss of employment, the payments and benefits under the Severance are subject to a “double trigger,” which means that an executive officer will be eligible to receive payments and benefits only if he or she incurs a qualifying termination of employment in connection with a change in control of Gilead

•	Enable us to provide a standard set of payments and benefits to new and current executive officers and employees, thereby eliminating the negotiation of “one-off” arrangements

•

Align the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of our stockholders and other stakeholders without undue concern over whether a transaction may jeopardize their employment

In addition, the Severance Plan prohibits gross-up payments on change in control benefits for all executive officers.

For further information about the Severance Plan, see “Severance and Change in Control Arrangements with Named Executive Officers” on page 87 below.

Compensation-Related Risk

Our Compensation Committee and the outside, independent consultant, with input from our Human Resources Department, undertakes an annual review of the compensation programs for our executive officers and other employees to determine whether any of these programs encourage excessive risk-taking that would create a material risk to our economic viability. As part of this review, the Compensation Committee specifically considers (1) the balance of the programs and the appropriate mix of short- and long-term goals and incentives; (2) whether the appropriate controls and governance policies are in place to manage risk; and (3) whether broad-based employee incentive plans (including sales) have appropriate leverage and do not drive undue risk taking.

Based on this annual review, our Compensation Committee concluded it was not reasonably likely that any of our compensation policies and practices in place during 2016, whether individually or in aggregate, would have a material adverse effect upon Gilead. As discussed in prior years, our Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation program for the Named Executive Officers:

•	Our overall compensation structure is applied uniformly throughout the organization, with the only major exception relating to the form in which the equity compensation component is awarded

•	For our broad-based employee population with a title of Director or higher, a significant component of compensation is in the form of equity awards tied to the value of our common stock

•	The vesting of performance-share awards is tied to our TSR and revenue achievement over a prescribed performance period

•	Our overall compensation structure is not overly weighted toward short-term incentives

•

The performance goals for our 2016 annual bonus program were based on both financial and non-financial corporate measures as well as individual achievements (except with respect to our Chief Executive Officer and our Executive Chairman, whose performance is evaluated solely on the basis of corporate measures)

•	We have instituted stock ownership guidelines, which require our executive officers to maintain a substantial ownership interest in Gilead

•

We have adopted a compensation recovery policy that permits us to recoup any compensation paid to our executive officers on the basis of financial results that have to be subsequently restated as a result of their misconduct

•

We have adopted policies that preclude any hedging transactions in our common stock, such as put and call options or pre-paid forward sale contracts by executive officers, employees and directors, as well as pledging of our securities

For the foregoing reasons, our Compensation Committee has concluded that it was not reasonably likely that our overall employee compensation structure, when analyzed either in terms of its company-wide application or its specific application to our various major business units, would have a material adverse effect upon Gilead.

Tax Considerations

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly traded companies for compensation paid to or realized by our Chief Executive Officer and the other Named Executive Officers (other than our Chief Financial Officer) to the extent that this compensation exceeds $1 million per covered individual in any taxable year and does not otherwise qualify for an exception to this limitation, such as the exception for “performance-based compensation.” Our current annual bonus plan for our executive officers and equity compensation plan have been structured with the intent to qualify the compensation paid or realized under these plans as “performance-based compensation.” No bonuses were payable to our executive officers for 2016 unless our non-GAAP operating income for the year was at least $15.90 billion, regardless of the achievement of other corporate financial and operational performance objectives established for the year. For 2016, our non-GAAP operating income, which was determined using our GAAP operating income excluding amounts related to acquisition related, up-front collaboration, stock-based compensation and other expenses, was $20.0 billion. Similarly, the stock options and performance share awards granted to the Named Executive Officers are intended to qualify the compensation paid or realized under these awards as “performance-based compensation.” For 2017, our Compensation Committee approved the same annual bonus plan 162(m) metric of operating income, excluding amounts related to acquisition related, up-front collaboration and other expenses.

Our Compensation Committee will continue to evaluate ways to qualify significant components of the Named Executive Officers’ compensation under Section 162(m) to the extent that it determines to be in the best interests of Gilead and our stockholders. However, in establishing the compensation for our executive officers, our Compensation Committee believes that the potential deductibility of compensation should be only one of a number of relevant factors taken into consideration, and therefore may determine to take actions or provide for compensation that does not qualify as deductible under Section 162(m). Our Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain talented executive officers, even if all or part of that compensation may not be deductible by reason of Section 162(m). In addition, because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters it is possible that our deductions may be challenged or disallowed.

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John W. Madigan, Chairman

Kevin E. Lofton

Nicholas G. Moore

Per Wold-Olsen

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years 2016, 2015 and 2014, compensation awarded or paid to, or earned by, our Named Executive Officers:

Name and Principal Position	Year	Salary(1)	Stock Awards		Option Awards(2)	Non-Equity Incentive Plan Compensation(1)(3)	All Other Compensation		Total
John F. Milligan(4)	2016	$1,465,385	$4,349,750	(5)	$5,500,077	$2,610,000	$10,000	(6)	$13,935,212
President and Chief Executive	2015	$1,186,154	$2,903,133		$2,379,914	$1,800,000	$7,500		$8,276,701
Officer as of March 10, 2016	2014	$1,046,898	$3,441,544		$2,096,957	$1,579,500	$96,197		$8,261,095
John C. Martin(4)	2016	$1,737,000	$3,680,389	(5)	$3,000,063	$2,014,920	$10,000	(6)	$10,442,372
Executive Chairman	2015	$1,727,423	$7,232,654		$5,749,850	$4,038,525	$7,500		$18,755,952
(Chairman and Chief Executive Officer until March 9, 2016)	2014	$1,605,017	$8,386,205		$5,241,907	$3,717,365	$7,500		$18,957,994
Robin L. Washington	2016	$900,385	$1,619,221	(5)	$1,599,971	$938,485	$10,000	(6)	$5,068,062
Executive Vice President and	2015	$860,384	$2,004,702		$1,600,153	$1,084,494	$7,500		$5,557,233
Chief Financial Officer	2014	$797,601	$2,504,439		$1,947,382	$965,250	$8,820		$6,223,491
Norbert W. Bischofberger	2016	$1,044,231	$1,935,730	(5)	$1,999,964	$1,179,544	$10,000	(6)	$6,169,469
Executive Vice President,	2015	$994,231	$2,576,436		$2,099,904	$1,275,000	$7,500		$6,953,071
Research and Development and Chief Scientific Officer	2014	$920,647	$2,905,986		$1,847,234	$1,111,500	$8,820		$6,794,187
Kevin Young(7)	2016	$787,645	$1,911,323	(8)	$1,910,839	$954,293	$75,574	(6)(9)	$5,639,674
Chief Operating Officer
Gregg H. Alton	2016	$925,385	$1,695,597	(5)	$1,749,940	$944,648	$10,000	(6)	$5,325,570
Executive Vice President,	2015	$884,231	$2,159,154		$1,750,146	$1,134,750	$7,500		$5,935,781
Corporate and Medical Affairs	2014	$814,300	$2,474,166		$1,697,336	$982,800	$8,702		$5,977,304

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to our 401(k) employee savings and retirement plan or our non-qualified deferred compensation plan.

(2)

Represents the aggregate grant-date fair value of the stock options awarded to the Named Executive Officer for the applicable year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC Topic 718”), and does not take into account estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Note 14 to our Consolidated Financial Statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for such fiscal year.

(3)	Represents amounts paid under our corporate bonus plan based on our Compensation Committee’s certification of corporate performance and individual achievements.

(4)	Effective March 10, 2016, Dr. Milligan assumed the role of Chief Executive Officer and Dr. Martin, who served as Chief Executive Officer for part of the year, assumed the role of Executive Chairman.

(5)

Represents the aggregate grant-date fair value of the performance shares determined in accordance with FASB ASC Topic 718. The aggregate grant-date fair values of the awards reported for 2016 (the TSR tranche of the 2016 performance shares and the 2016 revenue subtranches of the 2014, 2015 and 2016 performance shares), assuming maximum attainment of the applicable performance goals in effect for those tranches and subtranches, are as follows: John F. Milligan ($5,949,222), John C. Martin ($5,860,899), Robin L. Washington ($2,438,457), Norbert W. Bischofberger ($2,871,290) and Gregg H. Alton ($2,516,514). As described in the Compensation Discussion and Analysis, the revenue subtranches of the 2015 and 2016 performance shares for which performance objectives have not yet been set do not at present have a reportable grant-date fair value under FASB ASC Topic 718. Assumptions used in the calculation of such grant-date fair values are set forth in Note 14 to our Consolidated Financial Statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for such fiscal year. The grant-date fair values assume maximum goal attainment only as to those tranches or subtranches that at present have a reportable grant-date fair value.

Beginning with performance shares awarded in 2012, performance objectives have been set for only certain tranches of the awards granted in each year and the associated grant-date fair value of those tranches has been incorporated in the table above. Tranches for which performance objectives have not been set do not have a reportable grant-date fair value under FASB ASC Topic 718 and therefore, are not included in the table above. Thus:

•

amounts reported for 2014 reflect only the grant-date fair value of that portion of the award that is subject to a three-year TSR performance condition and the portion of the 2012, 2013 and 2014 award that is subject to the 2014 revenue goal;

•

amounts reported for 2015 reflect the grant-date fair value of that portion of the award that is subject to a three-year TSR performance condition, and the portions of the 2013, 2014 and 2015 awards that are subject to the 2015 revenue goal; and

•

amounts reported for 2016 reflect the grant-date fair value of that portion of the award that is subject to a three-year TSR performance condition, and the portions of the 2014, 2015 and 2016 awards that are subject to the 2016 revenue goal.

See footnotes 6, 7 and 9 to the 2016 Grants of Plan-Based Awards table on page 79 for a detailed description of the terms of the 2014, 2015 and 2016 performance shares.

Because of these financial accounting reporting rules, the value of revenue-based performance shares reported in the Summary Compensation Table for 2016 includes awards our Compensation Committee approved in 2014 and 2015. This reported value differs from the award values approved by our Compensation Committee because of changes in our stock price between the date of such approval and the time when the performance objectives are established. For example, the revenue-based performance share award value approved by our Compensation Committee for Dr. Milligan in 2016 was $2.8 million compared to the $1.6 million required reporting value reported as 2016 compensation in the Summary Compensation Table. The chart below summarizes the difference between the revenue-based performance share award value approved by our Compensation Committee for Dr. Milligan in each year compared to the fair value of revenue-based performance share awards as required to be reported for Dr. Milligan in the Summary Compensation Table for each year:

(a)	Number of shares and corresponding value reflects only those shares subject to the revenue-based performance shares and therefore do not match the stock values in the Summary Compensation Table, as those also include the value of the TSR tranche.

(6)	Includes matching contributions made by us on such individual’s behalf to the 401(k) employee savings and retirement plan.

(7)	Mr. Young was not one of our Named Executive Officers in 2014 and 2015. Mr. Young was appointed as our Chief Operating Officer effective May 24, 2016.

(8)

Represents the aggregate grant-date fair value of the restricted stock awards granted to Mr. Young under the 2004 Equity Incentive Plan during 2016, calculated in accordance with FASB ASC Topic 718 and does not take into account estimated forfeitures (See footnote 10 to the 2016 Grants of Plan-Based Awards table on page 79 for a detailed description of the terms of the awards). Assumptions used in the calculation of such grant-date fair values are set forth in Note 14 to our Consolidated Financial Statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for such fiscal year.

(9)	Includes $65,574 for air travel to commute between Mr. Young’s residence and our Foster City office.

2016 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the 2016 fiscal year:

Name	Award Type	Grant Date	Approval Date(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Award(4)	Grant- Date Fair Value of Stock and Option Award(5)
				Threshold	Target	Maximum	Threshold	Target		Maximum
John F. Milligan	2014 performance shares	2/1/2016	1/28/2016	—	—	—	868	4,340	(6)	8,680	—	—	$364,777	(6)
	2015 performance shares	2/1/2016	1/28/2016	—	—	—	756	3,783	(7)	7,566	—	—	$317,961	(7)
	2016 option awards	2/1/2016	1/28/2016	—	—	—	—	—		—	235,820	$84.05	$5,500,077
	2016 performance shares	2/1/2016	1/28/2016	—	—	—	3,102	47,727	(9)	95,454	—	—	$3,667,012	(8)(9)
	Corporate bonus	N/A	N/A	—	$2,250,000	$3,375,000	—	—		—	—	—	—
John C. Martin	2014 performance shares	2/1/2016	1/28/2016	—	—	—	2,170	10,850	(6)	21,700	—	—	$911,943	(6)
	2015 performance shares	2/1/2016	1/28/2016	—	—	—	1,829	9,143	(7)	18,286	—	—	$768,469	(7)
	2016 option awards	2/1/2016	1/28/2016	—	—	—	—	—		—	128,630	$84.05	$3,000,063
	2016 performance shares	2/1/2016	1/28/2016	—	—	—	1,692	26,030	(9)	52,060	—	—	$1,999,978	(8)(9)
	Corporate bonus	N/A	N/A	—	$1,737,000	$2,605,500	—	—		—	—	—	—
Robin L. Washington	2014 performance shares	2/1/2016	1/28/2016	—	—	—	806	4,030	(6)	8,060	—	—	$338,806	(6)
	2015 performance shares	2/1/2016	1/28/2016	—	—	—	509	2,543	(7)	5,086	—	—	$213,739	(7)
	2016 option awards	2/1/2016	1/28/2016	—	—	—	—	—		—	68,600	$84.05	$1,599,972
	2016 performance shares	2/1/2016	1/28/2016	—	—	—	902	13,883	(9)	27,766	—	—	$1,066,677	(8)(9)
	Corporate bonus	N/A	N/A	—	$769,250	$1,153,875	—	—		—	—	—	—
Norbert W. Bischofberger	2014 performance shares	2/1/2016	1/28/2016	—	—	—	765	3,823	(6)	7,646	—	—	$321,407	(6)
	2015 performance shares	2/1/2016	1/28/2016	—	—	—	668	3,340	(7)	6,680	—	—	$280,727	(7)
	2016 option awards	2/1/2016	1/28/2016	—	—	—	—	—		—	85,750	$84.05	$1,999,964
	2016 performance shares	2/1/2016	1/28/2016	—	—	—	1,128	17,357	(9)	34,714	—	—	$1,333,596	(8)(9)
	Corporate bonus	N/A	N/A	—	$997,500	$1,496,250	—	—		—	—	—	—
Kevin Young	2016 option awards	2/10/2016	2/10/2016	—	—	—	—	—		—	7,715	$87.80	$160,632
	2016 restricted stock unit awards	2/10/2016	2/10/2016	—	—	—	—	1,830	(10)	—	—	—	$160,674	(10)
	2016 option awards	6/10/2016	5/22/2016	—	—	—	—	—		—	83,880	$84.45	$1,750,207
	2016 performance shares	6/10/2016	5/22/2016	—	—	—	—	20,730	(10)	—	—	—	$1,750,649	(10)
	Corporate bonus	N/A	N/A	—	$997,500	$1,496,250	—	—		—	—	—	—
Gregg H. Alton	2014 performance shares	2/1/2016	1/28/2016	—	—	—	703	3,513	(6)	7,026	—	—	$295,352	(6)
	2015 performance shares	2/1/2016	1/28/2016	—	—	—	557	2,783	(7)	5,566	—	—	$233,911	(7)
	2016 option awards	2/1/2016	1/28/2016	—	—	—	—	—		—	75,030	$84.05	$1,749,940
	2016 performance shares	2/1/2016	1/28/2016	—	—	—	987	15,180	(9)	30,360	—	—	$1,166,335	(8)(9)
	Corporate bonus	N/A	N/A	—	$790,500	$1,185,750	—	—		—	—	—	—

(1)

Actual amounts paid in February 2017 were based on our Compensation Committee’s review and certification of corporate performance and individual achievements in 2016 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 77.

(2)

Performance shares and restricted stock unit awards granted under the 2004 Plan accrue forfeitable dividend equivalents that are subject to the same vesting and other terms and conditions as the corresponding performance shares and restricted stock unit awards. Dividend equivalents are accumulated and paid in cash when the underlying shares vest. Amounts in the “Threshold”

column represent the number of shares of our common stock issuable (e.g., 20% of the target number of performance shares allotted to the revenue subtranche and 2.5% of the target number of performance shares allotted to the TSR tranche) upon threshold-level achievement of the performance goals described in footnotes 6 through 9 below. If threshold-level performance is not achieved, no shares are issuable.

(3)

These awards, with the exception of those to Mr. Young, were approved by the Compensation Committee on January 28, 2016 with a grant date of February 1, 2016. The options and awards to Mr. Young were approved on February 10, 2016 and May 22, 2016 with grant dates of February 10, 2016 and June 10, 2016, respectively.

(4)

Reflects option awards granted under our 2004 Equity Incentive Plan, the terms of which are consistent with those of options granted to other employees under the 2004 Equity Incentive Plan. The options vest at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment over the next 36 months thereafter. Subject to earlier forfeiture, the maximum term of options granted under the 2004 Equity Incentive Plan is 10 years. The exercise price per share of each option granted to individuals other than Mr. Young was equal to the closing market price of our common stock on February 1, 2016, the grant date. The exercise price per share for options granted to Mr. Young was equal to the closing market price of our common stock on February 10, 2016 and June 10, 2016, the respective grant date.

(5)

Represents the grant-date fair value of each performance share and option award, calculated in accordance with FASB ASC Topic 718, and does not take into account estimated forfeitures. The grant-date fair value of the performance shares awarded is based on the probable outcome at 100% target level attainment of one or more pre-established performance objectives and the assumptions used in the calculation of the grant-date fair value of options are set forth in Note 14 to our Consolidated Financial Statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for such fiscal year.

Performance objectives have been set for only certain tranches of the awards granted in each year and the associated grant-date fair value of those tranches has been incorporated in the table above. The performance objectives for subtranche 3 of the revenue tranche of the 2015 performance shares and subtranches 2 and 3 of the revenue tranche of the 2016 performance shares had not been set as of the close of the 2016 fiscal year, and therefore, they do not have a reportable grant-date fair value under FASB ASC Topic 718 and are not included in the Summary Compensation Table or the table above. See footnotes 6 through 9 below for a detailed description of the terms of the related performance shares.

(6)

Represents the grant-date fair value of the 2016 revenue subtranche of performance shares awarded in 2014 under our 2004 Equity Incentive Plan, as that value was measured on February 1, 2016, which was the date on which the revenue target for that particular subtranche was first communicated to the Named Executive Officer (following approval by the Compensation Committee). Although such subtranche was part of the performance share award originally made on February 1, 2014, no grant-date fair value could be determined for that subtranche under FASB ASC Topic 718 until February 1, 2016. The 2014 performance shares were divided into two separate equally-weighted tranches (based on number of shares granted). The performance-based vesting requirement for the first tranche was set by the Compensation Committee on the original February 1, 2014 award date and is tied to the percentile level of our total shareholder return (“TSR”) for the three-year performance period from February 1, 2014 through January 31, 2017 relative to the TSR realized for that same period by the companies comprising three subsets of the S&P Health Sub-Index. To receive any shares of our common stock accrued pursuant to this TSR tranche, an executive officer must remain employed with us through the date following the completion of the performance period on which our Compensation Committee certifies the TSR level attained.

The performance-based vesting requirement for the second tranche of each performance award is divided into three equal subtranches, each with its own one-year performance period and applicable service period of one or more specified years, as follows:

•

The performance-based vesting requirement for the first subtranche was the achievement of the target level of consolidated net product revenue for the 2014 calendar fiscal year as set by our Compensation Committee. The grant-date fair value of that particular subtranche was measured on February 1, 2014, in accordance with FASB ASC Topic 718. Any shares accrued on the basis of revenue goal attainment for this subtranche are also subject to a service-vesting condition that requires continued service from January 1, 2014 through December 31, 2016.

•

The performance-based vesting requirement for the second subtranche is the achievement of the target level of consolidated net product revenue for the 2015 calendar fiscal year as set by our Compensation Committee. The grant-date fair value of that particular subtranche was measured on February 1, 2015, in accordance with FASB ASC Topic 718. Any shares accrued on the basis of revenue goal attainment for this subtranche are also subject to a service-vesting condition that requires continued service from January 1, 2015 through December 31, 2016.

•

The performance-based vesting requirement for the final subtranche is the achievement of the target level of consolidated net product revenue for the 2016 calendar fiscal year as set by our Compensation Committee. The grant-date fair value of that particular subtranche was measured on February 1, 2016, in accordance with FASB ASC Topic 718. Any shares accrued on the basis of revenue goal attainment for this subtranche are also subject to a service-vesting condition that requires continued service from January 1, 2016 through December 31, 2016.

(7)

Represents the grant-date fair value of the 2016 revenue subtranche of performance shares awarded in 2015 under our 2004 Equity Incentive Plan, as that value was measured on February 1, 2016, which was the date on which the revenue target for that particular subtranche was first communicated to the Named Executive Officer (following approval by the Compensation Committee). Although such subtranche was part of the performance share award originally made on February 1, 2015, no grant-date fair value could be determined for that subtranche under FASB ASC Topic 718 until February 1, 2016. The 2015 performance shares were divided into two separate equally-weighted TSR and revenue tranches (based on grant-date fair value) similar to the description of the 2014 performance shares in footnote 6 above. Any shares accrued on the basis of the applicable level of TSR goal attainment are also subject to a service-vesting condition that requires continued service with us through the date following the completion of the performance period on which our Compensation Committee certifies the TSR level attained. The TSR three-year performance period is from February 1, 2015 through January 31, 2018. Any shares accrued on the basis of the applicable level of revenue goal attainment are also subject to a service-vesting condition that requires continued service with us from January 1st of the applicable revenue year through the Certification Date.

Since the revenue goal for the third and final subtranche of the 2015 performance share award had not been set by the Compensation Committee as of the close of the 2016 fiscal year, that subtranche does not have a determinable grant-date fair value under FASB ASC Topic 718 for the 2016 fiscal year.

(8)

As described in footnote 5 of the Summary Compensation Table on page 77, only approximately two-thirds of the value of performance shares awarded in 2016 appears in the Summary Compensation Table and the Grants of Plans Based Awards Table. The value of performance shares awarded for 2016 is as set forth below:

Executive Officer	PSU Award Value Approved By The Compensation Committee		Performance Shares (# of Shares) at Target
	2016	2015	TSR	Revenue	Individual performance goals
Dr. Milligan	$5,500,000	$2,380,000	36,820	32,720	—
Dr. Martin	$3,000,000	$5,750,000	20,080	17,850	—
Ms. Washington	$1,600,000	$1,600,000	10,710	9,520	—
Dr. Bischofberger	$2,000,000	$2,100,000	13,390	11,900	—
Mr. Young	$1,750,000	—	—	—	20,730
Mr. Alton	$1,750,000	$1,750,000	11,710	10,410	—

(9)

Reflects 2016 performance shares granted under our 2004 Equity Incentive Plan which were divided into two separate equally-weighted TSR and revenue tranches (based on grant-date fair value) similar to the descriptions of the 2014 and 2015 performance shares in footnotes 6 and 7 above. The performance-based vesting requirement for the first revenue subtranche is our achievement of the target level of consolidated net product revenue for the 2016 calendar fiscal year that was established by our Compensation Committee at the time the award was made. The grant-date fair value reported for this award in the above table represents the grant-date fair value of the TSR tranche and the first revenue subtranche. Any shares accrued on the basis of the applicable level of TSR goal attainment are also subject to a service-vesting condition that requires continued service with us through the date following the completion of the performance period on which our Compensation Committee certifies the TSR level attained. The TSR three-year performance period is from February 1, 2016 through December 31, 2018. Any shares accrued on the basis of the applicable level of revenue goal attainment are also subject to a service-vesting condition that requires continued service with us from January 1st of the applicable revenue year through the Certification Date.

Since the revenue goals for the second and third subtranches of the 2016 performance share award had not been set by the Compensation Committee as of the close of the 2016 fiscal year, those subtranches do not have a determinable grant-date fair value under FASB ASC Topic 718 for the 2016 fiscal year.

(10)

Represents restricted stock awards granted to Mr. Young under the 2004 Equity Incentive Plan. The award with a grant date of February 10, 2016 was granted to Mr. Young prior to his appointment as the Chief Operating Officer contains terms that are consistent with time-based restricted stock awards under the 2004 Equity Incentive Plan. The award with a grant date of June 10, 2016 was divided into three tranches with the vesting of each tranche tied to the attainment of specified individual performance objectives and Mr. Young’s continued employment for each tranche.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option award and unvested stock award held by each of our Named Executive Officers as of December 31, 2016. Market values are based on our closing stock price on December 30, 2016 of $71.61.

	Option Awards(1)					Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
John F. Milligan	320,000	—		$21.58	1/30/2018	—		—	—		—
	80,000	—		$27.07	5/7/2018	—		—	—		—
	280,000	—		$23.60	1/21/2019	—		—	—		—
	280,000	—		$23.76	1/28/2020	—		—	—		—
	384,000	—		$19.09	1/20/2021	—		—	—		—
	302,500	—		$24.30	1/26/2022	—		—	—		—
	140,268	9,352		$40.56	2/1/2023	—		—	—		—
	44,625	20,285		$80.65	2/1/2024	—		—	—		—
	30,752	39,538		$104.83	2/1/2025	—		—	—		—
	—	235,820	(4)	$84.05	2/1/2026	—		—	—		—
	—	—		—	—	7,567	(5)	$541,873	236	(6)	$16,900
	—	—		—	—	2,989	(7)	$214,042	—		—
	—	—		—	—	8,616	(8)	$616,992	921	(9)	$65,953
John C. Martin	880,000	—		$21.58	1/30/2018	—		—	—		—
	600,000	—		$23.60	1/21/2019	—		—	—		—
	636,000	—		$23.76	1/28/2020	—		—	—		—
	860,000	—		$19.09	1/20/2021	—		—	—		—
	662,000	—		$24.30	1/26/2022	—		—	—		—
	368,203	24,547		$40.56	2/1/2023	—		—	—		—
	111,553	50,707		$80.65	2/1/2024	—		—	—		—
	74,296	95,524		$104.83	2/1/2025	—		—	—		—
	—	128,630	(4)	$84.05	2/1/2026	—		—	—		—
	—	—		—	—	18,287	(5)	$1,309,532	570	(6)	$40,818
	—	—		—	—	7,223	(7)	$517,239	—		—
	—	—		—	—	4,701	(8)	$336,639	502	(9)	$35,948
Robin L. Washington	33,750	—		$24.30	1/26/2022	—		—	—		—
	33,564	5,594		$40.56	2/1/2023	—		—	—		—
	41,441	18,839		$80.65	2/1/2024	—		—	—		—
	20,676	26,584		$104.83	2/1/2025	—		—	—		—
	—	68,600	(4)	$84.05	2/1/2026	—		—	—		—
	—	—		—	—	5,087	(5)	$364,280	159	(6)	$11,386
	—	—		—	—	2,009	(7)	$143,864	—		—
	—	—		—	—	2,507	(8)	$179,526	268	(9)	$19,191

	Option Awards(1)					Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Norbert W. Bischofberger	28,800	—		$23.76	1/28/2020	—		—	—		—
	211,600	—		$19.09	1/20/2021	—		—	—		—
	232,500	—		$24.30	1/26/2022	—		—	—		—
	126,243	8,417		$40.56	2/1/2023	—		—	—		—
	39,311	17,869		$80.65	2/1/2024	—		—	—		—
	27,133	34,887		$104.83	2/1/2025	—		—	—		—
	—	85,750	(4)	$84.05	2/1/2026	—		—	—		—
	—	—		—	—	6,680	(5)	$478,355	208	(6)	$14,895
	—	—		—	—	2,639	(7)	$188,979	—		—
	—	—		—	—	3,134	(8)	$224,426	335	(9)	$23,989
Kevin Young	20,338	6,780		$40.56	2/1/2023	—		—	—		—
	2,063	2,578		$80.65	2/1/2024	—		—	—		—
	2,983	3,837		$98.32	2/10/2025	—		—	—		—
	—	7,715		$87.80	2/10/2026	—		—	—		—
	—	83,880	(4)	$84.45	6/10/2026	—		—	—		—
	—	—		—	—	—		—	1,240	(10)	$88,796
	—	—		—	—	—		—	1,350	(10)	$96,674
	—	—		—	—	—		—	2,730	(10)	$195,495
	—	—		—	—	—		—	1,830	(10)	$131,046
	—	—		—	—	—		—	20,730	(11)	$1,484,475
Gregg H. Alton	64,126	—		$26.99	7/30/2018	—		—	—		—
	90,000	—		$24.91	7/29/2019	—		—	—		—
	108,742	—		$24.30	1/26/2022	—		—	—		—
	101,690	6,780		$40.56	2/1/2023	—		—	—		—
	36,121	16,419		$80.65	2/1/2024	—		—	—		—
	22,614	29,076		$104.83	2/1/2025	—		—	—		—
	—	75,030	(4)	$84.05	2/1/2026	—		—	—		—
	—	—		—	—	5,567	(5)	$398,653	173	(6)	$12,389
	—	—		—	—	2,199	(7)	$157,470	—		—
	—	—		—	—	2,741	(8)	$196,283	293	(9)	$20,982

(1)

All options granted prior to January 1, 2011, with a reported expiration date prior to January 1, 2021, vest over a five-year period at the rate of 20% on the first anniversary of the grant date and 5% each quarter thereafter during the optionee’s employment. All options granted on or after January 1, 2011, with a reported expiration date on or after January 1, 2021, vest over a four-year period at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment. Each option granted under the 2004 Equity Incentive Plan has an expiration date at the end of the 10-year period measured from the grant date, unless earlier terminated following the Named Executive Officer’s termination of employment with us.

(2)

Prior to April 30, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the day before the grant date. Beginning on May 1, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date. However, the exercise price of $104.83 per share for options granted on February 1, 2015 was based on the closing price of our common stock on January 30, 2015, since the February 1, 2015 effective date was a Sunday.

(3)

Performance shares awards granted under the 2004 Plan accrue forfeitable dividend equivalents that are subject to the same vesting and other terms and conditions as the corresponding performance shares awards. Dividend equivalents are accumulated and paid in cash when the underlying shares vest.

(4)	This particular option award for the Named Executive Officer is also included in the 2016 Grants of Plan-Based Awards table on page 79.
(5)	Represents the number of shares of our common stock that have accrued under the first revenue subtranche of the 2015 performance share award, as described in footnote 7 to the 2016

Grants of Plan-Based Awards table on page 79, based on attainment of the applicable revenue goal at the 200% maximum level. The shares are now subject only to a service-vesting condition that requires continued service through certification by our Compensation Committee, subject to pro-rata vesting in the event of death, disability or retirement before that date.
(6)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the TSR portion of the 2015 performance share award, as described in footnote 7 to the 2016 Grants of Plan-Based Awards table on page 79, assuming the established performance goal is attained at the threshold level, which is equivalent to 2.5% of the target level.

(7)

Represents the number of shares of our common stock that have accrued under the second revenue subtranche of the 2015 performance share award, as described in footnote 7 to the 2016 Grants of Plan-Based Awards table on page 79, based on attainment of the applicable revenue goal at the 79% of target level. The shares are now subject only to a service-vesting condition that requires continued service through certification by our Compensation Committee, subject to pro-rata vesting in the event of death, disability or retirement before that date.

(8)

Represents the number of shares of our common stock that have accrued under the first revenue subtranche of the 2016 performance share award, as described in footnote 9 to the 2016 Grants of Plan-Based Awards table on page 79, based on attainment of the applicable revenue goal at the 79% of target level. The shares are now subject only to a service-vesting condition that requires continued service through certification by our Compensation Committee, subject to pro-rata vesting in the event of death, disability or retirement before that date.

(9)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the TSR portion of the 2016 performance share award, as described in footnote 9 to the 2016 Grants of Plan-Based Awards table on page 79, assuming the established performance goal is attained at the threshold level, which is equivalent to 2.5% target level.

(10)

Represents restricted stock awards granted to Mr. Young under the 2004 Equity Incentive Plan prior to his appointment as the Chief Operating Officer contains terms that are consistent with time-based restricted stock awards under the 2004 Equity Incentive Plan. The awards vest ratably on an annual basis over four years from the date of grant.

(11)

Represents restricted stock awards granted to Mr. Young under the 2004 Equity Incentive Plan upon his appointment to the Chief Operating Officer. The award is divided into three tranches with the vesting of each tranche tied to the achievement of pre-established individual performance objectives and Mr. Young’s continued employment for each tranche.

2016 OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired upon exercise of stock options and vesting of restricted stock units and/or performance shares for each of our Named Executive Officers during the year ended December 31, 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2),(3)
John F. Milligan	700,000	$48,385,413	63,149	$5,349,814
John C. Martin	1,200,000	$80,813,740	163,152	$13,855,772
Robin L. Washington	—	$—	44,644	$3,692,100
Norbert W. Bischofberger	—	$—	56,432	$4,785,960
Kevin Young	18,529	$1,117,589	32,680	$2,961,726
Gregg H. Alton	35,874	$2,619,735	47,527	$4,003,286

(1)

Option awards value realized is determined by multiplying (i) the amount by which the market price of our common stock at the time of exercise exceeded the exercise price by (ii) the number of shares of common stock for which the options were exercised.

(2)	Stock awards value realized is determined by multiplying (i) the closing market price of our common stock on the vesting date by (ii) the number of shares of common stock that vested on that date.
(3)

Consists of common stock that vested pursuant to (i) the TSR tranche of the 2013 performance shares based on 200% maximum level attainment, (ii) the first and second revenue subtranches of the 2014 performance shares based on 200% maximum level attainment and (iii) the third revenue subtranche of the 2014 performance shares based on 79% of target level attainment. The 2013 performance shares based on 200% maximum level attainment of the absolute revenue performance goals vested as of December 31, 2015 and were reported in 2015. The shares underlying the revenue tranches of the 2014 performance shares will be issued in February 2017.

2016 NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan provides our executive officers, including all of the Named Executive Officers, and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer up to 70% of his or her salary and up to 100% of his or her bonus/commission each year. The deferred amount is credited to an account in which the participant is fully vested at all times. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance, which are substantially the same as those available under our broad-based 401(k) employee savings plan. The participant may elect to receive his or her deferred account balance at a designated age, no earlier than age 50 and no later than age 75, or upon termination of employment or on the second or fifth anniversary of his or her termination date, in a lump sum or in annual installments not to exceed 10 years. An early distribution is permitted in the event of a financial hardship. In the event of death, an account balance will be distributed in a lump sum to the designated beneficiary.

The following table shows the contributions, earnings and account balances for the Named Executive Officers under our Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last Fiscal Year-End
John F. Milligan	—	—	—	—	—
John C. Martin	—	—	$13,309	$265,391	$2,475,219	(3)
Robin L. Washington	—	—	$30,854	—	$1,059,385	(4)
Norbert W. Bischofberger	—	—	—	—	—
Kevin Young	—	—	—	—	—
Gregg H. Alton	$1,756,406	—	$513,187	—	$6,152,538	(5)

(1)

The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of tracking the notional investment return on his or her balance for fiscal year 2016.

(2)

Although 27 investment funds are available for selection under our Deferred Compensation Plan, the investment selections for the 2016 fiscal year were concentrated primarily in the 10 investment funds named below. The rate of return for each such fund for the 2016 fiscal year was as follows:

Name of Fund	% Rate of Return
Vanguard Total Bond Market Index	2.61%
Fidelity Freedom K 2020	7.40%
Vanguard Institutional Index	11.93%
Fidelity Growth Company – Class K	6.12%
T. Rowe Price Blue Chip Growth	0.98%
Fidelity Low—Priced Stock – Class K	8.88%
Spartan Extended Market Index	16.07%
American Beacon Small Cap Value	26.77%
Fidelity Diversified International – Class K	-3.60%
T. Rowe Price Real Estate	6.03%

(3)

Includes (i) $1,450,000 of compensation reported for such individual in the Summary Compensation Table for 2006 (deferred non-equity incentive plan compensation) and (ii) $1,617,000 of compensation reported for such individual in the Summary Compensation Table for 2007 (deferred non-equity incentive plan compensation).

(4)

Includes (i) $394,640 of compensation reported for such individual in the Summary Compensation Table for 2009 (deferred non-equity incentive plan compensation) and (ii) $271,868 of compensation reported for such individual in the Summary Compensation Table for 2010 (deferred non-equity incentive plan compensation).

(5)

Includes (i) $339,367 of compensation reported for such individual in the Summary Compensation Table for 2007 (deferred salary and non-equity incentive plan compensation) (ii) $1,727,599 of compensation reported for such individual in the Summary Compensation Table for 2015 ($618,962 deferred salary and $1,108,637 non-equity incentive plan compensation) and (iii) $647,769 of compensation reported for such individual in the Summary Compensation Table for 2016 (deferred salary).

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH

NAMED EXECUTIVE OFFICERS

We do not have employment agreements with any of the Named Executive Officers. Although the employment of the Named Executive Officers is “at will,” they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. There are four general categories of termination:

•

Voluntary Termination/For Cause Termination: includes a voluntary termination of employment by the Named Executive Officer (other than in connection with a resignation for good reason) and a termination of the Named Executive Officer’s employment by us for cause

•

Retirement: includes a termination of employment by the Named Executive Officer after reaching applicable retirement age, other than a termination of the Named Executive Officer’s employment by us for cause

•

Involuntary Termination Without Cause: includes a termination of the Named Executive Officer’s employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or the resignation of the Named Executive Officer in connection with a significant restructuring of his or her individual job duties or a change in his or her work location of more than 50 miles

•

Change in Control Termination: includes a termination of the Named Executive Officer’s employment by us without cause, or the resignation of the Named Executive Officer for good reason, within the applicable change in control protection period following a change in control of Gilead (i.e. “double trigger”)

For purposes of determining a Named Executive Officer’s eligibility for the various severance payments and benefits available under the Severance Plan and our various equity plans, the following definitions are relevant:

A “change in control of Gilead” will be deemed to occur upon:

•

a merger, consolidation or other reorganization approved by our stockholders, unless our stockholders continue to own more than 50% of the total combined voting power of the voting securities of the successor corporation,

•	a sale of all or substantially all of our assets,

•	the acquisition by any person or related group of persons of more than 50% of the total combined voting power of our outstanding securities, or

•	a change in the majority of the members of our Board of Directors over a 12-month or shorter period by reason of one or more contested elections for Board membership

A “resignation for good reason” will be deemed to occur should a Named Executive Officer resign from his or her employment with us for any of the following reasons during the applicable change in control protection period:

•

a materially adverse change in his or her title, position or responsibilities (including reporting responsibilities) or the assignment to him or her of any duties or responsibilities which are inconsistent with his or her title, position or responsibilities,

•	a reduction in his or her annual base compensation,

•	his or her permanent relocation to any place outside a 50 mile radius of the location serving as his or her existing principal work site,

•

the failure by the new company to continue in effect any material compensation or employee benefit plan in which he or she was participating or to provide him or her with an aggregate level of compensation and benefits comparable to that in effect for him or her prior to the change, or

•	any material breach by the new company of any provision of any agreement we have with the Named Executive Officer

A Named Executive Officer’s employment will be deemed to have been terminated for “cause” if such termination occurs by reason of:

•	any act or omission in bad faith and to our detriment,

•	dishonesty, intentional misconduct, material violation of any company policy, or material breach of any agreement with us, or

•	commission of any crime involving dishonesty, breach of trust, or physical or emotional harm to any person

The following table summarizes the payments and benefits that each Named Executive Officer was eligible to receive upon his or her termination of employment under the various circumstances specified above as of December 31, 2016.

Type of Termination	Chief Executive Officer & Executive Chairman	Other Named Executive Officers
Voluntary or “For Cause” Termination	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits
Retirement(1)

•     Three-year post retirement exercise period for already vested stock options

•     Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

•     Three-year post retirement exercise period for already vested stock options

•     Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

Involuntary Termination Without “Cause”

•     Cash severance equal to 2.0 times base salary + 2.0 times average bonus for prior three fiscal years

•     Lump-sum payment to cover the estimated cost of COBRA care for 24 months

•     No acceleration of unvested stock awards

•     Cash severance equal to 1.5 times base salary + 1.0 times average bonus for prior three fiscal years

•     Lump-sum payment to cover the estimated cost of COBRA care for 18 months

•     No acceleration of unvested stock awards

Change in Control Termination (involuntary termination without ”Cause” or resignation for “Good Reason” within Change in Control Protection Period(2))

•     Cash severance equal to 3.0 times base salary + 3.0 times average bonus for prior three fiscal years

•     Lump-sum payment to cover the estimated cost of COBRA care for 36 months

•     100% acceleration of stock option and time-based restricted stock unit awards

•     Acceleration of unvested performance shares as follows:

•     100% of target number of shares accelerates if change-in-control

•     Cash severance equal to 2.5 times base salary + 2.5 times average bonus for prior three fiscal years

•     Lump-sum payment to cover the estimated cost of COBRA care for 30 months

•     100% acceleration of stock option and time-based restricted stock unit awards

•     Acceleration of unvested performance shares as follows:

•     100% of target number of shares accelerates if change-in-control

Type of Termination	Chief Executive Officer & Executive Chairman	Other Named Executive Officers

occurs within first 12 months of the applicable performance period

•     If the change in control occurs following that 12-month period, then the vesting acceleration will apply to the greater of (1) 100% of the target number of shares or (2) such greater number of shares that would be considered earned on the basis of actual performance through the end of the fiscal quarter prior to the change-in-control date occurs within first 12 months of the applicable performance period

•     If the change in control occurs following that 12-month period, then the vesting acceleration will apply to the greater of (1) 100% of target number of shares or (2) such greater number of shares that would be considered earned on the basis of actual performance through the end of the fiscal quarter prior to the change-in-control date

(1)

Retirement is defined as the termination of a Named Executive Officer’s employment with a combined age and years of service of not less than 70 years. As of December 31, 2016, Drs. Martin, Milligan and Bischofberger and Mr. Young met the retirement definition.

(2)

The change in control protection period would begin with the execution of the definitive agreement for the change in control transaction and continue for a specified period following the effective date of the change in control transaction (24 months for Drs. Milligan and Martin and 18 months for the other Named Executive Officers).

A Named Executive Officer must deliver a general release of claims against Gilead as a condition of his or her receipt of payments and benefits under the Severance Plan. The cash severance component of those arrangements will be paid in a series of equal periodic installments in accordance with our normal payroll practices over a period of years corresponding to the applicable multiple of base salary indicated above for the Named Executive Officer. However, a portion of those installments may be subject to a six-month holdback to the extent required under applicable tax laws.

The estimated severance payments and benefits for which a Named Executive Officer will become eligible if his or her employment is involuntarily terminated without cause or if his or her employment is terminated under certain prescribed circumstances within the change in control protection period are set forth in the following table. The estimated amounts assume:

•	that the covered termination of employment occurred on December 31, 2016, and

•	the value of any equity vesting is based on the closing market price of our common stock on December 31, 2016.

The table below does not include accrued wages, vacation pay, vested deferred compensation or the intrinsic value (as of December 31, 2016) of any outstanding stock options or other stock awards held by the Named Executive Officer that were vested on that date. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the Named Executive Officers should a separation from service or change in control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, our stock price, target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age and prevailing tax rates.

2016 POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION

OR CHANGE IN CONTROL TERMINATION

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Target Attainment of Performance Goals		Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Maximum Attainment of Performance Goals
John F. Milligan
Cash severance	$6,268,000	$9,402,000		$9,402,000
Stock award vesting acceleration	—	$6,247,649	(1)	$9,266,010	(2),(3)
Benefits and perquisites:
Lump sum to cover COBRA costs	$71,102	$106,653		$106,653
Outplacement services	$14,500	$14,500		$14,500
Excise tax and gross up	—	—		—

Total	$6,353,602	$15,770,802		$18,789,163

John C. Martin
Cash severance	$11,007,093	$16,510,640		$16,510,640
Stock award vesting acceleration	—	$9,598,874	(1)	$12,508,388	(2),(3)
Benefits and perquisites:
Lump sum to cover COBRA costs	$63,334	$95,001		$95,001
Outplacement services	$14,500	$14,500		$14,500
Excise tax and gross up	—	—		—

Total	$11,084,927	$26,219,015		$29,128,529

Robin L. Washington
Cash severance	$2,303,248	$4,626,870		$4,626,870
Stock award vesting acceleration	—	$3,401,894	(1)	$4,537,629	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	$53,821	$89,702		$89,702
Outplacement services	$5,250	$5,250		$5,250
Excise tax and gross up	—	—		—

Total	$2,362,319	$8,123,716		$9,259,451

Norbert W. Bischofberger
Cash severance	$2,726,500	$5,503,750		$5,503,750
Stock award vesting acceleration	—	$3,940,583	(1)	$5,388,537	(2),(3)
Benefits and perquisites:
Lump sum to cover COBRA costs	$53,326	$88,877		$88,877
Outplacement services	$5,250	$5,250		$5,250
Excise tax and gross up	—	—		—

Total	$2,785,076	$9,538,460		$10,986,414

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Target Attainment of Performance Goals		Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Maximum Attainment of Performance Goals
Kevin Young
Cash severance	$2,047,781	$3,806,953		$3,806,953
Stock award vesting acceleration	—	$2,207,006	(4)	$2,207,006	(3),(4)
Benefits and perquisites:
Lump sum to cover COBRA costs	$17,541	$29,235		$29,235
Outplacement services	$5,250	$5,250		$5,250
Excise tax and gross up	—	—		—

Total	$2,070,572	$6,048,444		$6,048,444

Gregg H. Alton
Cash severance	$2,416,850	$4,879,625		$4,879,625
Stock award vesting acceleration	—	$3,434,283	(1)	$4,676,000	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	$38,928	$64,880		$64,880
Outplacement services	$5,250	$5,250		$5,250
Excise tax and gross up	—	—		—

Total	$2,461,028	$8,384,038		$9,625,755

(1)

Amount reflects $71.61 (12/31/16 price) minus the exercise price for stock options and $71.61 (12/31/16 price) minus the purchase price for restricted shares, multiplied by the number of shares covered by each accelerating award. 2014 performance awards tied to TSR reflect payout at 0% of target. 2014 performance awards tied to revenue reflect payout = 159.67% of target (200% for tranche 1, 200% for tranche 2 and 79% for tranche 3). 2015 performance awards tied to TSR assume payout at 100% of target. 2015 performance awards tied to revenue assume only tranche 1 and tranche 2 are outstanding at time of change of control (per award agreement terms) with payout at 200% of target for tranche 1 and 79% of target for tranche 2. 2016 performance awards tied to TSR assume payout at 100% of target. 2016 performance awards tied to revenue assume only tranche 1 is outstanding at time of change of control (per award agreement terms) with payout at 79% of target.

(2)

Amount reflects $71.61 (12/31/16 price) minus the exercise price for stock options and $71.61 (12/31/16 price) minus the purchase price for restricted shares, multiplied by the number of shares covered by each accelerating award. 2014 performance awards tied to TSR assume payout at 0% of target. 2014 performance awards tied to revenue reflect payout = 159.67% of target (200% for tranche 1, 200% for tranche 2 and 79% for tranche 3). 2015 performance awards tied to TSR assume payout at 200% of target. 2015 performance awards tied to revenue assume only tranche 1 and tranche 2 are outstanding at time of change of control (per award agreement terms) with payout at 200% of target for tranche 1 and 79% of target for tranche 2. 2016 performance awards tied to TSR assume payout at 200% of target. 2016 performance awards tied to revenue assume only tranche 1 is outstanding at time of change of control (per award agreement terms) with payout at 79% of target.

(3)

Drs. Martin, Milligan and Bischofberger were retirement eligible as of December 31, 2016. Our performance share agreements provide for pro-rata vesting of any performance shares held by executives for which performance goals are attained subsequent to retirement. The market value as of December 31, 2016, based on our closing stock price of $71.61, for the pro-rata vesting of any performance shares held by Drs. Martin, Milligan and Bischofberger, assuming maximum attainment of performance goals attained subsequent to retirement, are as follows: Dr. Martin ($7,049,880), Dr. Milligan ($3,028,113) and Dr. Bischofberger ($2,560,814). Mr. Young’s 2016 stock award agreement does not provide for retirement benefits at time of change in control.

(4)	Value of Mr. Young’s 2016 performance awards reflect payout of 100% of outstanding award shares at time of change in control.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS

General

The members of our Board of Directors play a critical role in guiding our strategic direction and overseeing our management. In recent years, the evolving role and responsibilities of the Board have increased the time commitment required for, and risks associated with, board service. As a result, the demand for highly qualified and experienced individuals who are capable of serving as the directors of a large public company has also increased.

These dynamics make it imperative that we provide a competitive compensation program for our non-employee directors. Such directors are accordingly compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees, and receive a combination of annual cash retainers and equity compensation in the form of stock options and restricted stock unit awards. In addition, our non-employee directors are also reimbursed for their business-related expenses incurred in connection with attendance at Board and committee meetings and related activities. Our two employee directors, Dr. Milligan and Dr. Martin, receive no separate compensation for their service in such capacity.

Our Compensation Committee reviews our non-employee director compensation program on an annual basis with its independent advisor. Any recommended changes to the program are then presented to the independent members of the Board for their consideration and approval.

2016 Non-Employee Board Member Compensation

Our non-employee directors are compensated through annual equity awards under a pre-established grant-date fair value formula and annual cash retainers for Board and Board committee service.

Cash Payments and Equity Awards

The following table sets forth the compensation arrangements for our non-employee Board members during 2016:

2016 Non-Employee Board Member Compensation
	Cash Payment(1)	Grant-Date Value of Equity Awards(2)
		Options(4)	Restricted Stock Units(4)
All Non-Employee Board Members	$75,000 retainer	$150,000	$150,000

Lead Independent Director	$75,000(3) additional cash retainer	None	None

Audit Committee Chair	$20,000 additional cash retainer	None	None

Compensation Committee Chair	$15,000 additional cash retainer	None	None

Nominating and Scientific Chairs	$15,000 additional cash retainer	None	None

Committee Member (in addition to any Committee Chair fees)	$20,000 additional cash retainer for each committee	None	None

(1)

A non-employee director’s actual annual cash retainer will be equal to the aggregate of his or her retainer fee for Board service ($75,000) plus his or her retainers for service on one or more Board committees (e.g., if the Audit Committee Chair also serves as a member on the Compensation Committee, the total dollar amount of the cash retainer will be $135,000).

(2)

The number of shares of our common stock subject to the option portion of the annual equity award will be calculated as follows: $150,000 ÷ [(closing market price per share of our common stock on the grant date) x (Black-Scholes option-valuation percentage)], with any fractional share rounded down to the next whole share. The number of shares of our common stock subject to the restricted stock unit portion of the annual equity award will be calculated by dividing $150,000 by the closing market price per share of our common stock on the award date, with any fractional share rounded down to the next whole share.

(3)

The Lead Independent Director will receive an additional retainer of $75,000 should the Lead Independent Director not serve on any committees of the Board or $40,000 should the director serve on a committee.

(4)	The Lead Independent Director, Committee Chairs and other Committee members do not receive any additional equity awards for their Lead Independent Director or Committee service.

Deferred Compensation Plan

Our Deferred Compensation Plan allows our non-employee directors to defer all or a portion of their cash retainer each year. The deferred amount may either be immediately converted into phantom shares of our common stock or invested in a designated group of investment funds, where none results in above-market interest under disclosure rules. To the extent that a non-employee director elects to defer his or her cash retainer into phantom shares, the resulting number of phantom shares of our common stock will be determined by dividing the deferred amount by the fair market value per share of our common stock on the conversion date. The resulting number of phantom shares will be paid out in actual shares of our common stock at the end of the deferral period. If the non -employee director elects to defer his or her retainer into investment funds, then he or she may select from among the 27 investment funds available under the Deferred Compensation Plan. These investment funds are substantially the same as those available under our broad-based 401(k) employee savings plan.

A non-employee director may elect to receive his or her deferred account balance at a designated age that is no earlier than age 50 and no later than age 75, or on the date of his or her cessation of Board service or on the second or fifth anniversary of that cessation date, in a lump sum or in annual installments not to exceed 10 years. An early distribution is permitted in the event of a financial hardship. In the event of death, an account balance will be distributed in a lump sum to the director’s designated beneficiary.

Stock Ownership Guidelines

The Board of Directors maintains stock ownership guidelines to encourage our non-employee directors to retain a significant portion of their shares of our common stock. These stock ownership guidelines require our non-employee directors to hold shares of our common stock with an aggregate fair market value equal to or greater than five times their annual retainer. This guideline is to be achieved over a five-year period, measured from the date the non-employee director first joins the Board. As of December 31, 2016, all members of the Board are in compliance with their stock ownership guidelines.

Terms of Equity Awards

The stock options granted to our non-employee directors have an exercise price equal to the fair market value per share of our common stock on the date of grant (based on the closing market price for our common stock on that date as reported on the NASDAQ Global Select Market). Each option has a maximum term of 10 years, subject to earlier termination three years after the non-employee director’s cessation of Board service (with service as Director Emeritus to be treated for such purpose as continued Board service). Each option vests in successive equal quarterly increments over a one-year period measured from the date of grant. The restricted stock unit awards granted to our non-employee directors vest upon the completion of one year of Board service measured from the date of grant. Initial equity awards for new non-employee directors are prorated based on the number of days remaining in the compensation period in which they commence Board service. The shares that vest under restricted stock unit awards may, pursuant to a director’s advance election, be subject to a deferred issuance in up to five annual installments following his or her cessation of Board service.

During 2016, the stock options granted to each of our current non-employee directors covered 56,858 shares of our common stock, with an average exercise price of $83.61 per share, based on the fair market value of our common stock on the date of grant. The restricted stock unit awards granted to each of our current non-employee directors covered 13,848 shares of our common stock. The amount of dividend equivalent rights received by each of our current non-employee directors was $76,458.81.

The table below summarizes the compensation paid by us to non-employee Board members for the 2016 fiscal year:

2016 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)(6)	Option Awards(3)(6)	Total
John F. Cogan	$155,000	(4)	$149,929	$149,986	$454,915
Kelly A. Kramer	$82,247		$108,459	$108,892	$299,598
Kevin E. Lofton	$115,000		$149,929	$149,986	$414,915
John W. Madigan	$130,000		$149,929	$149,986	$429,915
Nicholas G. Moore	$135,000	(5)	$149,929	$149,986	$434,915
Richard J. Whitley	$130,000		$149,929	$149,986	$429,915
Gayle E. Wilson	$130,000		$149,929	$149,986	$429,915
Per Wold-Olsen	$135,000		$149,929	$149,986	$434,915

(1)	Represents cash retainer for serving on our Board and committees of the Board (amount for Ms. Kramer was prorated for partial year).
(2)

Represents the grant-date fair value of the restricted stock unit award for 1,787 shares (1,339 shares for Ms. Kramer as her award was prorated for partial year) granted to each Board member during the 2016 fiscal year. The applicable grant-date fair value of each award was determined in accordance with FASB ASC Topic 718 and accordingly calculated by multiplying the number of shares of our common stock subject to the award by the closing price per share of our common stock on the award date, without any adjustment for estimated forfeitures related to such service vesting. No other stock awards were made to the non-employee Board members during the 2016 fiscal year.

(3)

Represents the grant-date fair value of the stock option grant for 7,321 shares (5,611 shares for Ms. Kramer as her award was prorated for partial year) with an exercise price of $83.90 per share ($81.00 per share for Ms. Kramer) made to each Board member during the 2016 fiscal year. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718, and did not take into account any estimated forfeitures related to such service vesting. Assumptions used in the calculation of grant-date fair value are set forth in Note 14 to our Consolidated Financial Statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for such fiscal year. No other option grants were made to the non-employee Board members during the 2016 fiscal year.

(4)	Mr. Cogan elected to defer his entire retainer fee of $155,000 as a cash deferral under our Deferred Compensation Plan.
(5)

Of this amount, Mr. Moore elected to defer $67,464 of his retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by the closing price per share of our common stock on the conversion date. The resulting 795 phantom shares have a grant-date fair value of $67,464 and will be paid out in actual shares of our common stock at the end of the deferral period. Mr. Moore was also paid $36 in cash in lieu of a fractional phantom share. Mr. Moore also deferred an additional $67,500 of his fee as a cash deferral under our Deferred Compensation Plan.

(6)

The following table shows for each named individual the aggregate number of shares subject to all outstanding options, restricted stock units and phantom shares held by that individual as of December 31, 2016:

Name	Number of Shares of Common Stock Subject to all Restricted Stock Units as of December 31, 2016(a)	Number of Shares of Common Stock Subject to all Outstanding Options as of December 31, 2016	Number of Shares of Common Stock Subject to all Phantom Shares as of December 31, 2016(b)
John F. Cogan	1,787	170,690	—
Kelly A. Kramer	1,339	5,611	—
Kevin E. Lofton	5,157	97,330	19,001
John W. Madigan	1,787	155,690	—
Nicholas G. Moore	21,136	62,402	25,811
Richard J. Whitley	1,787	81,470	6,310
Gayle E. Wilson	1,787	196,540	—
Per Wold-Olsen	1,787	89,030	—

(a)

Restricted stock unit awards granted under the 2004 Plan accrue forfeitable dividend equivalents that are subject to the same vesting and other terms and conditions as the corresponding performance shares awards. Dividend equivalents are accumulated and paid in cash when the underlying shares vest.

(b)	Phantom shares accrue dividend equivalents and are paid in shares quarterly.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock by: (1) each beneficial owner of more than 5% of our common stock known to us, as of December 31, 2016; and (2) each director and nominee for director, each of the individuals named in the Summary Compensation Table on page 77 and all of our current executive officers and directors as a group, as of February 28, 2017.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Total
Blackrock, Inc.	99,293,934	(2)	7.5%
The Vanguard Group.	84,495,902	(3)	6.41%
Gregg H. Alton	567,828	(4)	*
Norbert W. Bischofberger	3,027,700	(5)	*
John F. Cogan	214,634	(6)	*
Kelly A. Kramer	2,805	(7)	*
Kevin E. Lofton	142,838	(8)	*
John W. Madigan	182,556	(9)	*
John C. Martin	7,951,186	(10)	*
John F. Milligan	2,985,654	(11)	*
Nicholas G. Moore	98,266	(12)	*
Robin L. Washington	280,445	(13)	*
Richard J. Whitley	111,084	(14)	*
Gayle E. Wilson	481,830	(15)	*
Per Wold-Olsen	178,742	(16)	*
Kevin Young	37,916	(17)	*
All current executive officers and directors as a group (15 persons)	16,904,799	(18)	1.3%

*	Less than 1% of the outstanding shares of our common stock.
(1)

This table is based upon information supplied by our directors and officers and a Schedule 13G/A filed with the SEC by a Schedule 13G/A filed with the SEC by Blackrock, Inc. (“Blackrock”), a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) and a Schedule 13G/A filed with the SEC by FMR LLC (“FMR”). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Except with respect to the percentages listed for BlackRock, Vanguard and FMR, applicable percentages are based on 1,307,202,152 shares of common stock outstanding on February 28, 2017, adjusted as required by the rules promulgated by the SEC.

(2)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on January 24, 2017 by Blackrock reporting sole power to vote or direct the vote over 87,608,705 shares, shared voting power over 13,774 shares and sole power to dispose or to direct the disposition of 99,280,160 shares. The address of Blackrock is 55 East 52nd Street, New York, New York 10022.

(3)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2017 by Vanguard reporting sole power to vote or direct the vote over 2,066,837, shared voting power over 244,982 shares, sole power to dispose or to direct the disposition of 82,203,893 shares and shared dispositive power over 2,292,009 shares. The address of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(4)	Includes 455,346 shares subject to stock options exercisable within 60 days of February 28, 2017.
(5)	Includes 702,893 shares subject to stock options exercisable within 60 days of February 28, 2017, 2,318,407 shares held in trust, and 6,400 shares held in trust by family members.
(6)	Includes 168,859 shares subject to stock options exercisable within 60 days of February 28, 2017.
(7)	Includes 2,805 shares subject to stock options exercisable within 60 days of February 28, 2017.
(8)	Includes 19,002 phantom shares and 95,499 shares subject to stock options exercisable within 60 days of February 28, 2017.
(9)	Includes 153,859 shares subject to stock options exercisable within 60 days of February 28, 2017 and 11,936 shares held in trust.
(10)	Includes 4,122,843 shares subject to stock options exercisable within 60 days of February 28, 2017 and 731,917 shares held in trust.
(11)	Includes 1,838,902 shares subject to stock options exercisable within 60 days of February 28, 2017.
(12)	Includes 25,813 phantom shares and 60,571 shares subject to stock options exercisable within 60 days of February 28, 2017.
(13)	Includes 158,898 shares subject to stock options exercisable within 60 days of February 28, 2017, and 121,547 shares held in trust.
(14)	Includes 6,310 phantom shares 79,639 shares subject to stock options exercisable within 60 days of February 28, 2017.
(15)	Includes 161,359 shares subject to stock options exercisable within 60 days of February 28, 2017, and 200,000 shares held in trust.
(16)	Includes 87,199 shares subject to stock options exercisable within 60 days of February 28, 2017.
(17)	Includes 35,035 shares subject to stock options exercisable within 60 days of February 28, 2017.
(18)

Includes 51,125 phantom shares and an aggregate of 8,639,517 shares subject to stock options exercisable by directors and current executive officers within 60 days of February 28, 2017. See notes (4) through (17) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to provide to us copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2016, our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than 10% stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. John Madigan (Chairman), Mr. Kevin Lofton, Mr. Nicholas Moore and Mr. Per Wold-Olsen. None of the members of our Compensation Committee during 2016 is currently or has been, at any time since our formation, one of our officers or employees. During 2016, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of our Compensation Committee during 2016 currently has or has had any relationship or transaction with a related person requiring disclosure pursuant to Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Indemnity Agreements

We have entered into indemnity agreements with each of our executive officers (including our named executive officers) and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the full extent permitted under Delaware law and our bylaws.

Policies and Procedures

Our Audit Committee is responsible for reviewing and approving, in advance, all related person transactions. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members and transactions include any transaction or arrangement in which the amount involved exceeds $120,000 where the company or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. The responsibility for reviewing and approving such transactions is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

To identify related person transactions, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their immediate family members have a material interest.

We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Nominating and Corporate Governance Committee determines, on an annual basis, which members of our Board meet the definition of independent director under the criteria specified by applicable laws and regulations of the SEC, the listing rules of NASDAQ and our Board Guidelines. The obligation for this determination is set forth in writing in the Nominating and Corporate Governance Committee charter. A copy of the Nominating and Corporate Governance Committee charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Ethics establishes the corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section. Our Code of Ethics requires any person who becomes aware of any departure from the standards in our Code of Ethics to report his or her knowledge promptly to a supervisor or an attorney in the legal department.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through a broker and would prefer to receive a separate Notice, please notify your broker. If you hold your shares directly and would prefer to receive a separate Notice, please submit a written request to Gilead Sciences, Inc., Attention: Investor Relations, 333 Lakeside Drive, Foster City, California 94404 or contact Broadridge Financial Solutions, Inc. at (800) 542-1061. Stockholders who currently receive multiple copies of the Notice at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the documents was delivered.

By Order of the Board of Directors,

Brett A. Pletcher
Corporate Secretary

March 27, 2017

A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, is available without charge upon written request to Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or by accessing a copy through Gilead’s website at http://www.gilead.com in the Investors section under “SEC Filings.”

APPENDIX A

GILEAD SCIENCES, INC.

2004 EQUITY INCENTIVE PLAN

1. Purpose of the Plan. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance and rewarding them for contributing toward the Company’s short- and long-term growth. This Plan was originally approved by stockholders at the 2004 Annual Stockholders Meeting and serves as the successor to the Gilead Sciences, Inc. 1991 Stock Option Plan and the Gilead Sciences, Inc. 1995 Non-Employee Directors’ Stock Option Plan. No further option grants will be made under those plans, and the remaining shares available for issuance under those plans have been transferred to this Plan and are available for issuance under this Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Applicable Acceleration Period” has (A) the meaning assigned to such term in the applicable Award Agreement or (B) if such term is not defined in the applicable Award Agreement, means (i) 24 months, in the case of the Company’s Executive Chairman or Chief Executive Officer, (ii) 18 months, in the case of an Executive Vice President or Senior Vice President of the Company, and (iii) 12 months, in the case of all other Grantees.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Phantom Share, or other right or benefit under the Plan.

(e) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company, including any amendments thereto. The Award Agreement may be in electronic form.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for one or more of the reasons set forth in the definition of “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in a merger, consolidation or other reorganization agreement approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Entity policy, or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(h) “Change in Control” means, for purposes of all Awards at the time outstanding under the Plan, a change in ownership or control of the Company effected through the consummation of any of the following transactions:

(i) a sale, transfer or other disposition of all or substantially all of the Company’s assets,

(ii) the closing of any transaction or series of related transactions (including without limitation a merger or reorganization in which the Company is the surviving entity) pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Exchange Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company, the acquisition of outstanding securities held by one or more of the Company’s existing stockholders or an acquisition, consolidation or other reorganization to which the Company is a party,

(iii) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or

(iv) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity which results in any person or entity (other than the Company or a person or entity that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) owning 50% or more of the combined voting power of all classes of stock of such surviving entity.

In no event, however, shall a Change in Control be deemed to occur upon a merger, consolidation or other reorganization effected primarily to change the State of the Company’s incorporation or to create a holding company structure pursuant to which the Company becomes a wholly-owned subsidiary of an entity whose outstanding voting securities immediately after its formation are beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to the formation of such entity.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means Gilead Sciences, Inc., a Delaware corporation.

(m) “Consultant” means any person, including an advisor, who is compensated by the Company or any Related Entity for services performed as a non-employee consultant; provided, however, that the term “Consultant” shall not include non-employee Directors serving in their capacity as Board members. The term “Consultant” shall include a member of the board of directors of a Related Entity.

(n) “Continuous Service” means the performance of services for the Company or a Related Entity (whether now existing or subsequently established) by a person in the capacity of an Employee, a Director or a Consultant, except to the extent otherwise specifically provided in the documents evidencing the Award. For purposes of the Plan, a Grantee shall be deemed to cease Continuous Service immediately upon the occurrence of either of the following events: (i) the Grantee no longer performs services in any of the foregoing capacities for the Company or any Related Entity or (ii) the entity for which the Grantee is performing such services ceases to remain a Related Entity of the Company, even though the Grantee may subsequently continue to perform services for that entity. Continuous Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Grantee shall be deemed to have terminated Employee status on the first day immediately following the expiration of such three (3)-month period, unless such Grantee is provided with the right to return to Continuous Service following such leave either by statute or by written contract. The Grantee shall not receive any Continuous Service credit, for purposes of vesting in any outstanding Award or Awards made to the Grantee, for any period such Grantee is on a leave of absence, except to the extent otherwise required by law or pursuant to the following procedure:

— A Grantee shall receive Continuous Service credit for such vesting purposes for (i) the first three months of an approved personal leave of absence and (ii) the first seven months of any bona fide leave of absence (other than an approved personal leave), but in no event beyond the expiration date of such leave of absence; provided, however, that in the event the Grantee’s Award is subject to Section 409A of the Code and payable upon his or her separation from service, then the maximum period for which such Continuous Service credit shall be given with respect to that Award shall be determined in accordance with Treasury Regulations Section 1.409A-1(h) and accordingly shall not extend beyond the date the Grantee is deemed to have a separation from service for purposes of Section 409A.

In jurisdictions requiring notice in advance of an effective termination of a Grantee’s service as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of active service to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before such individual’s termination as an Employee, Director or Consultant can be effective under Applicable Laws.

A Grantee on an approved leave of absence shall be deemed to terminate Continuous Service for purposes of his or her outstanding Awards upon the earlier of (i) the expiration date of that leave of absence, unless such Grantee returns to active Continuous Service on or before that date, or (ii) the date the Grantee’s Continuous Service actually terminates by reason of his or her voluntary or involuntary termination or by reason of his or her death or disability; provided, however, that in the event the Grantee’s Award is subject to Section 409A of the Code and payable upon his or her separation from service, then his or her Continuous Service shall, with respect to that Award, be deemed to terminate when such Grantee is deemed to have a separation from service under Treasury Regulations Section 1.409A-1(h).

(o) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(p) “Director” means a member of the Board.

(q) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to the Common Stock underlying his or her Award (other than an Option or SAR Award).

(r) “Domestic Partner” means a person who shares a household with the Grantee and otherwise meets and continues to meet all of the criteria detailed in the Gilead Sciences Affidavit of Domestic Partnership when the Domestic Partnership has been internally registered with the Company by filing with the Company an original, properly completed, notarized Gilead Sciences Affidavit of Domestic Partnership.

(s) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. Neither service as a Director nor payment of a director’s fee by the Company or a Related Entity shall be sufficient to constitute “employment” by the Company.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: For Awards made prior to May 1, 2009 (or Awards made on or after that date pursuant to commitments under outstanding offer letters or other agreements made before that date):

(i) If the Common Stock is on the date of determination listed on any established stock exchange, including without limitation the NASDAQ Global or Global Select Market, the American Stock Exchange or the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) on the last market trading day prior to the date of determination as such quotation is reported in The Wall Street Journal or such other source as the Board deems reliable; or

(ii) If the Common Stock is on the date of determination regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value per share of Common Stock shall be the mean between the high bid and high asked prices for the Common Stock on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

For Awards made on or after May 1, 2009 (other than Awards which the Company is committed to make on or after that date pursuant to outstanding offer letters or other agreements made before that date):

(iii) If the Common Stock is on the date of determination listed on any established stock exchange, including without limitation the NASDAQ Global or Global Select Market, the American Stock Exchange or the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in the Common Stock) on the date of determination (or, if no closing sales price or closing bid was quoted on that date, as applicable, on the last trading date such closing sales price or closing bid was quoted), as the applicable quoted price is reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iv) If the Common Stock is on the date of determination regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value per share of Common Stock shall be the mean between the high bid and high asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were quoted), as the applicable quoted prices are reported in The Wall Street Journal or such other source as the Board deems reliable.

For all Awards:

(v) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall, for purposes of any Award other than an Incentive Stock Option, be determined by the Board through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth in the Treasury Regulations issued under Section 409A of the Code and shall, for purposes of an Incentive Stock Option, be determined by the Board in good faith in accordance with the standards of Section 422 of the Code and the applicable Treasury Regulations thereunder.

(v) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(w) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, Domestic Partner, a trust in which such persons (or the Grantee) have more than 50% of the beneficial interest, a foundation in which such persons (or the Grantee) control the management of assets, and any other entity in which such persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(x) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Non-statutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(bb) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “Performance-Based Compensation” means compensation intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(dd) “Performance Shares” or “Performance Share Units” means an Award denominated in Shares which may be earned in whole or in part upon attainment of one or more performance criteria established by the Administrator and settled in actual Shares, except to the extent the Administrator may determine to settle such Award in whole or in part in cash.

(ee) “Performance Cash Units” means an Award denominated in U.S. dollars which may be earned in whole or in part based upon attainment of performance criteria established by the Administrator and settled for cash, except to the extent that the Administrator may determine to settle such Award in whole or in part in Shares.

(ff) “Phantom Share” means an Award denominated in Shares in which the Grantee has the right to receive an amount equal to the value of a specified number of Shares at a designated time or over a designated period and which will be payable in cash or Shares as established by the Administrator.

(gg) “Plan” means this Gilead Sciences, Inc. 2004 Equity Incentive Plan, as amended from time to time.

(hh) “Related Entity” means (i) any Parent or Subsidiary of the Company and (ii) any corporation in an unbroken chain of corporations beginning with the Company, for which the Grantee provides services as an Employee, Director or Consultant, provided each corporation in such chain owns securities representing at least twenty percent (20%) of the total outstanding voting power of the outstanding securities of another corporation or entity in such chain and there is a legitimate non-tax business purpose for making an Award to such Grantee. However, for any Award not subject to Section 409A of the Code, a Related Entity shall also include any business, corporation, partnership, limited liability company or other entity in which the Company or any Parent or Subsidiary holds a substantial ownership interest, directly or indirectly.

(ii) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration (including any cash consideration) and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(jj) “Restricted Stock Unit” means an Award in the form of a contractual right to receive Shares in one or more installments over a defined period of Continuous Service or upon the attainment of one or more performance goals established by the Administrator or in one or more deferred installments following the completion of such period of Continuous Service or the attainment of such performance goals.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto, as in effect when discretion is being exercised with respect to the Plan.

(ll) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of the Common Stock underlying such Award.

(mm) “Share” means a share of the Common Stock.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(oo) “Withholding Taxes” mean the applicable federal and state income and employment taxes required or permitted to be withheld in connection with the issuance, exercise, vesting or settlement of an Award, as determined by the Administrator.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10 below, the maximum number of Shares which may be issued in the aggregate under the Plan pursuant to all Awards made hereunder (including, without limitation, Restricted Stock, Restricted Stock Units, Performance Shares, Options, SARs, Dividend Equivalent Rights, and Phantom Shares) shall be limited to 309,188,366 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares that have been issued under an Award are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future issuance under the Plan in accordance with Section 3. If the exercise price of an Option is paid with Shares (whether tendered by the Participant or withheld by the Company), then the maximum aggregate number of Shares available under the Plan shall be reduced by the gross number of Shares for which that Option is exercised, and not by the net number of Shares actually issued by the Company upon such exercise. Upon the exercise of any SAR under the Plan, the maximum aggregate number of Shares available under the Plan shall be reduced by the gross number of Shares as to which such right is exercised, and not by the net number of Shares actually issued by the Company upon such exercise. Shares that are tendered by a Participant or withheld by the Company in satisfaction of any Withholding Taxes related to an Option or SAR shall not again be available for issuance under the Plan. Shares that are tendered by a Participant or withheld by the Company in satisfaction of any Withholding Taxes related to an Award other than an Option or SAR, or that otherwise are subject to but not actually issued under an Award other than an Option or SAR, shall not be deemed to have been issued and shall be available for future issuance under the Plan in accordance with Section 3(c)) for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan.

(c) Any Shares issued pursuant to any Awards granted on or before February 28, 2017 or pursuant to any Options or SARs granted after February 28, 2017 shall be counted against the limit set forth in Section 3(a) as one Share for every one Share issued. Any Shares issued pursuant to Awards other than Options or SARs granted after February 28, 2017 shall be counted against the limit set forth in Section 3(a) as 2.5 Shares for every one Share issued. Any Shares subject to any Awards granted on or before February 28, 2017 or any Options or SARs granted after February 28, 2017 that again become available for Awards under the Plan pursuant to this Section 3 shall be added as one Share for every one Share subject to such Awards. Any Shares subject to Awards other than Options or Stock Appreciation Rights granted after February 28, 2017 that are not deemed to be issued and again become available for future Awards under the Plan pursuant to this Section 3 shall be added as 2.5 Shares for every one Share subject to such Awards.

(d) The maximum number of Shares that may be issued pursuant to Incentive Stock Options that are granted under the Plan after December 31, 2012 shall be limited to 195,325,853 Shares.

4. Administration of the Plan.

(a) Plan Administrator:

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. With respect to the grant of an Award to a Director who is not an Employee and which is not a scheduled Award under predetermined rules established by the Board or Committee, such grant shall be made only by a Committee (or subcommittee of the Committee) which is comprised solely of two or more Non-Employee Directors, as this term is defined in Rule 16b-3, none of whom are the recipient of the Award.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers of the Company or any Parent to grant such Awards, subject to such terms and conditions as the Board may impose; provided, however, that any delegation of such authority shall in all events be subject to the limitations and restrictions of Applicable Laws, including any required limitation on the maximum of Shares for which Awards may be made by such Officer or Officers.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. For such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(b) Powers of the Administrator: Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine when and to what extent Awards are to be granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option or SAR awarded under the Plan shall be subject to stockholder approval as provided in Section 7(b), and (C) canceling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for a cash payment or another Option, SAR, Restricted Stock or other Award shall be subject to stockholder approval as provided in Section 7(b), unless the cancellation and exchange occurs in connection with a Change in Control as provided in Section 11 or pursuant to an adjustment effected in accordance with Section 10;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems necessary or appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses (including attorneys’ fees), actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine.

6. Terms and Conditions of Awards

(a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, Performance Units, Performance Shares, or Phantom Shares. An Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-statutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares for which one or more Options designated as Incentive Stock Options become first exercisable by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, the excess number of Shares shall be treated as subject to Non-statutory Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, except to the extent otherwise provided by Applicable Law, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) revenue target or revenue growth, (ii) achievement of specified milestones in the discovery, development or regulatory approval of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) cost reduction or other expense control targets, (vi) personal management objectives, (vii) stock price (including, but not limited to, growth measures), (viii) total stockholder return, (ix) earnings per share, (x) operating efficiency, (xi) operating margin, (xii) gross margin, (xiii) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xiv) net sales growth, (xv) productivity ratios, (xvi) operating income, (xvii) net operating profit, (xviii) net earnings or net income (before or after taxes), (xix) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), (xx) earnings or operating income before interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xxi) economic value added, (xxii) market share, (xxiii) customer satisfaction, (xxiv) working capital targets, (xxv) budget objectives, (xxvi) mergers, acquisitions or divestitures and (xxvii) with respect to Awards not intended to be Performance-Based Compensation under Section 162(m) of the Code, other measures of performance selected by the Administrator. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above, either in absolute terms or in relation to the performance of other entities, and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. In addition, one or more of such performance criteria may be measured in terms of percentage achievement of the budgeted amounts established for those criteria. Each applicable performance criteria may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable performance criteria may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items or any similar item or event: (A) asset impairments or write-downs; (B) litigation and governmental investigation expenses and judgments, verdicts or claim settlements; (C) the effect of changes in tax law, accounting principles or other laws, regulations or provisions affecting reported results; (D) the effect of exchange rates for non-US dollar denominated net sales or goals based on operating profit, earnings or income; (E) accruals for reorganization and restructuring programs; (F) any unusual in nature or infrequently occurring items, as determined in accordance with applicable financial accounting principles and/or as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (G) items of income, gain, loss or expense attributable to the operations of any business acquired by the Company or any Parent or Subsidiary or of any joint venture established by the Company or any Parent or Subsidiary; (H) costs and expenses incurred in connection with mergers and acquisitions; (I) items of income, gain, loss or expense attributable to one or more business operations divested by the Company or any Parent or Subsidiary or the gain or loss realized upon the sale of any such divested business or the assets thereof; or (J) the effect of any change in the outstanding shares of Common Stock effected by reason of a stock split, stock dividend, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change or any distributions to the Company’s stockholders other than regular cash dividends.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the acquisition by the Company or a Related Entity of another entity, an interest in another entity or an additional interest in a Related Entity, whether by merger, stock purchase, asset purchase or other form of transaction. The maximum number of Shares which may be issued in the aggregate under the Plan pursuant to Section 3(a) shall not be impacted by the corresponding number of such Awards issued under this Section 6(d).

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of the Shares or other consideration due upon the settlement of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Notwithstanding the foregoing, each such deferral opportunity shall be structured by the Administrator so as to comply with all applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards. The maximum number of Shares with respect to which Options may be granted to any Grantee in any calendar year shall be limited to 5,000,000 Shares. The maximum number of Shares as to which Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, SARs, Phantom Shares or Dividend Equivalent Rights may in the aggregate be granted to any Grantee in any calendar year shall be 2,000,000 Shares. For the calendar year in which occurs an Employee’s or Consultant’s (i) commencement of Continuous Service or (ii) promotion, an Employee or Consultant may be granted Options covering up to an additional 2,000,000 Shares or Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, SARs, Phantom Shares or Dividend Equivalent Rights covering up to an additional 400,000 shares in the aggregate, which shall not count against the limits set forth in the preceding sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. The maximum value of all Awards denominated in U.S. dollars (as opposed to Shares) granted in any single calendar year to any Grantee shall not exceed $10,000,000. For this purpose, the value of an Award denominated in U.S. dollars (as opposed to Shares) shall be determined on the date of grant, assuming the maximum level of performance, without regard to any conditions imposed on the Award.

An additional limitation exists with respect to cash compensation earned by and equity-based awards made to any non-employee Director, whether under this Plan or otherwise, in any single calendar year. A non-employee Director may not be paid or granted cash compensation or equity-based awards, whether in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Phantom Shares or otherwise, with an aggregate value (based on the grant date fair value of equity-based awards)

in excess of $750,000 in any calendar year. Such limitation shall apply to both continuing non-employee Directors and newly-elected or appointed non-employee Directors. For the avoidance of doubt, cash compensation shall be counted towards this limit in the year earned (regardless of whether deferred), and any interest or other earnings on such compensation shall not count towards the limit.

To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Awards are canceled, the canceled Awards shall continue to count against the maximum number of Shares with respect to which Awards may be granted to the Grantee. For such purpose, the repricing of the exercise price of an Option or SAR if such repricing is approved by the stockholders of the Company, shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

If the vesting or receipt of Shares under the Award is deferred to a later date, any amount (whether denominated in Shares or U.S. dollars) paid in addition to the original number of Shares subject to the Award (or the original dollar amount for an Award denominated in U.S. dollars) will not be treated as an increase in the number of Shares (or dollar amount) subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i) Term of Award. The term of each Award shall be the term stated in the Award Agreement; provided, however, that the term of an Award shall be no more than ten years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(j) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, such Awards shall be transferable, by gift or pursuant to a domestic relations order, to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator.

Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such later date as is determined by the Administrator.

(l) Dividends and Dividend Equivalent Rights. The Administrator may provide that any Awards granted hereunder earn dividends or Dividend Equivalent Rights; provided, however, that Dividend Equivalent Rights may not be granted in connection with any Option or SAR granted hereunder. Such dividends or Dividend Equivalent Rights shall be credited to a Grantee’s account either at the time of dividend payment or at the time of settlement of an Award, provided that as to any Dividend Equivalent Rights granted in connection with an Award granted hereunder that is subject to vesting requirements, no payment shall be made with respect to such Dividend Equivalent Right (or, in the case of a Restricted Stock or similar award where the dividend must be paid as a matter of law, the dividend payment shall be subject to forfeiture or repayment, as the case may be) unless and to the extent that the related vesting conditions of such award are satisfied. Any crediting of dividends or Dividend Equivalent Rights may be subject to such restrictions and conditions as the Administrator may establish, including reinvestment in additional Shares or Restricted Stock Units, and may be settled in cash or in Shares as determined by the Administrator.

7. Award Exercise or Purchase Price; Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be determined as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than 110% of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding section 7(a)(i)(A), the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-statutory Stock Option, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(iii) In the case of a SAR, the exercise price or the base amount on which the stock appreciation is calculated shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(iv) In the case of other Awards, the cash consideration (if any) payable for such Award or the underlying Shares shall be determined by the Administrator.

(v) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) No Authority to Reprice. Without the consent of stockholders of the Company, no Award may be repriced, replaced, regranted through cancellation, or modified (except as provided in Section 10) if the effect is to reduce the exercise or purchase price for the Shares underlying such Award. In addition, the replacement or substitution of one Award for another Award is prohibited, absent stockholder consent, to the extent it has the effect of reducing the exercise or purchase price of the underlying Shares. No Award with an exercise price per Share in excess of the then current Fair Market Value per Share may be cancelled or exchanged for a payment of cash, other Award, or other property, except in connection with a Change in Control transaction.

(c) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon the issuance, exercise, vesting or settlement of an Award, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) services rendered;

(iv) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender, attestation or withholding equal to the aggregate exercise price of the Shares as to which said Award is exercised;

(v) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide instructions (either in writing or electronically) to a Company designated brokerage firm (or, with respect to Grantees subject to Section 16 of the Securities Exchange Act, a broker reasonably satisfactory to the Company for purposes of administering such procedure in accordance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of some or all of the purchased Shares and remit to the Company on the settlement date sufficient funds to cover the aggregate exercise price payable for the purchased Shares and any applicable Withholding Taxes and (B) shall provide directives (either in writing or electronically) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm on the settlement date in order to complete the sale transaction; or

(vi) any combination of the foregoing methods of payment.

(d) Taxes. The Company’s obligation to deliver Shares upon the issuance, exercise, vesting or settlement of an Award under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements, as determined by the Administrator. The Administrator may, in its sole discretion, provide Grantees with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such Grantees may become subject in connection with the issuance, exercise, vesting or settlement of those Awards. Such right may be provided to any such holder in one or more of the following formats:

(i) Stock: The Company may withhold, from the Shares otherwise issuable upon the issuance, exercise, vesting or settlement of such Award, a portion of those Shares with an aggregate Fair Market Value equal to all or part of the Withholding Taxes.

(ii) Stock Delivery: The Grantee may deliver to the Company, at the time of the issuance, exercise, vesting or settlement of such Award, shares of Common Stock previously acquired by such individual with an aggregate Fair Market Value equal to all of part of the Withholding Taxes.

(iii) Stock Sale: The Grantee may make an immediate open-market sale of all or a portion of the Shares actually issued in connection with the issuance, exercise, vesting or settlement of such Award and have a sufficient portion of the sale proceeds applied automatically on the settlement date to the satisfaction of the applicable Withholding Taxes.

In addition, the Administrator may structure one or more Awards so that a portion of the Shares otherwise issuable under those Awards shall automatically be withheld by the Company in satisfaction of the Withholding Taxes which become applicable in connection with the issuance, exercise, vesting or settlement of those Awards.

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement. Notwithstanding any other provision of the Plan to the contrary, except with respect to a maximum of 5% of the maximum aggregate number of Shares authorized for issuance under Section 3(a), no Awards of Restricted Stock or Restricted Stock Units which vest solely on the basis of the Grantee’s Continuous Service with the Company or a Related Entity shall provide for vesting at a rate more rapid than annual pro rata vesting over a three-year period, and any Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units which provide for vesting upon the attainment of performance goals shall provide for a performance period of at least 12 months; provided, however, that such limitations shall not apply in the event of a Change in Control or to any Grantee whose Continuous Service terminates by reason of his or her death, disability, Constructive Termination, or an involuntary termination other than for Cause or any Award made after June 30, 2013 to a non-employee Board member.

(ii) An Award shall be deemed to be exercised when notice of such exercise (either in writing or electronically) has been given to the Company or its designee in accordance with the terms of the Award by the person entitled to exercise the Award. Except to the extent the broker-dealer sale and remittance procedure is to be utilized under Section 7(c)(v), full payment for the Shares with respect to which the Award is exercised shall accompany such exercise notice.

(b) Exercise of Award Following Termination of Continuous Active Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of Employee status shall convert automatically to a Non-statutory Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise, vesting or settlement of an Award unless the exercise, vesting or settlement of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws as determined by counsel for the Company.

(b) As a condition to the issuance of any Shares in connection with the exercise, vesting or settlement of an Award, the Company may require the person holding such Award to represent and warrant at the time of such issuance that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class, or should the value of the outstanding shares of Common Stock change as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable and proportional adjustments shall be made by the Administrator to the maximum number and class(es) of securities issuable under the Plan pursuant to Section 3(a), the maximum number and class(es) of securities which may be issued pursuant to Incentive Stock Options granted under the Plan pursuant to Section 3(c), and the maximum number and class(es) of securities for which Awards may be made to any person during any calendar year pursuant to the limitations set forth in Section 6(g), and the outstanding Awards will be equitably and proportionally adjusted as to the number and class(es) of securities and exercise price (or other cash consideration) payable per Share subject to such outstanding Awards, including any price required to be paid for Restricted Stock not yet outstanding at the time of the event described in this paragraph; provided, however, that the aggregate exercise price (or other cash consideration) shall remain the same. The adjustments shall be made in such manner as the Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards thereunder, and such adjustments shall be final, binding and conclusive. In the event of a Change in Control, however, the adjustments (if any) shall be made solely in accordance with the applicable provisions of Section 11.

11. Change in Control

(a) Effect of Change in Control on Awards.

(i) In the event of a Change in Control, the Board at its sole discretion may, to the extent permitted by applicable law, provide for the following treatment of outstanding Options and SARs: (x) any surviving corporation shall assume any Options or SARs outstanding under the Plan or shall substitute economically equivalent awards for the Options and SARs outstanding under the Plan, (y) the time during which such Options or SARs may be exercised shall be accelerated so that those Awards may be exercised for fully-vested Shares and those Awards shall terminate if not exercised prior to the Change in Control, or (z) such Options or SARs shall continue in full force and effect.

(ii) Any other Award outstanding under the Plan at the time of the Change in Control may be assumed by the surviving corporation, replaced with an economically-equivalent substitute award or otherwise continued in full force in effect. To the extent any such Award is not assumed, replaced with an economically-equivalent substitute award or otherwise continued in effect, that Award shall vest, and the shares of Common Stock subject to that Award shall be issued as fully-vested shares, immediately prior to the effective date of the Change in Control.

(iii) Any Award which is assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to that Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the exercise price or any other consideration payable per share thereunder, provided the aggregate exercise price or amount of such other consideration shall remain the same. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards and subject to the approval of the Administrator prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange or market.

(iv) The Administrator may structure one or more Awards so that the Shares subject to those Awards shall vest (or shall vest and become issuable) immediately prior to the effective date of a Change in

Control, whether or not those Awards are assumed, replaced with an economically-equivalent substitute award or otherwise continued in full force and effect.

(v) Awards subject to performance-vesting requirements may be structured so that upon the occurrence of a Change in Control prior to the completion of the applicable performance measurement period, the applicable performance goal or goals established for those Awards will be deemed to have been met at the level pre-specified in the Award Agreement.

(b) Acceleration of Award Upon Cessation of Continuous Service In Connection With a Change in Control. Notwithstanding any other provisions of this Plan to the contrary, if within the period beginning with the execution of the definitive agreement for a Change in Control transaction and ending with the earlier of (i) the termination of that definitive agreement without the consummation of such Change in Control or (ii) the expiration of the Applicable Acceleration Period following the consummation of such Change in Control, either (1) the Continuous Service of an Employee or a Consultant terminates due to an involuntary termination (not including death or disability) without Cause (as such term is defined below) or a voluntary termination by the Grantee due to Constructive Termination (as such term is defined below) or (2) the Continuous Service of a Director terminates, then the vesting and exercisability of all Awards held by such Grantee shall be accelerated, or any reacquisition or repurchase rights held by the Company with respect to an Award shall lapse, as follows:

•

With respect to Options and SARs held by a Grantee at the time of such termination, such Options and SARs shall become immediately exercisable as to all the underlying Shares and may be exercised for any or all of those Shares as fully-vested shares until the expiration or sooner termination date of those Awards.

•

With respect to all other Awards held by the Grantee at the time of such termination, the underlying Shares shall immediately vest at that time and shall be issued in accordance with the terms of the applicable Award Agreement, and any reacquisition or repurchase rights held by the Company with respect to any such Shares shall lapse as of the date of such termination.

(c) Definition of “Cause”. For the purposes of Section 11(b) only, “Cause” has (A) the meaning assigned to such term in the applicable Award Agreement or (B) if such term is not defined in the applicable Award Agreement, means (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that a Grantee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or a Related Entity; (ii) material breach of any agreement entered into between the Grantee and the Company or a Related Entity that impairs the Company’s or the Related Entity’s interest therein; (iii) willful misconduct, significant failure of the Grantee to perform the Grantee’s duties, or gross neglect by the Grantee of the Grantee’s duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company or a Related Entity.

(d) Definition of “Constructive Termination”. For purposes of Section 11(b) only, “Constructive Termination” has (A) the meaning assigned to such term in the applicable Award Agreement or (B) if such term is not defined in the applicable Award Agreement, means the occurrence of any of the following events or conditions: (i) (A) a change in the Grantee’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Grantee’s status, title, position or responsibilities as in effect immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable Acceleration Period after the date of a Change in Control; (B) the assignment to the Grantee of any duties or responsibilities which are inconsistent with the Grantee’s status, title, position or responsibilities as in effect immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable Acceleration Period after the Change in Control; or (C) any removal of the Grantee from or failure to reappoint or reelect the Grantee to any of the offices or positions held by the Grantee immediately prior to the execution of the definitive agreement for the

Change in Control transaction or at any time within the Applicable Acceleration Period after the date of a Change in Control, except in connection with the termination of the Grantee’s Continuous Service for Cause, as a result of the Grantee’s disability or death or by the Grantee other than as a result of Constructive Termination; (ii) a reduction in the Grantee’s annual base compensation or any failure to pay the Grantee any compensation or benefits to which the Grantee is entitled within five days of the date due; (iii) the Company’s requiring the Grantee to relocate to any place outside a 50 mile radius of the location serving as Grantee’s principal work site immediately prior to the execution of the definitive agreement for the Change in Control transaction or during the Applicable Acceleration Period after the date of a Change in Control, except for reasonably required travel on the business of the Company or a Related Entity which is not materially greater than such travel requirements in effect during the applicable measurement period determined above; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Grantee was participating at any time within the 90-day period immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any time within the Applicable Acceleration Period after the Change in Control, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Grantee, or (B) provide the Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided the Grantee under each other employee benefit plan, program and practice in which he or she was participating at any time within the 90-day period immediately prior to the execution of the definitive agreement for the Change in Control transaction or at any within the Applicable Acceleration Period after the Change in Control; (v) any material breach by the Company of any provision of an agreement between the Company and the Grantee, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within 15 days following notice by the Grantee of such breach; or (vi) the failure of the Company to obtain an agreement, satisfactory to the Grantee, from any successors and assigns to assume and agree to perform the obligations created under this Plan.

(e) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-statutory Stock Options.

12. Effective Date and Term of Plan. The Plan, as herein amended and restated, shall become effective upon its approval by the stockholders of the Company. It shall continue in effect until May 10, 2027 unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by NASDAQ Stock Market Rule 5635(c), Section 422 of the Code and regulations promulgated thereunder, or any other Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

18. Governing Law. The Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without resort to that State’s conflict-of-law provisions.

19. Section 409A Compliance. The Board reserves the right, to the extent it deems it necessary or advisable in its sole discretion, to alter or modify the Plan and any outstanding Awards under the Plan, without the consent of the Grantees, so as to ensure that all Awards and Award Agreements provided to Grantees who are subject to U.S. income taxation either qualify for an exemption from the requirements of Section 409A of the Code or are structured in a manner that complies with those requirements; provided, however, that neither the Company nor any Related Entity makes any representations that any Awards made under the Plan will in fact be exempt from the requirements of Section 409A of the Code or otherwise comply with those requirements, and each Grantee shall accordingly be solely responsible for any taxes, penalties or other amounts which may become payable with respect to his or her Awards by reason of Section 409A of the Code.

20. Deferred Issuance Date. Notwithstanding any provision to the contrary in this Plan or any outstanding Award Agreement, to the extent any Award under this Plan may be deemed to create a deferred compensation arrangement under Section 409A of the Code, then the following limitations shall apply to such Award and the applicable Award Agreement (if not otherwise expressly provided therein):

•

No shares of Common Stock or other amounts which become issuable or distributable under such Award Agreement by reason of the Grantee’s cessation of Continuous Service shall actually be issued or distributed to such Grantee until the date of his or her Separation from Service (as determined in accordance with the provisions of Section 1.409A-1(h) of the Treasury Regulations) or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs or (ii) the fifteenth day of the third calendar month following the date of such Separation from Service.

•

No shares of Common Stock or other amounts which become issuable or distributable under such Award Agreement by reason of the Grantee’s cessation of Continuous Service shall actually be issued or distributed to such Grantee prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Grantee’s Separation from Service or (ii) the date of Grantee’s death, if he or she is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations as determined by the Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of the Grantee’s Separation from Service or (if earlier) the first day of the month immediately following the date the Corporation receives proof of his or her death.

21. Clawback/Recoupment. Notwithstanding any other provisions herein to the contrary, any performance based compensation, or any other amount, paid to a Grantee pursuant to an Award, which is subject to recovery under any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or policy adopted by the Company.

GILEAD SCIENCES, INC. ATTN: INVESTOR RELATIONS 333 LAKESIDE DRIVE FOSTER CITY, CA 94404 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E24404-P87169 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY GILEAD SCIENCES, INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: For Against Abstain 1a. John F. Cogan, Ph.D. ! ! ! For Against Abstain 1b. Kelly A. Kramer ! ! ! 3. Restatement of the Gilead Sciences, Inc. 2004 Equity ! ! ! Incentive Plan. 1c. Kevin E. Lofton ! ! ! 4. Advisory Vote to Approve the Compensation of our ! ! ! Named Executive Officers. 1d. John C. Martin, Ph.D. ! ! ! The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain 1 year on the following proposal: 1e. John F. Milligan, Ph.D. ! ! ! 5. Advisory Vote as to the Frequency of Future ! ! ! ! Advisory Stockholder Votes on Executive 1f. Nicholas G. Moore Compensation. ! ! ! 1g. Richard J. Whitley, M.D. ! ! ! The Board of Directors recommends you vote AGAINST For Against Abstain the following proposals: 1h. Gayle E. Wilson ! ! ! 6. Stockholder Proposal Requesting that the Board Take ! ! ! Steps to Permit Stockholder Action by Written Consent. 1i. Per Wold-Olsen ! ! ! 7. Stockholder Proposal Requesting that the Board Adopt ! ! ! a Policy that the Chairman of the Board of Directors be 2. Ratification of the Selection of Independent Registered an Independent Director. ! ! ! Public Accounting Firm. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Supplement are available at www.proxyvote.com. GILEAD SCIENCES, INC. Annual Meeting of Stockholders May 10, 2017 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints John C. Martin and John F. Milligan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gilead Sciences, Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 10, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side